                                EARTHCARE COMPANY
                               14901 Quorum Drive
                                    Suite 200
                               Dallas, Texas 75254

                                October __, 2001


To the Stockholders of EarthCare Company:

         You are cordially invited to attend a special meeting of the stockholders of EarthCare Company to be held on November __, 2001 at our offices at 14901 Quorum Drive, Suite 200, Dallas, Texas 75254. The meeting will begin promptly at 10:00 a.m., local time.

         At the special meeting, we will ask you to approve: (1) the sale of our EarthLiquids division to US Filter Recovery Services (Mid-Atlantic), Inc., a Delaware corporation and a wholly owned subsidiary of United States Filter Corporation, and (2) an amendment to our Certificate of Incorporation to increase the number of authorized shares of EarthCare common stock.

         USFilter has agreed to purchase our EarthLiquids division for $35 million in cash, subject to adjustment, the assumption of certain liabilities and up to $5 million in contingent payments. We expect that USFilter will hold back approximately $4.9 million of the purchase price for a period which we expect will be 12 months after the closing of the sale to satisfy certain indemnification obligations, including indemnification for expenses related to compliance with environmental laws, should they arise.

         Our senior credit facility, as currently in effect, required that we sell our EarthLiquids division by September 30, 2001, and that we sell all components of our EarthAmerica division by October 31, 2001. If we are unable to sell all components of our EarthAmerica division by October 31, 2001, our senior credit facility further requires us to sell our Solid Waste division by October 31, 2001. We did not sell our EarthLiquids division by September 30, 2001. Our failure to sell our EarthLiquids division by September 30, 2001 is a default under our senior credit facility. In addition, we will not sell all components of our EarthAmerica Division by October 31, 2001, and we may not be able to sell our Solid Waste division by October 31, 2001. Our failure to sell any of these divisions by the stipulated dates will also cause us to be in default under our senior credit facility. We are in the process of negotiating a fifth amendment to our senior credit facility. We expect that this fifth amendment will extend the time by which we must complete the sale of our EarthLiquids and Solid Waste divisions to December 31, 2001 and November 15, 2001, respectively, and the time by which we must sell the remaining components of our EarthAmerica division to either November 15, 2001 or April 30, 2002, depending upon the component.

         Because the sale of our EarthLiquids division will benefit certain of our officers and directors, our board of directors has formed a special committee consisting of two independent members of our board of directors to evaluate the fairness of, and approve or disapprove, the terms and conditions of the proposed EarthLiquids sale. Based on its review, the special committee has unanimously determined that the terms of the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders. In making this determination, the special committee considered, among other things, an opinion received from Wm. H. Murphy & Co. Inc., the special committee's financial advisor, that the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to us and our stockholders. Because we have been advised that the sale of our EarthLiquids division is considered under Delaware law a sale of substantially all of our assets, stockholder approval of the transaction is required pursuant to Delaware law.

         OUR BOARD OF DIRECTORS, TAKING INTO ACCOUNT THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY DETERMINED THAT THE EARTHLIQUIDS ASSET SALE IS FAIR TO AND IN THE BEST INTERESTS OF EARTHCARE AND OUR STOCKHOLDERS AND HAS APPROVED THE EARTHLIQUIDS STOCK AND ASSET PURCHASE AGREEMENT. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO SELL THE EARTHLIQUIDS DIVISION AND FOR THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

         This proxy statement is dated October __, 2001 and is first being mailed to our stockholders on or about October __, 2001. We strongly encourage you to read this document carefully, including the section describing risk factors beginning on page 10.

         I strongly support the EarthLiquids transaction and the proposed amendment to our certificate of incorporation and join our board of directors in recommending that you vote in favor of these proposals.

                                               Sincerely,


                                               /s/ Donald F. Moorehead, Jr.
                                               ----------------------------
                                               Donald F. Moorehead, Jr.
                                               Chairman and
                                               Chief Executive Officer

                                EARTHCARE COMPANY

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER __, 2001

         A special meeting of the stockholders of EarthCare Company will be held at our offices at 14901 Quorum Drive, Suite 200, Dallas, Texas 75254 on November __, 2001 at 10:00 a.m. local time, for the following purposes:

         (1) To consider and vote upon the proposed sale of our EarthLiquids division to USFilter Recovery Systems (Mid-Atlantic), Inc., a wholly-owned subsidiary of United States Filter Corporation, pursuant to the terms of a stock and asset purchase agreement, dated as of October ___, 2001. The full text of the EarthLiquids stock and asset purchase agreement is included as Annex A to the attached proxy statement.

         (2) To consider and vote upon the proposed amendment to our Certificate of Incorporation to increase the number of shares of common stock that we have authority to issue from 70 million shares to 200 million shares. The amendment is more fully described in the attached proxy statement.

         (3) To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the meeting or any adjournment thereof.

         These proposals are more fully described in the proxy statement that accompanies this notice. You should read this document carefully.

         Only the holders of record of our common stock and preferred stock at the close of business on October __, 2001 are entitled to notice of and to vote at the special meeting and any adjournment thereof. A list of stockholders as of the close of business on October __, 2001 will be available at the special meeting for examination by any stockholder, his agent or his attorney.

                                         By Order of the Board of Directors,



                                         /s/ William W. Solomon, Jr.
                                         ---------------------------
                                         William W. Solomon, Jr.
                                         Assistant Secretary and
                                         Chief Financial Officer

Dallas, Texas
October __, 2001

                             YOUR VOTE IS IMPORTANT

ACCOMPANYING THIS NOTICE IS A PROXY CARD. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THE SPECIAL MEETING.

                                EARTHCARE COMPANY

                               ------------------

                                 PROXY STATEMENT

                               -------------------

         This proxy statement is being furnished to you in connection with the solicitation of proxies on behalf of the EarthCare Company Board of Directors to be used at a special meeting to be held on November __, 2001 at 10:00 a.m. at our corporate offices located at 14901 Quorum Drive, Suite 200, Dallas, Texas 75254 and any adjournment thereof.

         This proxy statement and the accompanying proxy card are being mailed to holders of our common stock on or about October __, 2001. Only stockholders of record as of the close of business on October __, 2001 are entitled to notice of, and to vote at, the special meeting or any adjournment thereof. On October __, 2001, we had outstanding 21,980,125 shares of common stock, par value $.0001, and 12,915,000 shares of Series A 10% Pay In Kind Dividend Convertible Preferred Stock, par value $.0001, which we sometimes refer to as "Series A preferred stock" in this proxy statement. Each common share is entitled to one vote. Each share of Series A preferred stock votes with our common stock on an "as converted" basis. Based on a conversion price of $0.30 as of October 1, 2001, the holders of the Series A preferred stock would be entitled to 43,050,000 votes. However, if the closing of the contemplated sale of our Solid Waste division on the terms of the letter of intent described in this proxy statement has occurred prior to the special meeting, there will be no shares of Series A preferred stock outstanding and only the holders of common stock will be entitled to vote on the proposals. Shares cannot be voted at the special meeting unless the holder thereof is present or represented by proxy.

         ANY STOCKHOLDER EXECUTING THE ACCOMPANYING PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. SUCH REVOCATION MAY BE MADE IN PERSON AT THE SPECIAL MEETING OR BY WRITTEN NOTIFICATION TO THE SECRETARY OF EARTHCARE. EVERY PROPERLY SIGNED PROXY WILL BE VOTED, UNLESS PREVIOUSLY REVOKED, IF THE PROXY IS RETURNED TO EARTHCARE PROPERLY EXECUTED AND IN SUFFICIENT TIME TO PERMIT THE NECESSARY EXAMINATION AND TABULATION BEFORE A VOTE IS TAKEN.

         At the special meeting, stockholders will be asked to vote on a proposal to consider and vote upon the proposed sale of our EarthLiquids division to USFilter Recovery Systems (Mid-Atlantic), Inc., a wholly-owned subsidiary of United States Filter Corporation and a proposal to amend our Certificate of Incorporation to increase the authorized number of shares of EarthCare common stock from 70 million to 200 million, and to transact such other business as may properly come before the special meeting or any adjournment thereof.

         Our address is 14901 Quorum Drive, Suite 200, Dallas, Texas 75254, our telephone number is (972) 858-6025, our fax number is (972) 858-6024 and our email address is bsolomon@earthcareus.com.

                                TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
Questions and answers about the special meeting and the proposals ............................1
Summary ......................................................................................6
Risk factors ................................................................................10
Special note regarding forward-looking statements ...........................................19
Selected historical financial data ..........................................................20
Unaudited pro forma financial data ..........................................................22
The special meeting .........................................................................32
Proposal one: the EarthLiquids sale .........................................................34
     Principal Parties to the EarthLiquids sale .............................................34
     Background of the EarthLiquids sale ....................................................34
     Use of proceeds ........................................................................43
     Recommendations of the special committee and board of directors ........................43
     Factors considered by the special committee ............................................43
     Opinion of financial advisor ...........................................................45
     Interests in the EarthLiquids sale proposal that may differ from your interests ........47
     The EarthLiquids stock and asset purchase agreement ....................................49
     Certain tax consequences of the EarthLiquids sale ......................................59
     Regulatory approvals ...................................................................59
     Dissenters' rights .....................................................................59
     Additional background ..................................................................60
Proposal two: amendment to the EarthCare Certificate of Incorporation .......................67
EarthCare Company ...........................................................................71
     Properties .............................................................................71
     Market for EarthCare common stock and related stockholder matters ......................74
     Capital stock ownership ................................................................75
     Legal proceedings ......................................................................78
     Related party transactions .............................................................78
Who can help answer your questions ..........................................................81
Where you can find more information .........................................................81
Stockholder proposals .......................................................................82
Other matters ...............................................................................82

Financial statements of EarthCare and the EarthLiquids division (including Management's
  Discussion and Analysis of Financial Condition and Results of Operations) ................F-1
EarthLiquids stock and asset purchase agreement ............................................A-1
EarthLiquids fairness opinion ..............................................................B-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

         The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the sale of our EarthLiquids division and the proposed amendment to our Certificate of Incorporation. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the stock and asset purchase agreement.

Q.       WHO IS SOLICITING MY PROXY?

A.       Our board of directors.

Q.       WHERE AND WHEN IS THE SPECIAL MEETING OF STOCKHOLDERS?

A. The special meeting of our stockholders will be held at our corporate offices located at 14901 Quorum Drive, Suite 200, Dallas, Texas 75254 at 10:00 a.m., November __, 2001.

Q.       WHAT DOES THE EARTHLIQUIDS SALE INVOLVE?

A: The sale of our EarthLiquids division involves the sale of substantially all of the assets of our EarthLiquids division, and the outstanding capital stock of one of our subsidiaries to USFilter Recovery Systems (Mid-Atlantic), Inc., a wholly owned subsidiary of United States Filter Corporation. USFilter has agreed to purchase our EarthLiquids division for $35 million in cash at closing, subject to certain adjustments, the assumption of certain liabilities and up to $5 million in contingent payments after the closing. The purchase price will be adjusted if the working capital at the closing date is less than $4.6 million. As of October 1, 2001, we estimate that the working capital adjustment will result in a decrease in the purchase price of approximately $1.1 million. We expect that USFilter will hold back approximately $4.9 million of the purchase price for a period which is expected to be 12 months after the closing of the sale to satisfy certain indemnification obligations, including indemnification for expenses related to compliance with environmental laws, should they arise. See "The EarthLiquids Stock And Asset Purchase Agreement - Purchase Price, Adjustments."

Q.       WHY SHOULD WE SELL OUR EARTHLIQUIDS BUSINESS?

A. As described in greater detail in this proxy statement, our senior lenders are requiring us to sell our EarthLiquids division to repay a portion of the amounts we owe to them. Pursuant to the terms of the fourth amendment to our senior credit facility, our senior lenders waived our lack of compliance with certain financial covenants and our failure to sell our EarthAmerica business units by certain prescribed dates. The fourth amendment required that we sell our EarthLiquids division by September 30, 2001. We did not sell our EarthLiquids division by September 30, 2001. Our failure to sell our EarthLiquids division by September 30, 2001 is a default under our senior credit facility. We are in the process of negotiating a fifth amendment to our senior credit facility. We expect that this fifth amendment will extend the time by which we must complete the sale of our EarthLiquids division to December 31, 2001. See "The EarthLiquids Sale Proposal - Factors Considered by the Special Committee."

Q. WILL ANY OF THE MONEY RECEIVED FROM THE SALE OF THE EARTHLIQUIDS DIVISION BE DISTRIBUTED TO OUR STOCKHOLDERS?

A. No. If the proposed EarthLiquids sale is consummated, we will remain a public company. We will be required to use the proceeds from the sale to pay down a portion of the amount owed under our senior credit facility.

Q.       WHAT WILL OUR BUSINESS BE FOLLOWING THE SALE OF THE EARTHLIQUIDS
         DIVISION?

A. Prior to the sale of the EarthLiquids division, we expect, as further discussed below, to have completed the sale of our Solid Waste division and the sale of our EarthAmerica South U.S. service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida. If these sales occur, following the sale of the EarthLiquids division, our business will consist of the EarthAmerica division's three Northeast service centers located in Deer Park, New York, Eagle, Pennsylvania and Vernon, New Jersey and our corporate office.

         We have entered into a non-binding letter of intent with General Waste Corporation, a newly formed company controlled by Mr. Moorehead, our chairman of the board of directors, to sell our Solid Waste division. The transaction would result in a reduction of senior debt of $5 million, and the return to EarthCare of $18.9 million in the aggregate of face value of our Series A preferred stock and principal amount of our 12% Subordinated Notes Due March 30, 2008. We sometimes refer to the 12% Subordinated Notes Due March 30, 2008 as "12% debentures." General Waste will also assume approximately $18.1 million in other indebtedness of our Earth Resource Management subsidiaries, which conduct our solid waste business, and issue to EarthCare a warrant to acquire 8% of General Waste's common stock as of the closing. This transaction, which is subject to the approval of our lenders and the negotiation of definitive agreements, does not require approval of our shareholders and is expected to close before the special meeting. See "The EarthLiquids Sale Proposal -- Additional Background -- Sale of the Solid Waste Division" and "-- Sale of EarthAmerica Division."

         We are also in the process of negotiating an agreement to sell our EarthAmerica service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, to a strategic buyer for $4.0 million, of which approximately $1.4 million will be held back for up to seven months to cover potential indemnification obligations for general claims and for working capital adjustments. We expect to close this transaction during the fourth quarter of 2001.

         Pursuant to the terms of the fourth amendment to our senior credit facility, we are required to sell all components of our EarthAmerica division prior to October 31, 2001. If we are unable to do so, the senior credit facility requires that we sell our Solid Waste division by October 31, 2001. We do not expect to sell all components of our EarthAmerica division prior to October 31, 2001.

         We are in the process of negotiating a fifth amendment to our senior credit facility. We expect that this fifth amendment will extend the time by which we must complete the sale of our EarthLiquids and Solid Waste divisions to December 31, 2001 and November 15, 2001, respectively, and the time by which we must sell the remaining components of our EarthAmerica division to either November 15, 2001 or April 30, 2002, depending upon the component.

         Prior to April 30, 2002, we intend to attempt to refinance our remaining indebtedness under our senior credit facility and retain the Northeast service center components of our EarthAmerica business. We cannot assure you that we will sell our Solid Waste division or our EarthAmerica South U.S. service centers, or that we can obtain debt or equity financing to replace our senior credit facility on satisfactory terms or at all. If we are unable to refinance our senior credit facility, we will be required to sell all remaining components of our EarthAmerica division, which would be our only remaining operating division following the sale of our EarthLiquids and Solid Waste divisions. We do not expect that the proceeds obtainable at this time from the sales of the EarthLiquids division, together with the proceeds obtainable at this time from the sale of the Solid Waste and EarthAmerica divisions, would be sufficient to retire all existing indebtedness of EarthCare and its subsidiaries. Accordingly, if we were unable to obtain debt or equity financing to replace our senior credit facility, you would likely lose all of your investment in our common stock. See "The EarthLiquids Sale Proposal -- Additional Background -- Sale of Solid Waste Division," and " -- Sale of EarthAmerica Division."

Q.       WHY WAS THE SPECIAL COMMITTEE FORMED?

A. Mr. Moorehead and Mr. Cash are each significant creditors and equity holders of EarthCare as guarantors of all or a portion of our senior credit facility, certain of our subordinated debt and certain of our performance and bid bonds, as holders, either directly or indirectly, of a portion of our 10% and 12% debentures, and as holders of our common and preferred stock. In addition, Mr. Moorehead has indirectly loaned us $3.0 million pursuant to a subordinated loan. As a result of these arrangements, if we default on the obligations under our senior credit facility, our senior lenders may foreclose on collateral pledged by Messrs. Moorehead and Cash to secure their personal guarantees and/or seek to enforce the guarantees directly. These events would also make more likely the enforcement of the guarantees of the performance and bid bonds. In addition, if we were to default on the repayment of our senior credit facility, the value of the subordinated debt and preferred equity, as well as the common stock, held by Messrs. Moorehead and Cash would decline or be extinguished. As a result of the potential conflicts of Messrs. Moorehead and Cash in evaluating a proposed transaction, our board of directors decided to form a special committee with the authority to evaluate the fairness of, and approve or disapprove, any transaction that involved an affiliate or a related party. See "The EarthLiquids Sale Proposal -- Interests in the EarthLiquids Sale Proposals That May Differ From Your Interests."

Q.       ARE WE ASKING YOU TO APPROVE THE SALE OF OUR SOLID WASTE DIVISION?

A. No. Stockholder approval is not required under Delaware law, and we contemplate closing the sale of the Solid Waste division prior to the date of the special meeting.

Q.       WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A. No. Stockholders will not have appraisal rights as a result of the sale of our EarthLiquids division or the amendment to our Certificate of Incorporation.

Q.       IS EARTHCARE RECEIVING FAIR VALUE FOR THE SALE OF ITS EARTHLIQUIDS
         DIVISION?

A. Based on a variety of factors including, but not limited to, the current financial condition and future prospects for our EarthLiquids division, a survey of possible alternatives to the transaction, and a fairness opinion delivered to a special committee of our board of directors and our full board by Wm. H. Murphy & Co. Inc., financial advisor to the special committee, the special committee and the board of directors believes that the US Filter offer to acquire our EarthLiquids division is fair to EarthCare and our stockholders. See "The EarthLiquids Sale Proposal -- Factors

         Considered by the Special Committee," "Opinion of Financial Advisor" and "Interests in the EarthLiquids Sale Proposals That May Differ From Your Interests."

Q.       WHEN DO YOU EXPECT THE SALE OF THE EARTHLIQUIDS DIVISION TO BE
         COMPLETED?

A. We expect the closing of the sale of our EarthLiquids division to occur in November 2001, following the satisfaction or waiver of all of the conditions to each party's obligations under the stock and asset purchase agreement, including:

         -    approval by our stockholders;
         -    approval by our senior lenders;
         -    approval by the holders of our 10% debentures and 12% debentures;
         -    the receipt of third-party consents; and
         - the absence of a material adverse change related to our EarthLiquids division.

Q.       WHAT IS THE REQUIRED STOCKHOLDER VOTE TO APPROVE THE PROPOSALS?

A. The affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A preferred stock, voting together, is required to approve the sale of the EarthLiquids division and the amendment to our Certificate of Incorporation. Mr. Moorehead, Raymond Cash, our former vice chairman, and certain of their affiliates, who control a majority of the voting power of our capital stock, have orally indicated they intend to vote in favor of the proposals. Accordingly, we believe that approval of the proposals is assured. If we complete the sale of our Solid Waste division before the special meeting, these votes will represent approximately 56% of the voting power of our capital stock. If we do not complete the sale of our Solid Waste division, these votes will represent approximately 83% of the voting power of our capital stock. Messrs. Moorehead and Cash, who can assure approval of the EarthLiquids transaction, have interests in this transaction that are different from our other stockholders. See "Additional Background - Sale of the Solid Waste Division" and "Interests in the EarthLiquids Sale Proposal That May Differ From Your Interests."

Q.       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote on the EarthLiquids proposal any time before your proxy is voted at the special meeting by (1) revoking your proxy by written notice stating that you would like to revoke your proxy; (2) completing and submitting a new proxy card; or (3) attending the special meeting and voting in person.

Q.       IF MY SHARES ARE HELD IN "STREET NAME," WILL MY BROKER VOTE MY SHARES?

A. Your broker will vote your shares only if you provide him or her with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct him or her to vote your shares. Otherwise, your broker will not be permitted to vote your shares.

Q.       WHOM SHOULD I CONTACT WITH QUESTIONS?

A. If you have any questions about the EarthLiquids transaction, you should contact either Donald F. Moorehead, Jr. or William W. Solomon, Jr., our chief executive officer and chief financial officer, respectively, by mail at EarthCare Company, 14901 Quorum Drive, Suite 200, Dallas, Texas 75254, by phone at (972) 858-6025, by fax at (972)
         858-6024 or by email at bsolomon@earthcareus.com.

Q.       WHAT SHOULD I DO NOW?

A. Carefully read this document and the attached annexes and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy up until the day of the special meeting and will ensure that your shares are voted if you later find you cannot attend the special meeting. IF YOU DO NOT VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED EARTHLIQUIDS TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE EARTHLIQUIDS TRANSACTION, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY AND THE OTHER AVAILABLE INFORMATION REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 81. THE EARTHLIQUIDS STOCK AND ASSET PURCHASE AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A. WE ENCOURAGE YOU TO READ THE EARTHLIQUIDS STOCK AND ASSET PURCHASE AGREEMENT IN ITS ENTIRETY BECAUSE IT IS THE MAIN LEGAL DOCUMENT THAT GOVERNS THE TERMS OF THE SALE OF THE EARTHLIQUIDS DIVISION. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 IN EVALUATING WHETHER TO VOTE IN FAVOR OF THE EARTHLIQUIDS SALE PROPOSAL AND THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION.

PRINCIPAL PARTIES TO THE EARTHLIQUIDS TRANSACTION (PAGE 34)

         EARTHCARE

         Through our subsidiaries, we are engaged in three non-hazardous waste businesses. Our EarthCare Solid Waste division provides collection, transfer and disposal of non-hazardous solid waste in Hillsborough County, Florida, the adjoining counties and Palm Beach County, Florida. Our EarthAmerica division provides non-hazardous liquid waste collection, processing, treatment, disposal, bulk transportation, pumping, plumbing and maintenance services from its operating locations in New York, New Jersey, Pennsylvania, Florida, Georgia and Texas. Our EarthLiquids division provides non-hazardous liquid waste used oil and oily wastewater recovery and treatment services in Florida, Delaware, Louisiana, Maryland, New Jersey and Pennsylvania. EarthLiquids also sells refined oil derived from used oil and oily wastewater. We are a publicly traded company whose common stock is currently traded on the OTC Bulletin Board under the symbol "ECCO.OB".

         USFILTER RECOVERY SYSTEMS (MID-ATLANTIC), INC.

         USFilter is a subsidiary of United States Filter Corporation, which is a subsidiary of Vivendi Environmental Company. Vivendi Environmental is a global provider of commercial, industrial, municipal and residential water and wastewater treatment systems, products and services, with operations in more than 100 countries and with more than 70,000 employees worldwide. USFilter provides customized water management solutions to municipalities, businesses, industries and consumers, including bottled water service for homes, water treatment technologies for manufacturers and the design, construction, operation and financing of entire water and wastewater management systems.

STRUCTURE OF THE EARTHLIQUIDS SALE TRANSACTION

         The EarthLiquids sale transaction is structured primarily as a sale of assets. We will also sell all of the outstanding capital stock of one of our subsidiaries to USFilter. We will sell substantially all the assets related to our EarthLiquids division to USFilter. The EarthLiquids business includes our non-hazardous used oil and oily wastewater collection and processing services from our operating locations in Florida, Louisiana, Maryland, Delaware, New Jersey and Pennsylvania.

         SALE PRICE

         USFilter has agreed to purchase the EarthLiquids division for total cash consideration at closing of approximately $35 million. The cash to be paid at closing is subject to post-closing adjustments based upon the net working capital of the division at closing. As of October 1, 2001, we estimate that the working capital adjustment will result in a decrease in the purchase price of approximately $1.1 million. In addition, EarthCare may receive additional contingent payments of up to $5 million to the extent that the price of used oil sold by EarthLiquids' locations in the future exceeds $0.56 per gallon. We expect that USFilter will hold back approximately $4.9 million of the purchase price for a period of time we expect to be 12 months after the closing of the sale to satisfy certain indemnification obligations, including indemnification for expenses related to compliance with environmental laws, should they arise. See "The EarthLiquids Stock and Asset Purchase Agreement - Purchase Price, Adjustments."

         COVENANT NOT TO COMPETE

         We and certain of our officers and directors have agreed, for a period of five years beginning on the closing date, not to, directly or indirectly, engage or have an interest, anywhere in the United States or any other geographic area where EarthLiquids or USFilter does business or in which their used oil or oily wastewater products or services are marketed, in any business competitive with or similar to that engaged in by EarthLiquids as of the closing date.

         INDEMNIFICATION

         We have agreed to indemnify USFilter for, among other things, any damages to USFilter arising from any breach by us of any of our representations, warranties, covenants or agreements under the stock and asset purchase agreement for a minimum of eighteen months after the closing date. USFilter will hold back approximately $4.9 million of the purchase price for 12 months after the closing of the sale to satisfy certain indemnification obligations, including indemnification for expenses related to compliance with environmental laws, should they arise. We will not, however, be required to indemnify USFilter until the aggregate adverse consequences of such breach or breaches exceed $110,000. Our potential indemnification liability is also limited by a cap in an amount equal to 70% of the purchase price, as adjusted, plus any contingent payments received under the purchase agreement. However, the $110,000 threshold and the cap will not apply to damages arising out of fraud, negligent misrepresentation or certain representations and warranties relating to authorization, authority, taxes, title to assets and real property, employee benefits, and environmental matters. See "The EarthLiquids Stock and Asset Purchase Agreement - Indemnification."

USE OF PROCEEDS (PAGE 43)

         We will use the net proceeds from the sale of our EarthLiquids division, estimated to be approximately $25.7 million, to pay down a portion of our senior credit facility, which has a balance of $49.5 million as of October 9, 2001, and certain accounts payable. After one year and subject to the resolution of any claims made by USFilter, we will use the funds received, if any, from the expected $4.9 million holdback to repay a portion of the amount owed under our senior credit facility.

INTERESTS IN THE EARTHLIQUIDS SALE PROPOSAL THAT MAY DIFFER FROM YOUR INTERESTS (PAGE 49)

         In considering the recommendations of the special committee and the board of directors with respect to the sale of our EarthLiquids division, you should be aware that some of our directors and officers have interests in the EarthLiquids sale that are different from your interests as a stockholder. Donald F. Moorehead, Jr., our chairman, and Raymond Cash, our former vice chairman, are each significant creditors and equity holders of EarthCare as guarantors of all or a portion of our senior credit facility, certain of our subordinated debt and certain of our performance and bid bonds, as holders, either directly or indirectly, of a portion of our 10% and 12% debentures, and as holders of our common and preferred stock.

         Mr. Moorehead has personally guaranteed our senior credit facility, the senior debt of our Solid Waste division, our bridge loans and all of our performance and bid bonds. As of September 30, 2001, these guarantees aggregated approximately $75 million of indebtedness and other financial obligations. In addition, he has provided approximately $17 million of collateral to our senior lenders, has provided approximately $8 million of collateral to our Solid Waste division senior lender and has provided approximately $500,000 of collateral to one of our bridge loan lenders. Raymond Cash, our former vice chairman, has personally guaranteed $20 million of our senior credit facility and has provided $9.5 million of collateral to our senior lenders.

         Mr. Moorehead holds $7 million in face value of our 10% Series A preferred stock. An affiliate of Mr. Moorehead holds $5.6 million in face value of our 10% Series A preferred stock. Mr. Moorehead and his affiliates hold $10.5 million of our 12% debentures, and an affiliate of Mr. Cash holds $7.5 million of our 12% debentures. Mr. Moorehead and his affiliates also hold approximately $5.6 million of our 10% debentures, and Mr. Cash holds approximately $2.4 million of our 10% debentures. In addition, Mr. Moorehead has indirectly loaned us $3.0 million pursuant to a subordinated loan.

         As a result of these arrangements, if we default on our obligations under the senior credit facility, our senior lenders may foreclose on collateral pledged by Messrs. Moorehead and Cash to secure their personal guarantees and/or seek to enforce the guarantees directly. These events would also make more likely the enforcement of the guarantees of the performance and bid bonds. In addition, if we were to default on our obligations under our senior credit facility, the value of the subordinated debt and preferred equity, as well as the common stock, held by Messrs. Moorehead and Cash would decline or be extinguished.

SPECIAL COMMITTEE AND BOARD RECOMMENDATIONS (PAGE 43)

         As a result of potential conflicts of interest, our board of directors formed a special committee consisting of two independent directors to evaluate the proposed sale of the EarthLiquids division and other possible strategic transactions. On October 11, 2001, the special committee unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, and recommended that our board of directors approve the EarthLiquids sale and the stock and asset purchase agreement and submit them to our stockholders for approval.

         Based in part upon the factors considered by, and the recommendation of, the special committee and the fairness opinion of Wm. H. Murphy & Co., Inc., that the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to our stockholders and us, on October 11, 2001, our board of directors unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, voted to submit them to our stockholders for approval and resolved to recommend that you vote FOR the EarthLiquids sale proposal.

FACTORS CONSIDERED BY THE SPECIAL COMMITTEE (PAGE 43)

         The special committee unanimously recommended that our board of directors approve the EarthLiquids sale and our board of directors has approved the transaction based on the following reasons.

         The special committee considered our current financial condition. Our senior credit facility, as currently in effect, required that we sell our EarthLiquids division by September 30, 2001. We did not sell our EarthLiquids division by September 30, 2001, and we are in default under our senior credit facility. We currently do not have the financial resources to repay our senior credit facility. Our senior lenders have been informed of the timing of our special meeting and the expected closing date for the sale of the EarthLiquids division. We are in the process of negotiating a fifth amendment to our senior credit facility. We expect that this fifth amendment will extend the time by which we must complete the sale of our EarthLiquids division to December 31, 2001.

         The special committee also considered the total amount of debt currently outstanding, our current strategic plans and our ability to repay our debt in the future. In addition, the special committee considered our forecasted future financial performance, including and excluding the EarthLiquids division. Finally, the special committee considered management's previous unsuccessful efforts to sell our EarthLiquids division to other prospective strategic and financial buyers. The special committee concluded that it was in the best interests of us and our stockholders to sell the EarthLiquids division and use the net proceeds from this sale to repay a portion of our senior credit facility in accordance with the terms of such agreement.

EARTHLIQUIDS FAIRNESS OPINION OF FINANCIAL ADVISOR (PAGE 45)

         In deciding whether to approve the EarthLiquids sale, the special committee considered the opinion of its financial advisor, Wm. H. Murphy & Co., Inc., that, as of the date of its opinion, and subject to and based on the consideration referred to in its opinion, the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to EarthCare and our stockholders. The full text of this opinion is attached as Annex B to this proxy statement. We urge you to read the opinion of Wm. H. Murphy & Co., Inc. in its entirety. See "The EarthLiquids Sale Proposal - Opinion of Financial Advisor."

REGULATORY APPROVALS (PAGE 59)

         EarthCare is aware of no material governmental or regulatory approvals required before the completion of the EarthLiquids transaction, other than compliance with federal and state securities laws.

TAX CONSEQUENCES (PAGE 59)

         The transaction to sell our EarthLiquids division to USFilter is structured primarily as a sale of assets. We expect to realize a tax loss of approximately $19 million on the sale of EarthLiquids. We expect that the majority of this tax loss will be capital and long-term in nature. As a result, we will be limited in our ability to benefit from the remainder of the tax loss from its remaining operations. In order to benefit from the tax loss from the EarthLiquids transaction, we will likely have to enter into a transaction that will generate a capital gain. At present, we do not expect to and have no plans to enter into such a transaction, other than the sale of our Solid Waste division. If we sell our Solid Waste division as concurrently contemplated pursuant to the terms of the letter of intent described in this proxy statement, we would expect that such sale would generate a capital gain; however, we cannot currently estimate the probability of such a sale or the amount of long-term capital gain that would result from this sale. As a result, it is more likely than not that we will not be able to benefit from the tax loss from the sale of EarthLiquids and we do not plan to recognize any benefit from this tax loss.

DISSENTERS' RIGHTS (PAGE 59)

         Delaware corporate law does not afford dissenters' or appraisal rights in connection with the sale of our EarthLiquids division or the amendment to our Certificate of Incorporation.

PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION (PAGE 67)

         Our stockholders will also vote on a proposal to approve an amendment to our Certificate of Incorporation to increase the number of shares of authorized EarthCare common stock from 70 million shares to 200 million shares. Approval of the amendment is not a condition to completion of the EarthLiquids sale.

                                  RISK FACTORS

         You should carefully consider the risks described below regarding the sale of our EarthLiquids division and our business following the sale of our EarthLiquids division, together with all the other information included in this proxy statement, before making a decision about voting on the proposals submitted for your consideration. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed. If our business is harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

         WE HAVE BEEN AND MAY CONTINUE TO BE UNABLE TO COMPLETE THE DISPOSITION OF OUR EARTHLIQUIDS, EARTHAMERICA OR SOLID WASTE DIVISIONS IN THE TIME REQUIRED UNDER OUR SENIOR CREDIT FACILITY, WHICH COULD RESULT IN THE LOSS OF YOUR COMMON STOCK INVESTMENT.

         Our senior credit facility, as currently in effect, required that we sell our EarthLiquids division by September 30, 2001 and that we sell all components of our EarthAmerica division by October 31, 2001. If we are unable to sell all components of our EarthAmerica division by October 31, 2001, our senior credit facility further requires us to sell our Solid Waste division by October 31, 2001. We did not sell our EarthLiquids division by September 30, 2001. Our failure to sell our EarthLiquids division by September 30, 2001 is a default under our senior credit facility. In addition, we will not sell all components of our EarthAmerica division by October 31, 2001, and we may not be able to sell our Solid Waste division by October 31, 2001. Our failure to sell any of these divisions by the stipulated dates will also cause us to be in default under our senior credit facility.

         A default under our senior credit agreement gives our senior lenders the right to accelerate the payment of all amounts due under our senior credit agreement. We do not have the financial resources to pay our senior lenders. We are in the process of negotiating a fifth amendment to our senior credit facility. We expect that this fifth amendment will extend the time by which we must complete the sale of our EarthLiquids and Solid Waste divisions to December 31, 2001 and November 15, 2001, respectively, and the time by which we must sell the remaining components of our EarthAmerica division to either November 15, 2001 or April 30, 2002, depending upon the component.

         We cannot be assured that our senior lenders will agree to amend our senior credit facility on satisfactory terms or at all. In addition, we may not be able to complete the sale of the EarthLiquids division on the terms described in this proxy statement or at all. While we are not aware of any matters that may prevent us from completing the sale of the EarthLiquids division, matters may arise that will prevent us from completing this transaction. These matters may include the findings from the due diligence review by USFilter.

         We are currently in negotiations with one strategic buyer for the sale of our EarthAmerica service centers in Houston and Dallas, Texas, Austell, Georgia and Orlando, Florida. While we expect to sell these components of our EarthAmerica division during the fourth quarter of 2001, we cannot provide any assurance that this transaction will be completed or that it will be completed on satisfactory terms.

         We have signed a letter of intent to sell our Solid Waste division to an affiliate of Donald F. Moorehead, Jr., our chairman, chief executive officer and majority stockholder.

         Prior to April 30, 2002, we intend to attempt to refinance our remaining indebtedness under our senior credit facility and retain the Northeast service center components of our EarthAmerica business. We cannot assure you that we will sell our Solid Waste division, or our EarthAmerica South U.S. service centers, or that we can obtain debt or equity financing to replace our senior credit facility on satisfactory terms or at all. If we are unable to refinance our senior credit facility, we will be required to sell all remaining components of our EarthAmerica division, which would be our only remaining operating division following the sale of our EarthLiquids and Solid Waste divisions. We do not expect that the proceeds obtainable at this time from the sales of the EarthLiquids division, together with the proceeds obtainable at this time from the sale of the Solid Waste and EarthAmerica divisions, would be sufficient to retire all existing indebtedness of EarthCare and its subsidiaries. Accordingly, if we were unable to obtain debt or equity financing to replace our senior credit facility, you would likely lose all of your investment in our common stock.

         IF WE DO NOT OBTAIN THE CONSENT OF THE HOLDERS OF OUR 10% AND 12% DEBENTURES, WE MAY BE UNABLE TO COMPLETE THE DISPOSITION OF OUR EARTHLIQUIDS DIVISION, AND WE WOULD BE IN DEFAULT UNDER OUR SENIOR CREDIT FACILITY.

         The sale of our EarthLiquids division may be deemed to require the consent of the holders of two-thirds of the aggregate principal amount of each of our 10% debentures and our 12% debentures. The 12% debentures are held by Mr. Moorehead, Mr. Cash and certain of their affiliates. Mr. Moorehead and Mr. Cash have orally indicated they intend to consent to the EarthLiquids sale. To obtain the consent of the holders of our 10% debentures, approximately 46% of which are held by Mr. Moorehead, Mr. Cash and their affiliates, we plan to offer full ratchet anti-dilution protection to the holders of these debentures for a period of 18 months commencing on the date of the closing of the sale of the EarthLiquids division. There can be no assurance that we will obtain the consents of the number of holders of our debentures that may be deemed to be necessary to permit the sale of our EarthLiquids division. If we do not obtain the consent of the holders of our 10% and 12% debentures, we either will be in default under our senior credit facility if we do not proceed with the sale of our EarthLiquids division or we may be deemed to be in default under our 10% and 12% debentures if we do proceed with the sale.

         WE HAVE BEEN UNABLE IN THE PAST, AND MAY BE UNABLE IN THE FUTURE, TO COMPLY WITH FINANCIAL COVENANTS AND OTHER CONDITIONS OF OUR SENIOR CREDIT FACILITY, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         We have not paid our senior lenders $800,000 in fees and approximately $155,000 in deferred interest, which amounts were due on the earlier of September 30, 2001 or when we sold our EarthLiquids division. Our senior credit facility also requires us to comply with certain financial covenants and other covenants relating to the delivery of collateral. For each of the last six quarters, we have not complied with certain of these covenants. In particular, we have not met the minimum monthly EBITDA requirements for July and August 2001. As a result of all of these matters, during 2000 and 2001, as part of each of the first, second, third and fourth amendments to our senior credit facility, we have sought and obtained waivers from our senior lenders for our lack of compliance with these covenants. We are in the process of negotiating a fifth amendment to our senior credit facility, which we expect will include new minimum monthly EBTIDA requirements of $300,000 per month, subject to adjustment following the sales of components of our EarthAmerica division. We cannot assure you that our senior lenders will agree to amend our senior credit facility on satisfactory terms or at all. In addition, we cannot provide any assurance that we will be able to meet any new monthly EBITDA or other requirements. If we are unable to meet these requirements, we will again be in default under our senior credit facility.

         Our failure to comply with our senior credit facility could allow our senior lenders to accelerate the date for repayment of all amounts incurred under our senior credit facility, which would materially and adversely affect our business and your investment in our stock.

         Following the sale of our EarthLiquids and Solid Waste divisions, and our EarthAmerica South U.S. service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, our operations will consist of our EarthAmerica division, with service centers in Eagle, Pennsylvania, Deer Park, New York and Vernon, New Jersey; and our corporate office. Under these circumstances, we expect to have approximately $16.1 million of debt outstanding under our senior credit facility with annual interest expense, payable monthly, of approximately $1.6 million. We currently pay interest monthly under our senior credit facility at the rate of prime (5.5% at October 15, 2001) plus 1.5%. In addition, additional interest of 1.5% has been deferred until the sale of our EarthLiquids division. The cash flow from the EarthAmerica division is expected to be sufficient over the remainder of 2001 and 2002 to cover interest payments on our senior credit facility and to cover our corporate costs.

         WE HAVE A HISTORY OF NET LOSSES AND MAY NOT EVER ACHIEVE PROFITABILITY.

         We have experienced operating losses since our inception, and, as of June 30, 2001, we had an accumulated deficit of approximately $108.5 million. We incurred a net loss of approximately $64.4 million on the planned sale of our discontinued EarthAmerica, EarthLiquids and Allen Tate operations, and we incurred a net loss of approximately $13.4 million from their operations during the year ended December 31, 2000. During the six months ended June 30, 2001, we incurred a loss from our discontinued operations of $1.4 million and a loss from our continuing operations of $4.6 million. We cannot provide assurance that we will actually achieve profitability.

         THE SALE OF THE SOLID WASTE DIVISION COULD BE THE SUBJECT OF LEGAL PROCEEDINGS INSTITUTED BY OUR CREDITORS TO ENJOIN THE SALE.

         Under the Uniform Fraudulent Transfer Act, which has been adopted (with minor amendments) by the State of Texas and which law, under applicable conflicts of law principles, may apply to this transaction, a transfer is fraudulent as to a creditor (1) if the debtor made the transfer with the actual intent to hinder, delay or defraud any creditor, (2) if the debtor does not receive reasonably equivalent value in exchange for the transfer, and the debtor either (a) was engaged or about to engage in a business or a transaction for which the remaining assets of the debtor were unreasonably small in relation to the business or transaction; or (b) intended to incur, or believed or reasonably should have believed that the debtor would incur debts beyond the debtor's ability to pay as they become due; or (3) if the transfer was made to an insider for an antecedent debt, the debtor was insolvent at that time, and the insider had reasonable cause to believe that the debtor was insolvent. A debtor is insolvent if the sum of the debtor's debts is greater than all of the debtor's assets at a fair valuation. A debtor who is generally not paying its debts as they come due is presumed to be insolvent.

         A creditor who believes itself harmed or potentially harmed by an alleged fraudulent transfer under the Uniform Fraudulent Transfer Act, including a transfer to an insider, may, subject to applicable principles of equity and in accordance with applicable rules of civil procedure, seek an injunction against disposition by the debtor of an asset proposed to be transferred, seek the appointment of a receiver to take charge of the asset transferred or seek other relief as the circumstances may require.

         General Waste may be an insider (as defined under Uniform Fraudulent Transfer Act) of EarthCare. No assurance can be given that a creditor of EarthCare would not file a lawsuit and ask a court to stop the sale of the Solid Waste division, or ask the judge for other relief or that any such request by a creditor, if made, would not be granted.

         WE HAVE RECENTLY CHANGED OUR OPERATING STRATEGY AND MAY BE UNABLE TO PURSUE OTHER ACQUISITIONS.

         During the third quarter of 2000, our management group and board of directors decided to focus our future management and financial resources principally on the non-hazardous solid waste industry in an effort to build a stronger company with more predictable revenue, earnings and cash flow. Due to requirements imposed by our senior lenders, we must sell our Solid Waste division, and have signed a letter of intent to sell our Solid Waste division to an affiliate of our chairman, Mr. Moorehead. In addition, we have sold or are in the process of selling our EarthLiquids division and the South U.S. components of our EarthAmerica division as required by the terms of our senior credit facility. Following these sales, we intend to attempt to refinance our remaining indebtedness under our senior credit facility and retain three Northeast service centers located in Deer Park, New York, Eagle, Pennsylvania and Vernon, New Jersey, which are components of our EarthAmerica business. If we are unable to refinance our senior credit facility, we will be required to sell all remaining components of our EarthAmerica division, which would be our only remaining operating division following the sale of our EarthLiquids and Solid Waste divisions.

         While we intend to continue looking for other acquisition opportunities, there can be no assurance that we will be able to identify satisfactory opportunities or finance those opportunities in the future. In addition, the EarthLiquids stock and asset purchase agreement will restrict our ability to compete in the used oil and oily wastewater industry for a period of five years. See "The EarthLiquids Sale Proposal -- The EarthLiquids Stock and Asset Purchase Agreement -- Covenant not to Compete."

         THE NUMBER OF OUR PRESENTLY AUTHORIZED SHARES OF COMMON STOCK IS NOT SUFFICIENT TO MEET OUR OUTSTANDING OBLIGATIONS TO ISSUE COMMON STOCK AND DOES NOT PERMIT US TO RAISE ADDITIONAL CAPITAL THROUGH THE ISSUANCE OF COMMON STOCK.

         Our articles of incorporation currently authorize the issuance of 70,000,000 shares of common stock. As of October 1, 2001, we had issued and outstanding 21,980,125 shares of common stock and 12,915,000 shares of Series A preferred stock. In addition, a total of 902,329 shares of common stock are reserved for issuance under our stock-based compensation plans. We also have a number of commitments to issue common stock in connection with our 10% debentures, 12% debentures, Series A preferred stock, bridge loans and warrants. Based on the foregoing, as of October 1, 2001, we have outstanding, or are presently obligated to issue, up to an aggregate of 90,621,301 shares of common stock, or more than 20,000,000 shares in excess of the number of shares authorized by our certificate of incorporation. An increase in our authorized capital requires an amendment to our certificate of incorporation, which must be approved by our stockholders. If the proposed amendment to our certificate of incorporation is not approved, we may be forced to default on some of our obligations to issue common stock, which could accelerate the obligations to reduce debt and result in lawsuits against EarthCare. In addition, if we do not increase the number of shares available for issuance, we will not be able to issue common stock in the future to fund our operations or future obligations.

         If the Solid Waste division is sold on the terms of the letter of intent described in this proxy statement, the number of shares of common stock outstanding, together with the obligation to issue additional shares, as of October 1, 2001 would be 47,571,301, or more than 22,000,000 less than the 70,000,000 shares of common stock authorized by our certificate or incorporation.

         AS A RESULT OF OUR CAPITAL STRUCTURE, AS IT EXISTS NOW AND AS A RESULT OF CONCESSIONS WE PLAN TO OFFER THE HOLDERS OF THE 10% DEBENTURES TO OBTAIN THEIR CONSENT TO THE SALE OF THE EARTHLIQUIDS DIVISION, YOU MAY SUFFER SUBSTANTIAL DILUTION.

         Our stockholders have experienced, and may continue to experience, substantial dilution. As of October 10, 2001, we have 21,980,125 shares of our common stock outstanding. Our authorized capital consists of 70,000,000 shares of common stock and 30,000,000 shares of preferred stock. The terms of many of our securities include anti-dilution protections that reduce the conversion or exercise price for the security upon each issuance of shares of our common stock or securities convertible into shares of our common stock at a price less than the conversion or exercise price of the protected security. The terms of other securities provide for payment in shares of common stock based on recent market prices for our stock.

         o We have issued warrants to purchase 2,430,410 shares of our common stock, at a current weighted average exercise price per share of $1.78, with either weighted average or full-ratchet anti-dilution protection.

         o We have issued 12,915,000 shares of our Series A preferred stock, with original conversion prices of $3.125 and $2.438 per share. At the current conversion price of $.30 per share, we would be obligated to issue 43,050,000 shares of our common stock upon conversion. If we issue common stock for less than $0.30 per share or we issue any convertible debt instrument or equity security with a conversion or exercise price of less than $0.30 per share, the conversion price for our Series A preferred stock will be reduced as a result of these provisions. If the conversion price were reduced to $.20 per share, we would be obligated to issue an additional 21,525,000 shares of our common stock. If the contemplated sale of our Solid Waste division closes in accordance with the terms of the letter of intent described in this proxy statement, no shares of preferred stock will be outstanding, and we will no longer have any obligation to issue common stock to the holder of our preferred stock.

         o We have issued $20,000,000 of our 12% debentures. Our 12% debentures provide for semi-annual payments of interest at 12% per year, payable in shares of our common stock at the end of March and September of each year. The number of common shares issued is determined by dividing the interest payable by the closing price of our common stock on the day the interest is paid. On September 28, 2001, we issued 3,607,164 shares of our common stock as the second interest payment on our 12% debentures at a market value per share of $0.30. If the market price of our common stock is $0.10 lower at the time of the next scheduled interest payments at the end of March and September 2002, we will be obligated to issue approximately four million additional shares above the approximately eight million shares we would issue if the market price per common share remained at the $0.30 price from the end of September 2001. If the contemplated sale of our Solid Waste division closes in accordance with the terms of the letter of intent described in this proxy statement, the amount of outstanding 12% debentures will decrease by 30.1%, or by $6.0 million in aggregate principal amount, and our obligation to issue common stock as interest payments will decrease proportionately.

         o We have issued $17,976,984 of our 10% debentures. Our 10% debentures provide for quarterly payments of interest at the rate of 10% per year. From the closing through October 2001, interest is payable in kind by issuing additional 10% debentures. From October 2001 to October 2003, interest may be paid in cash only if permitted by our senior lenders. For the last three years, interest is payable in cash. The holders of the 10% debentures may convert their debentures into shares of our common stock at a rate of $1.05 per share. Based on the balance of the 10% debentures at October 11, 2001, they would receive 17,120,937 shares of our common stock if all the holders converted their 10% debentures. To obtain the consent of the holders of our 10% debentures to the proposed sale of our EarthLiquids division described in this proxy statement, we plan to offer full ratchet anti-dilution protection to the holders of these debentures for a period of 18 months commencing on the date of the closing of the sale of the EarthLiquids division. Under these circumstances, if we issue any additional shares of our common stock at a price less than $1.05 during the applicable 18-month period, the number of shares that the holders of our 10% debentures would receive upon conversion would increase. For example, if we issued shares at $0.30 per share during the applicable 18-month period, based on the balance of the 10% debentures at September 30, 2001, the holders would receive 59,923,280 shares of our common stock if all the holders converted their 10% debentures.

         o In connection with our acquisition of a solid waste collection company in Palm Beach County, Florida and with our planned acquisition of a landfill company in Illinois, Sanders Morris Harris provided $2,500,000 in bridge financing. Pursuant to the terms of the bridge loan, we are obligated to issue 100,000 shares of our common stock to the holders of the bridge loan for each month that the bridge loan is not repaid in full. To date, we have issued 600,000 shares to the holders of the bridge loan under this obligation.

         o We have issued options to acquire 902,329 shares of common stock at weighted average exercise price of $10.15 per share. We have an additional 897,671 shares reserved for issuance under our stock option plans.

         o Our stockholders will also experience dilution if we issue common stock as consideration for acquisitions or if we conduct primary public or private offerings of our common stock.


         WE MAY NOT HAVE ENOUGH CAPITAL OR BE ABLE TO RAISE ENOUGH ADDITIONAL CAPITAL ON SATISFACTORY TERMS TO MEET OUR CAPITAL REQUIREMENTS.

         Our continued operations will require additional capital. We currently have no capacity under our existing credit facilities. As a result, we will seek to refinance remaining indebtedness and to locate additional sources of debt or equity financing. If we seek more debt financing, our interest expense will increase and we may have to agree to financial covenants that limit our operations and financial flexibility. We may not be able to issue equity securities on favorable terms or at all. If we are successful in raising more equity, we will dilute the ownership interests of our then-existing stockholders.

         WE HAVE A LIMITED OPERATING HISTORY AND AN ABSENCE OF COMBINED OPERATING HISTORY.

         We were organized in 1997 and began active operations at that time. As a result, we have very little operating history as an integrated non-hazardous liquid waste company to which investors may look to evaluate our performance. Since we began operations, we have completed twenty acquisitions. We have experienced operating losses since our inception and as of June 30, 2001, we have had an accumulated deficit of $108.5 million. We cannot assure you that we will be able to effectively manage the combined entity or to effectively implement an acquisition program or internal growth strategy.

         WE DEPEND ON THE SERVICES OF THE MEMBERS OF OUR SENIOR MANAGEMENT TEAM AND THE DEPARTURE OF ANY OF THOSE PERSONS MIGHT MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL RESULTS.

         We are dependent on the services of management and key personnel and we believe that our success will depend upon the efforts and abilities of management and such key personnel. Furthermore, we may be dependent on the management and key personnel of companies that we may acquire in the future. If any of these individuals do not continue in their position with us or if we are unable to attract and retain other skilled employees, our business, financial condition and operating results may be affected materially. The competition for qualified personnel is intense and we cannot assure you that we will be able to continue to hire and retain sufficiently qualified management and key personnel needed to operate our businesses successfully. We do not currently maintain any "key man" life insurance on any of our senior managers.

         Upon the closing of the contemplated sale of our Solid Waste division on the terms of the letter of intent described in this proxy statement General Waste will assume EarthCare's employment agreement with Harry Habets, EarthCare's President and Chief Operating Officer, will leave EarthCare to join General Waste. In addition, our Chairman, Mr. Moorehead will spend approximately 20% of his time on matters relating to General Waste.

         WE COMPETE FOR ACQUISITION CANDIDATES WITH OTHER PURCHASERS, MOST OF WHICH HAVE GREATER FINANCIAL RESOURCES THAN EARTHCARE.

         Other companies have adopted, or possibly will adopt, our strategy of acquiring and consolidating regional and local non-hazardous liquid and solid waste businesses. We expect that increased consolidation in the non-hazardous liquid and solid waste industries will increase competitive pressures. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us and may cause us to make acquisitions on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels beyond our financial capability or to levels that would adversely affect our operating results and financial condition. Our ongoing ability to make acquisitions will depend in part on the relative attractiveness of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of our common stock compared to the common stock of our competitors. If the market price of our common stock were to remain at current levels, we could find it difficult to make acquisitions on attractive terms.

         WE FACE SIGNIFICANT COMPETITION IN THE MARKETS IN WHICH WE OPERATE.

         We compete with a significant number of other non-hazardous solid and liquid waste companies. We compete primarily on the basis of proximity to collection operations, fees charged and quality of service. We also compete with other disposal sites. Future technological changes and innovations may result in a reduction in the amount of non-hazardous liquid waste generated or in alternative methods of treatment and disposal being developed. We also compete with customers who may seek to enhance or develop their own methods of disposal. We may be at a disadvantage competing against other companies that are better capitalized, have greater name recognition, have more background and experience, have greater financial, technical, marketing and other resources and skills, have better facilities or are able to provide services or products at a lower cost than us.

         We also compete with counties, municipalities and other waste districts that maintain their own waste collection and disposal operations. These operators may have financial advantages over us because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

         The highly fragmented non-hazardous liquid and solid waste industries have low barriers to entry, and we may not be able to penetrate existing markets. Even if we are successful at penetrating the markets in which we operate and implementing our new programs, we cannot be assured that new competitors will not enter the markets. If we are not able to compete effectively in the markets in which we operate, we could suffer material and adverse effects on our business and financial results.

         EXTENSIVE AND EVOLVING ENVIRONMENTAL LAWS AND REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

         Environmental laws and regulations have been enforced more and more stringently in recent years because of greater public interest in protecting the environment. These laws and regulations impose substantial costs on us and affect our business in many other ways. In addition, federal, state and local governments may change the rights they grant to and the restrictions they impose on liquid waste services companies, and some changes could have a material adverse effect on us.

         WE MAY ENCOUNTER POTENTIAL ENVIRONMENTAL LIABILITIES THAT OUR INSURANCE MAY NOT COVER.

         During the ordinary course of our operations, we have from time to time received, and expect that we may in the future receive, citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations. We generally seek to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that we will always be successful in this regard, and the failure to resolve a significant issue could result in adverse consequences to us.

         While we maintain insurance, such insurance is subject to various deductible and coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. There can be no assurance that insurance will continue to be available to us on commercially reasonable terms, that the possible types of liabilities that may be incurred by us will be covered by our insurance, that our insurance carriers will be able to meet their obligations under their policies or that the dollar amount of such liabilities will not exceed our policy limits. An uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, results of operations and financial condition.

         VARIOUS EVENTS, INCLUDING SOME BEYOND OUR CONTROL, MAY NEGATIVELY AFFECT THE VALUE OF OUR STOCK.

         The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including the issuance of shares in acquisitions, the liquidity of the market for the common stock, differences between our actual financial or operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, new statutes or regulations or changes in interpretations of existing statutes and regulations affecting our business, changes in general economic conditions or broad stock market fluctuations.

         WE MAY BE SUBJECT IN THE NORMAL COURSE OF BUSINESS TO JUDICIAL AND ADMINISTRATIVE PROCEEDINGS INVOLVING FEDERAL, STATE OR LOCAL AGENCIES OR CITIZENS' GROUPS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Governmental agencies might impose fines or penalties on us. They might also attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, or to require us to remediate potential environmental problems relating to waste that we or our predecessors collected, transported, disposed of or stored. Individuals or community groups might also bring actions against us in connection with our operations. Any adverse outcome in these proceedings could have a material adverse effect on our business and financial results and create adverse publicity about us.

         WE MAY INCUR ADDITIONAL CHARGES RELATED TO CAPITAL EXPENDITURES.

         In accordance with generally accepted accounting principles, we capitalize some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. We expense indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services as we incur those costs. We charge against earnings any unamortized capitalized expenditures and advances, net of any amount that we estimate we will recover, through sale or otherwise that relate to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that we do not expect to complete. Therefore, we might incur charges against earnings in future periods that could materially and adversely affect our business and financial results.

         OUR STOCKHOLDERS MAY NOT APPROVE THE PROPOSALS.

         We have received oral indications from Mr. Moorehead, our chairman, chief executive officer and majority stockholder, Mr. Cash, our former vice chairman, and certain affiliates of Mr. Moorehead, that they intend to vote their shares in favor of the proposals. These stockholders represent approximately 83% of the current voting power. If the closing of the sale of the Solid Waste division on the terms of the Letter of Intent described in this proxy statement occurs prior to the special meeting, these stockholders will represent approximately 60% of the voting power. We do not have binding agreement from Mr. Moorehead, Mr. Cash or their affiliates to vote in favor of the proposals, and we cannot assure you that they will vote in favor of the proposals. If Moorehead, Mr. Cash and their affiliates fail to vote in favor of the proposals, we will be unable to complete the EarthLiquids sale in accordance with the requirement imposed by our senior lenders or increase the authorized capital stock of our company.

         PROVISIONS IN OUR CHARTER AND BYLAWS MAY DETER CHANGES IN CONTROL THAT COULD BENEFIT OUR STOCKHOLDERS.

         Certain provisions of Delaware law and certain provisions of our certificate of incorporation and bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third-party to acquire, or could discourage a third-party from attempting to acquire, control of EarthCare. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our certificate and bylaws impose various procedural and other requirements, including a staggered board of directors, removal of directors only for cause and the issuance of preferred stock as described below, that could make it more difficult for stockholders to effect certain corporate actions. The certificate gives our board of directors the authority to issue up to 30 million shares of preferred stock and to determine the price, rights, preferences and restrictions, including the voting rights of such shares, without any further vote or action by our stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued in the future. We may issue preferred stock in the future as part of our efforts to raise equity capital. The "business combinations" statute under Delaware law may restrict certain business combinations by interested stockholders. We have entered into employment agreements with our executive officers that contain change in control provisions. The change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment in such event and receive payments for 24 months to 60 months after termination pursuant to their respective agreements.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement contains forward-looking statements, which reflect our current views with respect to future events, which may impact our results of operations and financial condition. In this proxy statement, the words "anticipates," "believes," "expects," "intends," "future," "may," "will," "should," "plans," "estimates," "potential" or "continue," or the negative of these terms, or other similar expressions, identify forward-looking statements. These forward-looking statements are only predictions and are subject to risks and uncertainties and other factors, including those set forth above under the caption "Risks Factors" and elsewhere in this proxy statement, which could cause actual future results to differ materially from historical results, or those described in the forward-looking statements. The forward-looking statements contained in this proxy statement should be considered in light of these factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we have no intention or obligation to update publicly any forward-looking statements after we distribute this proxy statement, whether as a result of new information, further events or otherwise.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data is derived from EarthCare Company's financial statements for the years ended December 31, 2000, 1999 and 1998 as included in its Annual Report on Form 10-K/A for the year ended December 31, 2000. The historical data for 1997 from the date of inception to December 31, 1997 and for the predecessor periods in 1997 and 1996 is derived from EarthCare's Annual Report on Form 10-K for the year ended December 31, 1998, except that such historical data has been restated to reflect the effects of EarthCare's discontinued operations. The historical data for the six-month periods ended June 30, 2001 and 2000 has been derived from EarthCare's quarterly report on Form 10-Q for the quarterly reporting period ended June 30, 2001. The financial data should be read in conjunction with our historical financial statements for the three and the six-month periods ended June 30, 2001 and for each of the years in the three year period ended December 31, 2000, including the notes related thereto, and Management's Discussion and Analysis, included elsewhere in this proxy statement.

                                                                                  At December 31,
                                            At June 30,     ----------------------------------------------------------------------
                                               2001              2000            1999          1998           1997         1996
                                           -------------    -------------    ------------   -----------   -----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)                $ (24,657,724)   $ (19,477,413)   $  2,426,363   $   938,120   $(1,153,561)  $ (130,188)
  Intangibles, net                             7,526,099        7,311,210              --            --            --           --
  Net assets of discontinued
     operations (1)                           53,131,523       56,801,400      66,783,661    28,337,691       812,453    1,102,047
  Total assets                                91,260,196       88,605,366      70,692,008    33,290,279     1,584,712      971,859
  Long-term debt, including
     current portion (2)                     107,199,471      102,143,019      47,448,606     9,327,940       303,955      539,849
  Retained earnings (accumulated deficit)   (108,540,508)    (102,424,185)    (18,046,801)   (1,687,442)     (258,352)     270,441
  Total shareholders' equity (deficit)       (44,237,162)     (42,409,571)     19,615,724    19,016,070       812,453      270,941


(1) Included in working capital (deficit) above.

(2) Current portion of long-term debt at June 30, 2001 and December 31, 2000 is included in working capital (deficit) above.

                                                                                                EarthCare
                                                         -------------------------------------------------------------


                                                           Six months ended June 30,        Year ended December 31,
                                                         ----------------------------    -----------------------------
                                                             2001            2000            2000            1999
                                                         ------------    ------------    ------------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

CONTINUING OPERATIONS:
Revenues                                                 $ 11,773,192    $    560,000    $    702,477    $         --
                                                         ------------    ------------    ------------    ------------

Operating expenses:
     Cost of operations                                     7,855,544              --              --              --
     General and administrative expense                     3,757,090       5,438,777       5,791,546       5,422,364
     Depreciation and amortization                          1,016,018          53,046         154,872         146,556
                                                         ------------    ------------    ------------    ------------
         Total operating expenses                          12,628,652       5,491,823       5,946,418       5,568,920
                                                         ------------    ------------    ------------    ------------

Operating loss                                               (855,460)     (4,931,823)     (5,243,941)     (5,568,920)

     Interest expense                                       3,789,080         519,250       1,415,313         235,832
     Other                                                         --              --        (101,221)        (40,619)
                                                         ------------    ------------    ------------    ------------

Loss before income tax provision (benefit)                 (4,644,540)     (5,451,073)     (6,558,033)     (5,764,133)

Income tax provision (benefit)                                     --              --              --              --
                                                         ------------    ------------    ------------    ------------

Loss from continuing operations                            (4,644,540)     (5,451,073)     (6,558,033)     (5,764,133)

DISCONTINUED OPERATIONS:
     Income (loss) from discontinued operations
         EarthAmerica                                      (1,814,039)     (1,155,176)    (11,627,417)     (9,859,742)
         EarthLiquids                                         422,719       1,030,971         503,023        (344,182)
         Allen Tate                                                --        (850,201)     (2,239,454)       (478,119)
                                                         ------------    ------------    ------------    ------------
            Income (loss) from discontinued operations     (1,391,320)       (974,406)    (13,363,848)    (10,682,043)

     Loss from sale of discontinued operations
         EarthAmerica                                              --              --     (32,043,044)             --
         EarthLiquids                                              --              --     (28,380,660)             --
         Allen Tate                                                --              --      (4,021,018)             --
                                                         ------------    ------------    ------------    ------------
            Loss from sale of discontinued operations              --              --     (64,444,722)             --
                                                         ------------    ------------    ------------    ------------

     Net income (loss) from discontinued operations        (1,391,320)       (974,406)    (77,808,570)    (10,682,043)
                                                         ------------    ------------    ------------    ------------

Income (loss) before extraordinary items                   (6,035,860)     (6,425,479)    (84,366,603)    (16,446,176)

Extraordinary gain on early retirement of debt                     --              --              --          86,817
                                                         ------------    ------------    ------------    ------------

Net loss                                                   (6,035,860)     (6,425,479)    (84,366,603)    (16,359,359)
Dividends and accretion of discount on 10% preferred          (80,463)             --         (62,632)             --
                                                         ------------    ------------    ------------    ------------

Net loss available to common stockholders                $ (6,116,323)   $ (6,425,479)   $(84,429,235)   $(16,359,359)
                                                         ============    ============    ============    ============

Net loss per share - basic and diluted:
     Continuing operations                               $      (0.30)   $      (0.45)   $      (0.50)   $      (0.56)
     Discontinued operations                                    (0.09)          (0.08)          (5.94)          (1.03)
                                                         ------------    ------------    ------------    ------------

         Net loss                                        $      (0.39)   $      (0.53)   $      (6.44)   $      (1.59)
                                                         ============    ============    ============    ============

Weighted average number of common shares                   15,834,778      12,098,619      13,101,022      10,321,164


                                                                    EarthCare                     Predecessor
                                                         ------------------------------  ---------------------------
                                                                         Period from     Period from
                                                          Year ended      inception       January 1
                                                         December 31,  (March 19, 1997)       to        Year ended
                                                         ------------   to December 31,  December 31,   December 31,
                                                            1998              1997           1997            1996
                                                         ------------    ------------    ------------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

CONTINUING OPERATIONS:
Revenues                                                 $         --    $         --    $         --   $         --
                                                         ------------    ------------    ------------   ------------

Operating expenses:
     Cost of operations                                            --              --              --             --
     General and administrative expense                     2,899,820              --              --             --
     Depreciation and amortization                            103,624              --              --             --
                                                         ------------    ------------    ------------   ------------
         Total operating expenses                           3,003,444              --              --             --
                                                         ------------    ------------    ------------   ------------

Operating loss                                             (3,003,444)             --              --             --

     Interest expense                                          94,523              --              --             --
     Other                                                         --              --              --             --
                                                         ------------    ------------    ------------   ------------

Loss before income tax provision (benefit)                 (3,097,967)             --              --             --

Income tax provision (benefit)                               (823,002)             --              --             --
                                                         ------------    ------------    ------------   ------------

Loss from continuing operations                            (2,274,965)             --              --             --

DISCONTINUED OPERATIONS:
     Income (loss) from discontinued operations
         EarthAmerica                                         845,875        (258,352)          2,320         58,634
         EarthLiquids                                              --              --              --             --
         Allen Tate                                                --              --              --             --
                                                         ------------    ------------    ------------   ------------
            Income (loss) from discontinued operations        845,875        (258,352)          2,320         58,634

     Loss from sale of discontinued operations
         EarthAmerica                                              --              --              --             --
         EarthLiquids                                              --              --              --             --
         Allen Tate                                                --              --              --             --
                                                         ------------    ------------    ------------   ------------
            Loss from sale of discontinued operations              --              --              --             --
                                                         ------------    ------------    ------------   ------------

     Net income (loss) from discontinued operations           845,875        (258,352)          2,320         58,634
                                                         ------------    ------------    ------------   ------------

Income (loss) before extraordinary items                   (1,429,090)       (258,352)          2,320         58,634

Extraordinary gain on early retirement of debt                     --              --              --             --
                                                         ------------    ------------    ------------   ------------

Net loss                                                   (1,429,090)       (258,352)          2,320         58,634
Dividends and accretion of discount on 10% preferred               --              --              --             --
                                                         ------------    ------------    ------------   ------------

Net loss available to common stockholders                $ (1,429,090)   $   (258,352)   $      2,320   $     58,634
                                                         ============    ============    ============   ============

Net loss per share - basic and diluted:
     Continuing operations                               $      (0.27)   $         --             N/A            N/A
     Discontinued operations                                     0.10           (0.13)            N/A            N/A
                                                         ------------    ------------    ------------   ------------

         Net loss                                        $      (0.17)   $      (0.13)            N/A            N/A
                                                         ============    ============    ============   ============

Weighted average number of common shares                    8,427,407       1,940,536             N/A            N/A

                       UNAUDITED PRO FORMA FINANCIAL DATA

         We are presenting the following unaudited pro forma balance sheet financial data in order to reflect the following information:

    o our historical balance sheet as of June 30, 2001, as derived from our quarterly report on Form 10-Q for the quarterly reporting period ended June 30, 2001,

    o the effect of converting from a discontinued operations presentation for our EarthAmerica and EarthLiquids divisions to a continuing operations presentation, in order to provide a better presentation of the assets sold and to be sold and liabilities assumed and to be assumed,

    o a pro forma balance sheet as of June 30, 2001, assuming that all of our operations were continuing operations,

    o the effect of selling the following lines of business to strategic buyers:

             o    Plumbing and industrial pumping lines of business in Georgia,

             o    Septic services line of business in Orlando, Florida, and

             o    Portable toilet services line of business in Vernon, New
                  Jersey,

    o the effect of selling our EarthAmerica service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, to a strategic buyer,

    o the effect of selling our Solid Waste division to General Waste Corporation, and

    o a pro forma balance sheet as of June 30, 2001, assuming that these transactions have taken place.

         We are also presenting a second schedule with unaudited pro forma balance sheet data in order to reflect the following information:

    o a starting pro forma balance sheet as of June 30, 2001, as described above,

    o    the effect of selling our EarthLiquids division to USFilter,

    o a pro forma balance sheet as of June 30, 2001 after the sale of our EarthLiquids division and the other transactions described above.

         We are presenting the following unaudited pro forma operating results financial data in order to reflect the following information:

    o our historical statements of operating results for the six months ended June 30, 2001, as derived from our quarterly report on Form 10-Q for the quarterly reporting period ended June 30, 2001, and for the year ended December 31, 2000, as derived from our Annual Report on Form 10-K/A for the year ended December 31, 2000,

    o the effect of converting from a discontinued operations presentation for our EarthAmerica and EarthLiquids divisions to a continuing operations presentation, in order to provide a better presentation of the changes in the operating results as a result of the transactions described below,

    o pro forma statements of operating results for the six months ended June 30, 2001 and the year ended December 31, 2000, assuming that all of our operations were continuing operations,

    o the effect of selling the following EarthAmerica lines of business to strategic buyers:

             o    Pompano, Florida service center,

             o    Plumbing and industrial pumping lines of business in Georgia,

             o    Septic services line of business in Orlando, Florida, and

             o    Portable toilet services line of business in Vernon, New
                  Jersey,

    o the effect of selling our EarthAmerica service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, to a strategic buyer,

    o the effect of selling our Solid Waste division to General Waste Corporation, and

    o pro forma statements of operating results for the six months ended June 30, 2001 and the year ended December 31, 2000, assuming that these transactions have take place.

         We are also presenting a schedule with unaudited pro forma operating results data in order to reflect the following information:

    o starting pro forma statements of operating results for the six months ended June 30, 2001 and the year ended December 31, 2000, as described above,

    o    the effect of selling our EarthLiquids division to USFilter,

    o pro forma statements of operating results for the six months ended June 30, 2001 and the year ended December 31, 2000 after the sale of our EarthLiquids division and the other transactions described above.

         The adjustments that are presented are described more fully after the pro forma financial data. These adjustments are directly related to the transactions described above, based on completed transactions or based on transactions that are expected to be completed. We have not included any adjustments for future changes to our remaining operations nor have we reflected any cost reductions in the pro forma financial information for future plans. While the adjustments to change from discontinued operations presentation to a continuing operations presentation are not required, we believe that these adjustments provide the reader with a better basis upon which to review and understand the transactions involved.

         The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable. The pro forma financial information is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated. The pro forma financial information is also not necessarily indicative of results that may be obtained in the future.

         You should read this financial information in conjunction with our historical financial statements for the three and the six-month periods ended June 30, 2001 and 2000 and for each of the years in the three year period ended December 31, 2000, including the notes related thereto, as presented separately in this proxy.

                                EARTHCARE COMPANY
                          PRO FORMA BALANCE SHEET DATA
                               AS OF JUNE 30, 2001
                                   (Unaudited)

                                                                                      Pro forma adjustments
                                                      ------------------------------------------------------------------------
                                                                                             Sales of septic
                                                                                            line of business
                                                                                               in Orlando,
                                                         Conversion of                          Georgia
                                                       presentation from                        plumbing       Sale of Earth
                                                        discontinued to    June 30, 2001      business, and       America
                                        June 30, 2001     continuing      Historical - as    portable toilet   Southern U.S.
                                         Historical       operations          adjusted          business      service centers
                                        ------------   -----------------  ---------------   ----------------  ---------------
                                                                             ASSETS

Current assets:
    Cash                                $  1,815,235     $         --     $   1,815,235       $  1,725,000  C   $  2,637,000  J
                                                                   --                           (1,725,000) F     (2,637,000) M
                                                                   --
    Accounts receivable, net               2,878,725       10,677,739  A     13,556,464           (476,287) E     (1,032,500) L
                                                                                                                   1,363,000  K
    Prepaid expenses and other
      current assets                       1,623,567        2,484,362  A      4,107,929            (40,654) E       (487,396) L
    Net assets of discontinued
      operations                          53,131,523      (53,131,523) A             --
                                        ------------     ------------     -------------       ------------      ------------
       Total current assets               59,449,050      (39,969,422)       19,479,628           (516,941)         (156,896)

Property, plant and equipment, net        17,525,110       51,150,487  A     65,900,297         (2,528,302) E     (1,348,947) L
                                                           (2,775,300) B
Intangible assets, net                     7,526,099       55,578,764  A      7,526,099                 --                --
                                                          (55,578,764) B
Other long-term assets                     6,759,937          208,880  A      6,968,817            925,000  D        (16,358) L
                                                                   --                              (40,000) G        (62,000) G
                                        ------------     ------------     -------------       ------------      ------------

         Total assets                   $ 91,260,196     $  8,614,645     $  99,874,841       $ (2,160,243)     $ (1,584,201)
                                        ============     ============     =============       ============      ============


                                                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                    $  3,707,993     $  5,580,446  A  $   9,288,439       $   (106,279) E   $ (1,048,197) L
                                                                   --
    Accrued liabilities                   13,709,253       61,388,263  A     16,743,452            (44,505) E       (869,190) L
                                                          (58,354,064) B                                            (615,000) M

    Current portion of long-term debt     66,689,528               --        66,689,528         (1,725,000) F     (2,022,000) M
                                                                   --
                                        ------------     ------------     -------------       ------------      ------------
       Total current liabilities          84,106,774        8,614,645        92,721,419         (1,875,784)       (4,554,387)

Long-term debt                            40,509,943               --        40,509,943                 --
                                                                   --

Commitments and contingencies

Mandatorily redeemable
    convertible preferred stock           10,880,641               --        10,880,641                 --                --

Stockholders' equity (deficit):
    Preferred stock                               --               --                --                 --                --
    Common stock                               1,806               --             1,806                 --                --
    Additional paid-in capital            64,301,540               --        64,301,540                 --                --
    Accumulated deficit                 (108,540,508)              --      (108,540,508)           (40,000) G        (62,000)  G
                                                                                                  (244,459) H      3,032,186   H
                                        ------------     ------------     -------------       ------------      ------------
       Total stockholders' equity
         (deficit)                       (44,237,162)              --       (44,237,162)          (284,459)        2,970,186
                                        ------------     ------------     -------------       ------------      ------------
       Total liabilities and
         stockholders' equity (deficit) $ 91,260,196     $  8,614,645     $  99,874,841       $ (2,160,243)     $ (1,584,201)
                                        ============     ============     =============       ============      ============
                                          Pro forma
                                         adjustments
                                        --------------

                                                          June 30, 2001 Pro
                                                           Forma - before
                                                             sale of
                                        Sale of Solid       EarthLiquids
                                        Waste division        division
                                        --------------    -----------------
                                     ASSETS
Current assets:
    Cash                                $   5,000,000  N     $    485,373
                                           (5,000,000) P
                                           (1,329,862) O
    Accounts receivable, net               (2,741,860) O       10,668,817

    Prepaid expenses and other
      current assets                         (367,684) O        3,212,195
    Net assets of discontinued
      operations                                   --                  --
                                        -------------        ------------
       Total current assets                (4,439,406)         14,366,385

Property, plant and equipment, net        (18,104,616) O       43,918,432

Intangible assets, net                     (7,526,099) O               --

Other long-term assets                     (2,926,945) O        4,353,514
                                             (495,000) G
                                        -------------        ------------

         Total assets                   $ (33,492,066)       $ 62,638,331
                                        =============        ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Current liabilities:
    Accounts payable                      (1,343,253)  O    $  6,790,710

    Accrued liabilities                   (4,623,989)  O      10,590,768


    Current portion of long-term debt    (15,087,696)  O      42,854,832
                                          (5,000,000)  P
                                        ------------         -----------
       Total current liabilities         (26,054,938)         60,236,310

Long-term debt                            (2,974,937)  O      31,512,639
                                          (6,022,367)  Q

Commitments and contingencies

Mandatorily redeemable
    convertible preferred stock          (10,880,641)  Q              --

Stockholders' equity (deficit):
    Preferred stock                               --                  --
    Common stock                                  --               1,806
    Additional paid-in capital                    --          64,301,540
    Accumulated deficit                     (495,000)  G     (93,413,964)
                                          12,935,817   H
                                        ------------        ------------
       Total stockholders' equity
         (deficit)                        12,440,817         (29,110,618)
                                        ------------        ------------
       Total liabilities and
         stockholders' equity (deficit) $(33,492,066)       $ 62,638,331
                                        ============        ============

                                EARTHCARE COMPANY
                          PRO FORMA BALANCE SHEET DATA
                               AS OF JUNE 30, 2001
                                   (Unaudited)

                                                June 30, 2001 pro                     June 30, 2001 -
                                                  forma - before                     pro forma - after
                                                     sale of            Sale of          sale of
                                                  EarthLiquids        EarthLiquids     EarthLiquids
                                                    division            division         division
                                                -----------------     ------------   -----------------
                                                 ASSETS

Current assets:
    Cash                                          $    485,373        $ 29,059,044   R   $    485,373
                                                                       (29,059,044)  U

    Accounts receivable, net                        10,668,817          (4,790,114)  T     10,743,703
                                                                         4,865,000   S
    Prepaid expenses and other current assets        3,212,195          (1,278,863)  T      1,933,332
    Net assets of discontinued operations                   --                                     --
                                                  ------------        ------------       ------------
       Total current assets                         14,366,385          (1,203,977)        13,162,408

Property, plant and equipment, net                  43,918,432         (30,875,174)  T     13,043,258

Intangible assets, net                                      --                  --                 --

Other long-term assets                               4,353,514             (33,087)  T      3,719,427
                                                                          (601,000)  G
                                                  ------------        ------------       ------------
          Total assets                            $ 62,638,331        $(32,713,238)      $ 29,925,093
                                                  ============        ============       ============


                               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                              $  6,790,710        $ (1,303,503)  T   $  5,487,207
                                                  ------------        ------------       ------------

    Accrued liabilities                             10,590,768          (3,362,596)  U      6,694,273
                                                                          (533,899)  T

    Current portion of long-term debt               42,854,832         (25,696,448)  U     17,158,384

                                                  ------------        ------------       ------------
       Total current liabilities                    60,236,310         (30,896,446)        29,339,864

Long-term debt                                      31,512,639                  --         31,512,639


Commitments and contingencies

Mandatorily redeemable
    convertible preferred stock                             --                  --                 --

Stockholders' equity (deficit):
    Preferred stock                                         --                  --                 --
    Common stock                                         1,806                  --              1,806
    Additional paid-in capital                      64,301,540                  --         64,301,540
    Accumulated deficit                            (93,413,964)         (1,215,792)  H    (95,230,756)
                                                                          (601,000)  G
                                                  ------------        ------------       ------------
       Total stockholders' equity (deficit)        (29,110,618)         (1,816,792)       (30,927,410)
                                                  ------------        ------------       ------------

       Total liabilities and
          stockholders' equity (deficit)          $ 62,638,331        $(32,713,238)      $ 29,925,093
                                                  ============        ============       ============

                                EARTHCARE COMPANY
                        PRO FORMA OPERATING RESULTS DATA
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                   (Unaudited)

                                                                                      Pro forma adjustments
                                                      ------------------------------------------------------------------------
                                                                                            Sales of septic
                                                                                          line of business in
                                                                                           Orlando, Georgia
                                                        Conversion of                           plumbing
                                                      presentation from                   business, portable    Sale of Earth
                                                       discontinued to                    toilet business and     America
                                                          continuing     Historical - as    Pompano service     Southern U.S.
                                         Historical       operations         adjusted            center        service centers
                                        ------------  -----------------  ---------------  -------------------  ---------------
Revenues                                $ 11,773,192     $ 41,388,796  A  $ 53,161,988        $ (4,755,645)  E   $ (2,014,792) L
                                        ------------     ------------     ------------        ------------       ------------
Expenses:
    Cost of operations                     7,855,544       27,611,198  A    35,466,742          (3,510,363)  E     (1,251,636) L
    Selling, general and administrative    3,757,090        8,598,099  A    12,355,189          (1,507,606)  E       (886,934) L
    Depreciation and amortization          1,016,018        1,584,838  A     2,600,856            (504,975)  E       (133,928) L
                                        ------------     ------------     ------------        ------------       ------------
       Operating expenses                 12,628,652       37,794,135       50,422,787          (5,522,944)        (2,272,498)
                                        ------------     ------------     ------------        ------------       ------------

Operating loss                              (855,460)       3,594,661        2,739,201             767,299            257,706

Interest expense                           3,789,080        4,074,301  A     7,863,381            (136,363)          (113,306) I

Loss from continuing operations         $ (4,644,540)    $   (479,640)    $ (5,124,180)       $    903,662       $    371,012

                                         Pro forma
                                         adjustments
                                        --------------
                                        Sale of Solid
                                        Waste division       Pro Forma
                                        --------------     ------------
Revenues                                $(11,773,192) O    $ 34,618,359
                                        ------------       ------------
Expenses:
    Cost of operations                    (7,855,544) O      22,849,199
    Selling, general and administrative   (1,354,688) O       8,605,961
    Depreciation and amortization           (928,135) O       1,033,818
                                        ------------       ------------
       Operating expenses                (10,138,367)        32,488,978
                                        ------------       ------------

Operating loss                            (1,634,825)         2,129,381

Interest expense                          (2,190,651) I       5,423,061
                                        ------------       ------------

Loss from continuing operations         $    555,826       $ (3,293,680)


                                EARTHCARE COMPANY
                        PRO FORMA OPERATING RESULTS DATA
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (Unaudited)

                                                                                      Pro forma adjustments
                                                      ------------------------------------------------------------------------
                                                                                            Sales of septic
                                                                                          line of business in
                                                        Conversion of                       Orlando, Georgia
                                                      presentation from                         plumbing        Sale of Earth
                                                       discontinued to                        business, and       America
                                                          continuing     Historical - as     portable toilet    Southern U.S.
                                         Historical       operations         adjusted           business       service centers
                                        ------------  -----------------  ---------------  -------------------  ---------------
Revenues                                $    702,477     $ 84,721,425  A  $ 85,423,902        $(15,973,742)  E   $ (3,318,752)  L
Expenses:
    Cost of operations                            --       56,910,943  A    56,910,943         (11,204,812)  E     (2,483,229)  L
    Selling, general and administrative    5,791,546       22,174,296  A    27,965,842          (4,732,606)  E     (1,260,244)  L
    Impairment loss on intangible
       assets and property, plant
       and equipment                                       58,354,064  B    58,354,064          (8,958,228)  V     (4,230,530)  V
    Depreciation and amortization            154,872        6,572,216  A     6,727,088          (1,091,714)  E       (306,201)  L
                                        ------------     ------------     ------------        ------------       ------------
       Operating expenses                  5,946,418      144,011,519      149,957,937         (25,987,360)        (8,280,204)
                                        ------------     ------------     ------------        ------------       ------------

Operating loss                            (5,243,941)     (59,290,094)     (64,534,035)         10,013,618          4,961,452

Interest expense                           1,415,313        8,546,912  A     9,962,225            (182,077)  I       (263,700)  I

Other                                       (101,221)         530,332  A       429,111                  --                 --
                                        ------------     ------------     ------------        ------------       ------------

Loss from continuing operations         $(6,558,033)     $(68,367,338)    $(74,925,371)       $ 10,195,695       $  5,225,152
                                        ===========      ============     ============        ============       ============

                                         Pro forma
                                         adjustments
                                        --------------
                                        Sale of Solid
                                        Waste division       Pro Forma
                                        --------------     ------------
Revenues                                $    (702,477) O   $ 65,428,931

Expenses:
    Cost of operations                             --        43,222,902
    Selling, general and administrative            --        21,972,992
    Impairment loss on intangible
       assets and property, plant
       and equipment                               --        45,165,306
    Depreciation and amortization                  --         5,329,173
                                        -------------      ------------
       Operating expenses                          --       115,690,373
                                        -------------      ------------

Operating loss                               (702,477)      (50,261,442)

Interest expense                                   --  I      9,516,448

Other                                          99,888  O        528,999
                                        -------------      ------------

Loss from continuing operations         $     802,365)    $ (60,306,889)
                                        =============     =============

                                EARTHCARE COMPANY
                        PRO FORMA OPERATING RESULTS DATA
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                   (Unaudited)

                                                   Pro forma -                        Pro forma - after
                                                 before sale of         Sale of           sale of
                                                  EarthLiquids        EarthLiquids      EarthLiquids
                                                    division            division          division
                                                -----------------     ------------    -----------------
Revenues                                           $ 34,618,359       $(20,100,950)  T   $ 14,517,409

Expenses:
     Cost of operations                              22,849,199        (13,525,119)  T      9,324,080
     Selling, general and administrative              8,605,961         (3,043,942)  T      5,562,019
     Depreciation and amortization                    1,033,818           (740,470)  T        293,348
                                                   ------------       ------------       ------------
         Operating expenses                          32,488,978        (17,309,531)        15,179,447
                                                   ------------       ------------       ------------

Operating loss                                        2,129,381         (2,791,419)          (662,038)

Interest expense                                      5,423,061         (1,284,822)  I      4,138,239
                                                   ------------       ------------       ------------

Loss from continuing operations                    $ (3,293,680)      $ (1,506,597)      $ (4,800,277)
                                                   ============       ============       ============


                                EARTHCARE COMPANY
                        PRO FORMA OPERATING RESULTS DATA
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (Unaudited)

                                                   Pro forma -                        Pro forma - after
                                                 before sale of         Sale of           sale of
                                                  EarthLiquids        EarthLiquids      EarthLiquids
                                                    division            division          division
                                                -----------------     ------------    -----------------
Revenues                                           $ 65,428,931       $(36,735,909)  T   $ 28,693,022

Expenses:
     Cost of operations                              43,222,902        (24,170,842)  T     19,052,060
     Selling, general and administrative             21,972,992         (5,960,241)  T     16,012,751
     Impairment loss on intangible assets and
         property, plant and equipment               45,165,306        (22,564,210)  V     22,601,096
     Depreciation and amortization                    5,329,173         (2,800,280)  T      2,528,893
                                                   ------------       ------------       ------------
         Operating expenses                         115,690,373        (55,495,573)        60,194,800
                                                   ------------       ------------       ------------

Operating loss                                      (50,261,442)        18,759,664        (31,501,778)

Interest expense                                      9,516,448         (2,569,645)  I      6,946,803

Other                                                   528,999                 --            528,999
                                                   ------------       ------------       ------------

Loss from continuing operations                    $(60,306,889)      $ 21,329,309       $(38,977,580)
                                                   ============       ============       ============

                                EARTHCARE COMPANY
                        NOTES TO PRO FORMA FINANCIAL DATA
                                   (UNAUDITED)

NOTE                              DESCRIPTION                                            AMOUNT
----                              -----------                                            ------
A        Adjustments to convert the balance sheet and operating results data for our EarthAmerica and EarthLiquids divisions from discontinued
         operations to continuing operations. The assets, liabilities, revenues and expenses for our EarthAmerica and EarthLiquids divisions were derived from our accounting records.

B As part of these pro forma adjustments, the expected loss on the sale of our EarthAmerica and EarthLiquids divisions as of June 30, 2001 is recorded as a permanent impairment to the carrying values of the assets shown below. This amount is presented as a liability as part of the adjustments described in A above. Subsequently, the permanent impairment was recorded against the intangible assets, reducing the carrying value to zero, with the remaining amount applied to reduce the carrying value of the property, plant and equipment.

              Property, plant and equipment                                          $ 2,775,300
              Intangible assets, primarily goodwill                                  $55,578,764

C Sales price paid in cash for EarthAmerica's plumbing and industrial pumping lines of business in Georgia, septic services line of business in Orlando and the portable toilet line of business in New Jersey:

              Georgia plumbing and industrial pumping lines of business              $ 1,000,000
              Septic line of business in Orlando, Florida                                 25,000
              Portable toilet line of business in New Jersey                             700,000
                                                                                     -----------
                   Total cash sales price                                            $ 1,725,000
                                                                                     ===========

D        Sales price paid with a note receivable as follows:

              Georgia plumbing and industrial pumping lines of business              $   300,000
              Septic line of business in Orlando, Florida                                625,000
                                                                                     -----------
                   Total cash sales price                                            $   925,000
                                                                                     ===========

E For the pro forma balance sheet data as of June 30, 2001, adjustments for assets sold and liabilities assumed as part of the sales of EarthAmerica's plumbing and industrial lines of business in Georgia, septic services line of business in Orlando and the portable toilet line of business in New Jersey.

         For the pro forma operating results data, adjustments for revenues and expenses relating to the lines of business sold as described in the preceding paragraph.

F Use of cash sales proceeds to pay down EarthCare's senior credit facility.

G Adjustment to write off the portion of the deferred financing costs relating to the debt repaid. The amount of deferred financing costs written off is based on the proportion of the debt repaid to the total amount of debt outstanding for which the deferred financing costs were incurred.

H Adjustment for the gain or loss on the sale of the business lines or divisions.

                                EARTHCARE COMPANY
                        NOTES TO PRO FORMA FINANCIAL DATA
                                   (UNAUDITED)

NOTE                              DESCRIPTION                                            AMOUNT
----                              -----------                                            ------
I        Adjustment to historical interest expense for the business lines or divisions sold. The adjustment consists of the actual interest expense incurred by the lines of business or division as well as a pro forma interest expense reduction based on the cash proceeds generated from the sale of the lines of business or divisions, which cash proceeds are used to reduce the senior credit facility. The pro forma interest expense is calculated using an average interest rate of 10%, which approximates our interest cost for our senior credit facility for the periods presented.

J Sales price to be paid in cash for the EarthAmerica service centers in Houston and Dallas, Texas, Austell, Georgia and Orlando, determined as follows:

              Sales price                                                            $ 4,000,000
              Amount to be held back for general claims for seven months                (500,000)
              Amount to be held back for working capital adjustment                     (863,000)
                                                                                     -----------
                   Sales price to be paid in cash as closing                         $ 2,637,000
                                                                                     ===========

K This adjustment reflects the amount to be held back by the strategic buyer of the EarthAmerica South U.S. service centers. We do not expect that any claims will be made against such holdback amounts and are presenting the holdback amounts as a receivable from the strategic buyer.

L For the pro forma balance sheet data as of June 30, 2001, adjustments to reflect the assets sold and liabilities assumed or to be paid by the strategic buyer planning on acquiring the EarthAmerica South U.S.
         service centers. For the pro forma operating results data, adjustments to reflect the reduction in the revenues and expenses of the EarthAmerica South U.S. service centers.

M        Cash proceeds from the sale of the EarthAmerica South U.S. service centers to be used to repay the following:
              EarthCare's senior credit facility                                     $ 2,022,000
              Shareholders of EarthAmerica of Houston                                    615,000
                                                                                     -----------
                   Total cash proceeds                                               $ 2,637,000
                                                                                     ===========

         EarthAmerica of Houston is a private company wholly owned by Donald
         Moorehead, our Chairman and Chief Executive Officer. EarthCare Company operates the EarthAmerica business in Houston under an operating agreement. Since both entities are under common control, the financial statements of EarthAmerica of Houston have been included in the consolidated financial statements of EarthCare Company since December
         1, 2000, the date of the acquisition of the assets of EarthAmerica of Houston from a private company. The proceeds to be paid to the shareholders of EarthAmerica of Houston, amounting to $615,000, will be used to retire the outstanding debt owed by EarthAmerica of Houston to various lenders and to its shareholder.

N Cash portion of sales price to be paid by General Waste Corporation as part of its planned acquisition of our Solid Waste division.

O For the pro forma balance sheet data, the adjustments reflect the assets of the Solid Waste division to be sold to General Waste
         Corporation and liabilities

                                EARTHCARE COMPANY
                        NOTES TO PRO FORMA FINANCIAL DATA
                                   (UNAUDITED)

NOTE                              DESCRIPTION                                            AMOUNT
----                              -----------                                            ------
         of the Solid Waste division to be assumed by General Waste Corporation.
         Included in the liabilities to be assumed are the following:
              Senior bank debt to CIB Marine                                         $ 7,731,372
              Bridge loans payable                                                     7,000,000
              Equipment and mortgage notes payable                                     3,331,261
                                                                                     -----------
                                                                                     $18,062,633
                                                                                     ===========

         For the pro forma operating results data for the six months ended June
         30, 2001, the adjustments reflect the revenues and expenses of our Solid Waste division. For the pro forma operating results data for the year ended December 31, 2000, the adjustment to revenue represents management fees earned by EarthCare Company from the Solid Waste division from January 1 to September 30, 2000. The adjustment to other expense represents the equity in the net income of the Solid Waste division during 2000 when EarthCare owned a minority interest in the Solid Waste division.

         For purposes of determining the consideration from General Waste
         Corporation to purchase the Solid Waste division, we did not ascribe any value to the warrant for 8% of General Waste Corporation's outstanding shares at the time of the acquisition. Since the exercise price for the warrant is 150% of the initial equity value and since
         General Waste Corporation is a private company whose common stock may have no liquidity upon exercise of the warrant, we did not believe that the warrant has a measurable value at this time.


P Cash proceeds to be paid at closing by General Waste Corporation will be used to pay down our senior credit facility.

Q        A portion of the consideration to be provided by General Waste
         Corporation will consist of the following:

              10% preferred stock of EarthCare Company at their face value
              (the amount shown as an adjustment is the carrying value of the
              10% preferred)                                                         $12,915,000
              12% debentures of EarthCare Company at their face value                  6,022,367
                                                                                     -----------
                                                                                     $18,937,367
                                                                                     ===========

         The actual amount of the 12% debentures to be provided by General Waste
         Corporation at the closing of the sale of our Solid Waste division will depend on the amount of outstanding equipment and mortgage notes payable and the amount of the senior bank debt outstanding at the closing date of the sale of our Solid Waste division.  The amount will be determined by deducting from the $42.0 million sales price, the amount of cash to be paid to EarthCare's senior lenders (fixed at $5.0 million), the amount of senior bank debt owed to CIB Marine and the amount of the debt outstanding under the various equipment and mortgage notes payable.  The remaining amount will be the amount of 12% debentures provided by General Waste
         Corporation.  If the transaction

                                EARTHCARE COMPANY
                        NOTES TO PRO FORMA FINANCIAL DATA
                                   (UNAUDITED)

NOTE                              DESCRIPTION                                            AMOUNT
----                              -----------                                            ------
         were to have closed at June 30, 2001, then the amount of the 12%
         debentures provided would be equal to $6,022,367.

R        Cash proceeds from the planned sale of our EarthLiquids division to
         USFilter determined as follows:
              Sales price for our EarthLiquids division                                  $35,000,000
              Less amount to be held back for general claims                              (3,500,000)
              Less amount to be held back for environmental matters                       (1,365,000)
              Less reduction in purchase price for expected working capital adjustment    (1,075,956)
                                                                                         -----------
                   Total cash expected at closing                                        $29,059,044
                                                                                         ===========
S        Adjustment reflects the amounts to be held back by USFilter for one year to cover general claims and environmental matters.

T Adjustments for the pro forma balance sheet data reflect the assets to be sold and the liabilities to be assumed by USFilter as part of its planned acquisition of our EarthLiquids division.

U        The cash proceeds to be received are expected to be used as follows:

              Pay down EarthCare's senior credit facility                                $25,696,448
              Deferred interest to be paid to EarthCare's senior lenders                     247,500
              Fees to be paid to EarthCare's senior lenders for prior amendments             800,000
              Fees to law firms representing EarthCare's senior lenders                      283,000
              Fees to law firms representing EarthCare and its special committee             633,000
              Fees to investment firms                                                       758,000
              Fees to accounting firms                                                       381,000
              Other costs                                                                    260,096
                                                                                         -----------
                                                                                         $29,059,044
                                                                                         ===========

V Adjustments reflects the reductions in the loss from the permanent impairment in the carrying value of goodwill and property, plant and equipment of the EarthAmerica lines of business, EarthAmerica service centers and EarthLiquids division that have been or are expected to be sold.

                               THE SPECIAL MEETING

PURPOSE

         The special meeting is being held to consider and vote on a proposal to sell our EarthLiquids division and a proposal to amend our Certificate of Incorporation to increase the authorized number of shares of EarthCare common stock. A special committee of our board of directors has determined that the terms of the EarthLiquids transaction are fair to and in the best interests of EarthCare and our stockholders. Our board of directors, taking into account the recommendations of the special committee and the fairness opinion of the special committee's financial advisor, has unanimously determined that the sale of our EarthLiquids division is fair to and in the best interests of EarthCare and our stockholders. Our board of directors has also determined that the amendment to our Certificate of Incorporation is advisable and in your best interests.

DATE, PLACE AND TIME

         The special meeting of our stockholders will be held at our corporate offices located at 14901 Quorum Drive, Suite 200, Dallas, Texas 75254 on November __, 2001, at 10:00 a.m.

RECORD DATE AND VOTING RIGHTS AND REQUIREMENTS

         RECORD DATE

         Our board of directors has fixed October _, 2001, as the record date for the special meeting. Only holders of record of our common stock and Series A preferred stock at the close of business on October _, 2001 will be entitled to notice of and to vote at the special meeting or any adjournment thereof. As of the record date, there were 21,980,125 shares of common stock outstanding, of which 12,373,447 shares were held by our officers and directors, and there were 12,915,000 shares of Series A preferred stock outstanding, all of which were held by Donald F. Moorehead, Jr., our chairman, chief executive officer and majority stockholder, and his affiliates.

         QUORUM REQUIREMENT

         To constitute a quorum at the special meeting, a majority of the total number of shares entitled to vote on the special meeting record date must be present, represented either in person or by proxy.

         VOTING

         At the special meeting, holders of record of our common stock as of the record date will be entitled to one vote for each share held. Holders of record of our Series A preferred stock will be entitled to one vote for each share of common stock into which their shares of Series A preferred stock are convertible. Based on the conversion price of $0.30 per share as of October 1, 2001, the holders of our Series A preferred stock would be entitled to 43,050,000 votes. However, if the closing of the contemplated sale of our Solid Waste division on the terms of the letter of intent described in this proxy statement has occurred prior to the special meeting, there will be no shares of Series A preferred stock outstanding and only the holders of common stock will be entitled to vote on the proposals.

         Approval of the EarthLiquids sale proposal and the amendment of our Certificate of Incorporation each requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A preferred stock, voting together as a single class.

         ABSTENTIONS AND BROKER NON-VOTES

         Abstentions and broker non-votes will be counted as shares present for determination of a quorum at the special meeting. For purposes of determining whether the proposals are approved, abstentions and broker non-votes will have the same effect as votes against such proposal.

         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU ARE A HOLDER OF RECORD, YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THEM ON HOW TO VOTE YOUR SHARES.

         VOTING OF AND REVOCATION OF PROXIES

         All shares that are represented by properly executed proxies received before or at the special meeting and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on the executed proxies, shares represented by the proxies will be voted FOR approval of the proposals and any other business properly brought before the meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. The revocation may be made in person at the special meeting or by written notification to our assistant secretary.

         SOLICITATION OF PROXIES

         Your proxy is being solicited by and on behalf of our board of directors. We will pay the cost of all proxy solicitation. Our officers and other employees may solicit proxies by personal interview or by telephone or facsimile device, in addition to the use of the mails. None of these individuals will receive special compensation for such services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. We may reimburse brokerage firms, banks, nominees and other fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation materials to beneficial owners.

         EXPENSES OF SOLICITATION

         The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

                  PROPOSAL ONE: THE EARTHLIQUIDS SALE PROPOSAL

PRINCIPAL PARTIES TO THE EARTHLIQUIDS SALE

         EARTHCARE

         Through our subsidiaries, we are engaged in three non-hazardous waste businesses. Our EarthAmerica division provides non-hazardous liquid waste collection, processing, treatment, disposal, bulk transportation, pumping, plumbing and maintenance services from operating locations in New York, New Jersey, Pennsylvania, Florida, Georgia and Texas. Our EarthLiquids division provides non-hazardous liquid waste, used oil and oily wastewater recovery and treatment services in Florida, Delaware, Louisiana, Maryland, New Jersey and Pennsylvania. EarthLiquids also sells refined oil derived from used oil and oily wastewater. Our Solid Waste division provides non-hazardous solid waste collection, transfer and disposal services in the greater Tampa, Florida and surrounding counties and in Palm Beach and Broward Counties in Florida. We are a publicly traded company whose common stock is currently traded on the OTC Bulletin Board under the symbol "ECCO.OB".

         USFILTER RECOVERY SYSTEMS (MID-ATLANTIC), INC.

         USFilter is a subsidiary of United States Filter Corporation, which is a subsidiary of Vivendi Water Company. Vivendi Water is a global provider of commercial, industrial, municipal and residential water and wastewater treatment systems, products and services, with operations in more than 100 countries and with more than 70,000 employees worldwide. USFilter provides customized water management solutions to municipalities, businesses, industries, and consumers, including bottled water service for homes, water treatment technologies for manufacturers, and the design, construction, operation and financing of entire water and wastewater management systems.

BACKGROUND OF THE EARTHLIQUIDS SALE

         GENERAL

         EarthCare was created to become a leading national non-hazardous waste company through strategic acquisitions of companies that provide non-hazardous liquid and solid waste services. From our inception in 1997 through 2000, we completed 20 acquisitions of providers of pumping and other non-hazardous liquid waste service, including plumbing, bulk hauling, industrial solid digest waste and portable toilets. As we integrated these operations into our EarthAmerica division, we discovered that their revenues were inconsistent and were subject to factors such as weather, advertising and effective service center management.

         Our management team determined that a significant portion of the newly acquired companies' operating results was generated by non-pumping services. A significant proportion of this non-pumping business was reactionary, meaning that when a customer called for service, EarthAmerica would react and provide the needed service. When customer call volume declined, our operating results were negatively affected. While certain lines of business, such as bulk hauling and industrial digest services, maintained a steady volume of profitable business, other lines of business, such as plumbing, construction and portable toilets, were not profitable. Furthermore, frequent turnover in management, supervisory, sales and customer service personnel negatively affected the operating results of our EarthAmerica division.

         During 1999, our management team believed that the EarthAmerica restaurant and residential services could be expanded nationally by acquiring other non-hazardous liquid waste companies and using their operating platforms to help grow our EarthAmerica division. As a result, we identified used oil recycling and processing as a line of business that might complement our existing lines of business. In 1999 and 2000, we completed the acquisitions of International Petroleum Corporation and Magnum Environmental and integrated these operations into our EarthLiquids division. To date, these acquisitions have not provided any additional growth for our EarthAmerica restaurant and residential service.

         In order to finance our EarthAmerica and EarthLiquids acquisitions and to finance the EarthAmerica sales and marketing efforts and operating losses, we relied on a combination of senior and subordinated debt. During 1999, 2000 and 2001 year to date, our overall operating results, primarily affected by the negative operating results of EarthAmerica, were not adequate to sustain the level of debt financing required. While we were able to service cash interest expense during this period, we were not able to meet the financial performance criteria demanded by our senior lenders. We were not in compliance with the financial covenants required by our senior lenders during each of the quarters from December 31, 1999 through June 30, 2001. We were not in compliance with the minimum monthly EBITDA requirement of $400,000 for July and August of 2001.

         During the first half of 2000, EarthAmerica's management devised a plan to change the way in which we provide residential septic and restaurant grease trap services. Rather than wait for a customer to call for service, EarthAmerica service centers would proactively offer these services on a regularly scheduled basis. To enact these plans, EarthAmerica invested significantly in various sales and marketing efforts, many of which were not successful. During the second half of 2000, EarthAmerica's management refined those efforts and settled on two basic approaches. An EarthAmerica sales force, with performance based compensation, was developed to sell services and maintain customer relations with restaurant customers. For the residential septic line of business, sales and marketing efforts were focused on new home construction and real estate agents. In addition, as customers called the EarthAmerica service centers for septic service, we offered annual service plans to handle their septic pumping and maintenance needs. While this approach to restaurant and residential customers appears to have the potential to succeed, these programs are still early in their implementation and have not had an appreciable positive effect on our profitability.

         During the second quarter of 2000, Mr. Moorehead and Mr. Cash agreed to personally guarantee $20 million of our senior credit facility. In addition, each of these individuals was required to provide liquid collateral to our senior lenders because we were not able to raise additional equity or debt capital by the end of the third quarter of 2000 as required by our senior lenders. At that time, Mr. Moorehead agreed to guarantee an additional $40 million of the senior credit facility. During the fourth quarter of 2000, Mr. Moorehead provided approximately $17 million of liquid collateral to the senior lenders, Mr. Cash provided $10 million of liquid collateral and a private investor provided $3 million of liquid collateral. During the third and fourth quarters of 2000, we paid down $8 million on the senior credit facility. This $8 million was financed by selling $5 million of common stock and $3 million of Series A preferred stock to Mr. Moorehead.

         During the third quarter of 2000, our executive management team and board of directors discussed our strategic options and determined that the non-hazardous solid waste business could generate more consistent revenues, cash flows and earnings than the non-hazardous liquid waste business. Our executive management team has extensive experience in the solid waste industry and a proven track record of managing growing profitable operations. In our Form 10-Q for the third quarter of 2000, we disclosed our intent to focus our future management and financial resources on the non-hazardous solid waste industry and to explore strategic and financing alternatives for EarthLiquids, our non-hazardous liquid waste division.

         In July 2000, we acquired a minority interest in Liberty Waste, Inc., a non-toxic solid waste collection, transfer and disposal company operating in Hillsborough County, Florida by issuing 356,000 shares of our common stock to certain minority stockholders of Liberty Waste. In December 2000, we completed the acquisition of Liberty Waste by issuing 520,100 shares of our common stock and by exchanging $5,915,000 of Series A preferred stock for an equal amount of Liberty Waste's subordinated debt. We also assumed the senior debt and equipment and mortgage notes payable of Liberty Waste. Following the acquisition, Liberty Waste changed its name to Earth Resource Management of Florida, Inc. We sometimes refer to Earth Resource Management of Florida, Inc. as "Earth Resource Management" in this proxy statement. During 2000, we recognized as income approximately $702,000 in management fees paid by Liberty Waste. These fees helped support our ongoing operations. Earth Resource Management was financed as a stand-alone subsidiary of EarthCare and is not a party to our senior credit facility. EarthCare and Earth Resource Management have agreed not to guarantee each other's debt and not to provide permanent financing to each other as long as there are amounts outstanding under our senior credit facility.

         As part of our change of focus to solid waste, we sold our environmental compliance software company, Allen Tate Commercial Software LLP, during the fourth quarter of 2000 to a private company owned by William Addy, one of our executive officers.

         Our independent accountants have expressed substantial doubt about our ability to continue as a going concern. We believe that EarthCare is a going concern. Until recently, we believed that we had implemented a plan that would allow us to continue as a going concern focused on the solid waste industry. Our plans to improve the cash flow from operations and reduce our debt level had included the steps shown below:

         - reducing the operating expenses (in addition to personnel reductions that have occurred in the fourth quarter of 2000) including the integration of certain management and administrative functions;

         - managing working capital to improve cash flow from operating activities;

         -        selling the EarthAmerica and EarthLiquids divisions;

         -        refinancing certain existing debt; and

         -        raising additional debt and equity capital.

         In order to obtain our senior lenders' waiver of our noncompliance with certain financial covenants in our senior credit facility, we agreed to our senior lenders' requirement that we sell our EarthAmerica and EarthLiquids operating divisions. In light of the potential conflicts of interest presented by certain interests of Messrs. Moorehead, Cash and Addy, on March 8, 2001, our board of directors formed a special committee of independent directors, consisting of Philip Siegel, Eugene Roelke and Brian Rosborough, to evaluate the fairness of, and approve or disapprove, any proposed material divestitures. In addition, the special committee was given the authority to evaluate the fairness of, and approve or disapprove, any transaction that involved an affiliate or a related party. Brian Rosborough was a member of the special committee until his resignation from our board of directors on July 2, 2001.

         On March 8, 2001, the special committee retained Hughes & Luce, L.L.P. as its independent legal counsel. The special committee engaged Sanders Morris Harris, Inc. and Wm. H. Murphy & Co., Inc. on March 15 and April 1, respectively, as its independent financial advisors.

         At meetings on March 14 and March 20, 2001, the members of the special committee reviewed with representatives of Hughes & Luce the special committee's duties in connection with its consideration of any acquisition proposal that might be made for the EarthLiquids and/or EarthAmerica divisions.

         On June 5, 2001, our common stock was delisted from the Nasdaq National Market because, among other reasons, our common stock had not traded above the minimum $5 bid price, did not have a current market capitalization in excess of $35 million, and did not have a market value for shares held by non-affiliates in excess of $15 million.

         On August 27, 2001, we executed a fourth amendment to our senior credit facility. As part of the agreed upon terms for the fourth amendment, we are required to comply with certain covenants, including the following:

         - maintaining monthly EBITDA (earnings before interest, taxes, depreciation and amortization) for all of our operations, excluding our Solid Waste division, of $400,000 per month,

         -        selling our EarthLiquids division by September 30, 2001,

         - selling the business units comprising our EarthAmerica division at varying dates from September 30, 2001 to October 31, 2001, and

         - if we were unable to sell our EarthAmerica business units by October 31, 2001, then we would be required to sell our Solid Waste division by October 31, 2001.

         Since we are required to use the proceeds from the sale of our EarthLiquids division, the sale of our EarthAmerica business units and the sale of our Solid Waste division to repay our senior credit facility and since we expect these sales to be completed during the next twelve months, we have classified the outstanding balance under our senior credit facility as a current liability.

         We do not expect to sell all components of our EarthAmerica division prior to October 31, 2001. We have entered into a non-binding letter of intent with General Waste Corporation, a newly formed company controlled by Mr. Moorehead, our chairman of the board of directors, to sell our Solid Waste division. The transaction would result in a reduction of senior debt of $5 million, and the return to EarthCare of $18.9 million in the aggregate of face value of our Series A preferred stock and principal amount of 12% debentures on the date of closing. General Waste will also assume approximately $18.1 million in other indebtedness of our Earth Resource Management subsidiaries, which conduct our solid waste business, and issue to EarthCare a warrant to acquire 8% of General Waste's common stock as of the closing. This transaction, which is subject to the approval of our lenders and the negotiation of definitive agreements, does not require approval of our shareholders and is expected to close before the special meeting.

         We are also in the process of negotiating an agreement to sell our EarthAmerica South U.S. service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, to a strategic buyer for $4.0 million, of which approximately $1.4 million will be held back for up to seven months to cover potential indemnification obligations for general claims and for working capital adjustments. We expect to close this transaction during the fourth quarter of 2001.

         Following the sale of our EarthLiquids and Solid Waste divisions, we intend to attempt to refinance our remaining indebtedness under our senior credit facility and retain three Northeast service centers located in Deer Park, New York, Eagle, Pennsylvania and Vernon, New Jersey, which are components of our EarthAmerica business. If we are unable to refinance our senior credit facility, we will be required to sell all remaining components of our EarthAmerica division, which would be our only remaining operating division following the sale of our EarthLiquids and Solid Waste divisions. We do not expect that the proceeds obtainable at this time from the sales of the EarthLiquids division, together with the proceeds obtainable at this time from the sale of Solid Waste and EarthAmerica divisions, would be sufficient to retire all existing indebtedness of EarthCare and its subsidiaries. Accordingly, if we are unable to obtain debt or equity financing to refinance our senior credit facility, we will likely be required to sell all our operating divisions, and shareholders would likely lose all of their investment in our common stock.

         As of September 30, 2001, we were in default under our senior credit facility. We had not completed the sale of our EarthLiquids division by September 30, 2001, the deadline required under the fourth amendment to our senior credit facility.

         We have not paid our senior lenders $800,000 in fees and approximately $155,000 in deferred interest, which amounts were due on the earlier of September 30, 2001 or when we sold our EarthLiquids division. Our senior credit facility also requires us to comply with certain financial covenants and other covenants relating to the delivery of collateral. For each of the last six quarters, we have not complied with certain of these covenants. In particular, we have not met the minimum monthly EBITDA requirements for July and August 2001. As a result of all of these matters, during 2000 and 2001, as part of each of the first, second, third and fourth amendments to our senior credit facility, we have sought and obtained waivers from our senior lenders for our lack of compliance with these covenants. We are in the process of negotiating a fifth amendment to our senior credit facility, which we expect will include new minimum monthly EBTIDA requirements of $300,000 per month, subject to adjustment following the sales of components of our EarthAmerica division. We cannot assure you that our senior lenders will agree to amend our senior credit facility on satisfactory terms or at all. In addition, we cannot provide any assurance that we will be able to meet any new monthly EBITDA or other requirements. If we are unable to meet these requirements, we will again be in default under our senior credit facility.

         Our failure to comply with our senior credit facility could allow our senior lenders to accelerate the date for repayment of all amounts incurred under our senior credit facility, which would materially and adversely affect our business and your investment in our stock.

         Following the sale of our EarthLiquids and Solid Waste divisions, and our EarthAmerica South U.S. service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, our operations will consist of our EarthAmerica division, with service centers in Eagle, Pennsylvania, Deer Park, New York and Vernon, New Jersey; and our corporate office. Under these circumstances, we expect to have approximately $16.1 million of debt outstanding under our senior credit facility with annual interest expense, payable monthly, of approximately $1.6 million. We currently pay interest monthly under our senior credit facility at the rate of prime (5.5% at October 15, 2001) plus 1.5%. In addition, additional interest of 1.5% has been deferred until the sale of our EarthLiquids division. The cash flow from the EarthAmerica division is expected to be sufficient over the remainder of 2001 and 2002 to cover interest payments on our senior credit facility and to cover our corporate costs.

         SALE OF EARTHLIQUIDS DIVISION

         In September 2000, Michael Wolfe, the President of our EarthLiquids division, informed our executive management team that he wanted to lead a management group that would purchase our EarthLiquids division. Our executive management team informed Mr. Wolfe that he would be allowed an exclusive period of time until December 31, 2000 to find debt and equity financing to complete the acquisition. During a meeting of our board of directors in November 2000, Mr. Wolfe's interest to purchase our EarthLiquids division was discussed, and our board agreed to allow him to pursue a transaction.

         In late December 2000, Mr. Wolfe, in conjunction with an investment firm, provided a written offer to purchase our EarthLiquids division for the lesser of $45 million in cash or 5.5 times our EarthLiquids division's EBITDA (earnings before interest, taxes, depreciation and amortization) for the year ending December 31, 2000. Following the receipt of the offer from Mr. Wolfe, the offer letter was provided to our board for its information and review.

         In December 2000, the offer letter from Mr. Wolfe and the strategic buyer was signed by Mr. Solomon, following approval of the terms of the letter by our executive committee of the board of directors.

         During the first quarter of 2001, Mr. Wolfe and his financial and legal advisors performed their due diligence review of our EarthLiquids division's operating locations. In addition, various debt lenders visited these operating locations as part of their financing due diligence review. In March 2001, representatives of Mr. Wolfe contacted Mr. Solomon to provide a status report on the results of their due diligence review to date.

         On March 27, 2001, representatives of Mr. Wolfe provided us a letter of intent that described the terms of his offer to purchase EarthLiquids. The buyer offered $32 million in cash and a $6 million future cash payment over five years based on the future EBITDA of the division. In addition, the buyer proposed to adjust the purchase price based on a formula relating to the net tangible asset values of our EarthLiquids division.

         During late March and early April 2001, the EarthLiquids letter of intent was reviewed with the members of our executive management team and with the members of the special committee. On April 10, 2001, the letter of intent was signed by Mr. Solomon following approval by the special committee and our executive management team.

         During April and May 2001, the buyer continued its due diligence procedures. In addition, representatives of the buyer and our executive management team reviewed and negotiated, with the participation of the special committee, several drafts of an acquisition agreement. During May 2001, the strategic buyer provided us with the formula to determine the net tangible asset value of the EarthLiquids division. Based on the formula, the purchase price for the EarthLiquids division would have been reduced by approximately $3 million, resulting in a cash purchase price of approximately $29 million. During May 2001, this condition was reviewed and discussed with the special committee and with the members of our executive management team. The special committee and the members of our executive management team concluded that the adjusted cash price of approximately $29 million was not an adequate price for the EarthLiquids division. Following several discussions between representatives of the buyer, Mr. Moorehead and Mr. Solomon, and with the approval of the special committee at a meeting of the special committee held May 21, 2001, EarthCare and the strategic buyer ended negotiations for the sale of the EarthLiquids division.

         In July 2000, EarthCare and USFilter had entered into a confidentiality agreement so that we could provide certain financial information to USFilter about our EarthLiquids division. Following preliminary discussions, representatives of USFilter and EarthCare agreed at that time not to pursue further discussions. In April 2001, USFilter had contacted Sanders Morris Harris, Inc. about its continued interest in acquiring our EarthLiquids division. Based on preliminary information provided by Sanders Morris Harris to USFilter, USFilter indicated that it would be willing to offer $35 million to $38 million in cash, with 10% of the purchase price held back for one year after the closing of the transaction. At the time of this offer, our executive management team and special committee were negotiating with Mr. Wolfe under an exclusive arrangement, so we informed USFilter that we were unable to enter into negotiations.

            During June 2001, following the termination of negotiations with Mr. Wolfe, Mr. Moorehead and Mr. Solomon asked Sanders Morris Harris to contact USFilter to inquire of their continued interest to acquire our EarthLiquids division. On June 11, 2001, EarthCare and Sanders Morris Harris entered into a financial advisory services agreement for the sale of our EarthLiquids division to USFilter. During June 2001, Messrs. Moorehead, Habets and Solomon had various discussions with representatives of USFilter that indicated that USFilter was still interested in acquiring EarthLiquids. During June 2001, Mr. Solomon and Mr. Habets provided financial and operating information to, held several discussions with, members of USFilter's management team. In late June 2001, Messrs. Moorehead, Habets and Solomon met with members of USFilter's management team in Houston, Texas to review various operations and financial matters relating to our EarthLiquids division. During July 2001, Messrs. Moorehead, Habets and Solomon, as well as Sanders Morris Harris participated in various discussions with USFilter concerning the sale of our EarthLiquids division to USFilter.

            During June and July 2001, the members of the special committee were kept informed by telephone and email by Mr. Solomon of the discussions with USFilter relating to its interest in acquiring our EarthLiquids division.

            On July 27, 2001, we received a non-binding letter of intent from USFilter to buy the EarthLiquids division for $35 million in cash and a $5 million contingent cash payment. The contingent payment was to be based on the future price of used oil sold by our EarthLiquids division over a three-year period after the close of the transaction. In addition, the purchase price would be adjusted if the net assets and working capital of EarthLiquids at closing fell below certain specified levels, $36.8 million for net assets and $4.6 million for working capital. The terms of the letter of intent were reviewed with, and discussed and approved by the members of our executive management team and the members of the special committee. On July 30, 2001, Mr. Solomon signed the non-binding letter of intent with USFilter.

            On August 1, 2001, the special committee engaged Wm. H. Murphy & Co., Inc. to act as its independent financial advisor and to provide a fairness opinion for the benefit of the special committee and our board of directors with respect to the sale of EarthLiquids.

            During the month of August 2001, representatives from USFilter performed due diligence procedures at the EarthLiquids locations.

            In early August 2001, we received a draft of the proposed asset acquisition agreement for the sale of our EarthLiquids division to USFilter. The draft of the asset acquisition agreement was reviewed and commented on by members of our executive management team, our counsel, members of the special committee and the counsel to the special committee.

            On August 6, 2001, we announced an agreement to sell the assets of our EarthLiquids division to USFilter for $35 million in cash at closing and up to $5 million in additional consideration contingent on the future financial performance of the EarthLiquids division.

            On August 15, 2001, Mr. Solomon and our counsel for this transaction, Becker & Poliakoff, met with representatives of USFilter and its counsel to review, discuss and negotiate terms of the acquisition agreement.

            On August 16, 2001, Mr. Solomon and our counsel met with representatives from USFilter and its counsel to review, discuss and negotiate the first draft of the acquisition agreement, which is sometimes referred to in this proxy statement as the "stock and asset purchase agreement."

            On August 22, 2001, we received a revised draft of the proposed asset acquisition agreement, which incorporated many of the comments made concerning the prior draft. This draft was also reviewed and commented on by members of our executive management team, our counsel, the special committee and its legal counsel.

            On August 30, 2001, representatives of Wm. H. Murphy & Co., Inc. and legal counsel to the special committee, along with representatives of EarthCare, met at our headquarters to conduct a business and financial due diligence review of EarthLiquids. Earlier in August, representatives of Wm. H. Murphy & Co., Inc. were provided with operational, financial, legal and other information relating to the EarthLiquids division and us.

            On September 4, 2001, we received revised drafts of the proposed acquisition agreement for EarthLiquids.

            On September 7, 2001 the special committee met to discuss the proposed transaction. Representatives of Wm. H. Murphy & Co., Inc. and legal counsel to the special committee also attended at the invitation of the special committee. During the course of the meeting, the special committee reviewed the status of the proposed EarthLiquids transaction and the results of Wm. H. Murphy & Co., Inc. and legal counsel to the special committee's due diligence review. A representative of Wm. H. Murphy & Co., Inc. presented an analysis of the financial terms of the proposed EarthLiquids transaction, and the proposed terms of the EarthLiquids acquisition agreement were reviewed. Wm. H. Murphy & Co., Inc. indicated that it was prepared to render an opinion to the special committee and our board of directors that the USFilter offer to acquire the EarthLiquids division is fair, from a financial point of view, to Earthcare and our stockholders.

            At the conclusion of the meeting, the special committee unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, and recommended that our board of directors approve the EarthLiquids sale and the stock and asset purchase agreement and submit them to our stockholders for approval. The special committee's findings were subject to the receipt of the Wm. H. Murphy & Co., Inc. fairness opinion, the resolution of certain indemnification matters and the completion of the definitive agreement.

            On September 17, 2001, the special committee met to discuss the status of various transactions. Mr. Solomon informed the special committee that, except for certain environmental matters and compliance matters, the terms of the sale of the EarthLiquids division to USFilter were resolved. The special committee deferred a final decision on the EarthLiquids transaction, subject to the finalization of the environmental matters.

            On September 27, 2001, the special committee met to discuss the status of various transactions. Mr. Solomon informed the special committee of the status of the environmental and compliance matters relating to the sale of our EarthLiquids division to USFilter and informed the special committee that all indemnification matters had been resolved, other than for environmental matters, which were expected to be resolved in early October. At this meeting, Wm. H. Murphy & Co., Inc. rendered its oral opinion that the USFilter offer to acquire the EarthLiquids division is fair, from a financial point of view, to Earthcare and our stockholders. At the conclusion of the meeting, the special committee unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, and recommended that our board of directors approve the EarthLiquids sale and the stock and asset purchase agreement and submit them to our stockholders for approval. The special committee's findings were subject to the resolution of environmental indemnification matters.

            In early October 2001, the special committee and its legal counsel reviewed and commented the September 28, 2001 draft of the EarthLiquids stock and asset purchase agreement.

            On October 4, 2001, EarthCare and USFilter agreed to the final terms of the acquisition agreement for our EarthLiquids division. Mr. Solomon informed the special committee of the resolution of the environmental matters. See "The EarthLiquids Stock and Asset Purchase Agreement."

            On October 8, 2001, Wm. H. Murphy & Co., Inc. confirmed in writing its opinion to the special committee that the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to us and our stockholders.

            On October 11, 2001, the special committee unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, and recommended that our board of directors approve the EarthLiquids sale and the stock and asset purchase agreement and submit them to our stockholders for approval.

            On October 11, 2001, the board of directors again considered the EarthLiquids sale. Based in part upon the factors considered by, and the recommendation of, the special committee, and the fairness opinion of Wm. H. Murphy & Co., Inc., that the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to our stockholders and us, the board of directors unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, voted to submit them to our stockholders for approval and resolved to recommend that the shareholders vote for the EarthLiquids sale proposal.

            For additional important background relating to the sale of the Solid Waste division and components of the EarthAmerica division, see "The EarthLiquids Sale Proposal - Additional Background - Sale of the Solid Waste Divisions; Sale of Earth America Division."

USE OF PROCEEDS

            We will use the cash proceeds from the sale our EarthLiquids divisions, expected to be approximately $25.7 million in the aggregate, to pay a portion of the outstanding balance of our senior credit facility ($49.5 million as of October 11, 2001) and certain of our accounts payable.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

            As a result of potential conflicts of interest, our board of directors formed a special committee consisting of two independent directors to evaluate the proposed sale of the EarthLiquids division and other possible strategic transactions. The special committee has unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, and recommended that our board of directors approve the EarthLiquids sale and the stock and asset purchase agreement and submit them to our stockholders for approval.

            The board of directors unanimously determined that the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement are fair to and in the best interests of EarthCare and our stockholders, approved the EarthLiquids sale and the EarthLiquids stock and asset purchase agreement, voted to submit them to our stockholders for approval and resolved to recommend that the stockholders approve the EarthLiquids sale proposal. In doing so, our board of directors considered the factors considered by, and the conclusions and recommendation of, the special committee, and the fairness opinion of Wm. H. Murphy & Co., Inc., that the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to us and our stockholders.

FACTORS CONSIDERED BY THE SPECIAL COMMITTEE

            In reaching its determination that the EarthLiquids sale and the stock and asset purchase agreement are fair to, and in the best interests of, EarthCare and its stockholders, and in recommending that the full board of directors approve the sale and recommend to the stockholders that they vote to approve the sale, the special committee consulted with EarthCare's management and its financial and legal advisors, and considered a number of factors. In its decision to recommend and approve the EarthLiquids sale proposal, the most important benefits identified by the special committee were the following:

            POSITIVE FACTORS

            - The sale is required by our senior lenders and will allow us to pay down approximately $25.7 million in senior debt.

            -     The consideration to be paid for the EarthLiquids business.

            - The potential for revenue growth and profitability for EarthAmerica's remaining operations in Eagle, Pennsylvania, Deer Park, New York and Vernon, New Jersey.

            - The respective financial condition, results of operations, capital resources, capital requirements, risk profiles, growth, and prospects of the EarthLiquids business and the EarthCare solid waste business.

            - The respective economic and competitive environments in which the EarthLiquids business and the EarthCare solid waste business operate.

            -     The lack of other likely buyers for the EarthLiquids business.

            - The belief that the terms of the stock and asset purchase agreement and related agreements, and the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

            - Detailed financial analysis and pro forma and other information concerning EarthCare, the EarthCare solid waste business and the EarthLiquids business, as well as a financial analysis of the cost of shutting down the EarthLiquids business.

            - Detailed financial analysis and other information concerning EarthCare prepared by EarthCare's management team, as well as the opinion of Wm. H. Murphy & Co. Inc. that the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to us and our stockholders. The special committee considered the analysis and opinion of Wm.
                  H. Murphy & Co., Inc. to be an important factor in reaching a determination that the EarthLiquids sale should be approved.

            - The effect of shutting down the EarthLiquids business, including the charges to be incurred, compared to the consideration received under the EarthLiquids sale.

            - The EarthLiquids sale permits management and financial resources to be focused on the business that the Board believes has the greatest potential and can be currently funded, the EarthAmerica service centers in the Northeast U.S.


NEGATIVE FACTORS

            The investigation of potential risks and other negative factors identified by the special committee include the following:

            - That the consummation of the sale of our EarthLiquids business is conditioned upon a number of factors including: approval by our stockholders; the accuracy of the representations and warranties of the parties and compliance by the parties with their obligations under the stock and asset purchase agreement; the receipt of third-party consents including assignment of a substantial majority of the most significant EarthLiquids business customer contracts; and the absence of a material adverse change related to our EarthLiquids business.

            - That the failure of the sale to be consummated for any reason could adversely affect our EarthLiquids business through loss of customers, loss of employees and other factors.

            - That after the consummation of the sale of our EarthLiquids business, the EarthAmerica service centers in the Northeastern United States and the Solid Waste division would represent substantially all of our business assuming the Solid Waste division is not sold; that as a result, our total revenues would be substantially lower than they are currently; and that while the special committee believes EarthAmerica and the Solid Waste division have growth and profit potential, to date EarthCare has not generated a profit and has incurred significant operating losses.

            - That we have agreed to indemnify USFilter against certain losses and have agreed that USFilter will hold back approximately $4.9 million of the purchase price for 12 months after the closing of the sale to satisfy certain indemnification obligations, including any amounts required for expenses related to compliance with environmental laws, should they arise.

            - That members of our management and board of directors have interests in the sale of the EarthLiquids business that may conflict with the interests of our stockholders.

            - That the stock and asset purchase agreement prevents us from soliciting other transactions to acquire the EarthLiquids division or the assets of our EarthLiquids division.

            - That the loss of the cash flow from the sale of the EarthLiquids division will make it more difficult for EarthCare to service its existing debt.

            - Other risks described above under "Risk Factors" beginning on page 9 of this proxy statement.

            The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive but includes the material factors considered by the special committee. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the special committee, it did not find it practical to quantify, rank, or otherwise assign relative or specific weights to the factors considered. In addition, the special committee did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the special committee conducted an overall analysis of the factors described above, including discussions with EarthCare management and legal, financial and accounting advisors. In considering the factors described above, individual members of the special committee may have given different weight to different factors. The special committee considered all these factors as a whole and believed the factors supported its determination to approve the EarthLiquids sale and to recommend approval to the board of directors. After taking into consideration all of the factors set forth above, EarthCare's board of directors concluded that the EarthLiquids sale is fair to, and in the best interest of, EarthCare and its stockholders and that EarthCare should proceed with the EarthLiquids sale.

OPINION OF FINANCIAL ADVISOR

            The special committee retained Wm. H. Murphy & Co., Inc. to act as financial advisor and to render an opinion that the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to our stockholders and us.

            At the meeting of the special committee on September 27, 2001, Wm.
H. Murphy & Co. Inc. rendered its oral opinion, and then confirmed in writing on October 8, 2001, to the effect that, as of such date and based upon and subject to the various issues and conclusions set forth in the opinion, the USFilter offer to acquire our EarthLiquids division is fair, from a financial point of view, to us and our stockholders. No limitations were imposed by us on the scope of Wm. H. Murphy & Co., Inc.'s investigations or the procedures to be followed by Wm. H. Murphy & Co., Inc. in rendering its opinion.

            The full text of the fairness opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. You are urged to read the fairness opinion in its entirety. The fairness opinion was prepared for the benefit and use of the special committee and our board of directors in their respective consideration of the EarthLiquids sale and does not constitute a recommendation to you as to how you should vote at the special meeting in connection with the EarthLiquids sale proposal. The fairness opinion does not draw any conclusions on the relative merits of the EarthLiquids sale or any other transactions or business strategies discussed by the special committee as alternatives to the stock and asset purchase agreement or the underlying business decision of the board of directors to proceed with or effect the EarthLiquids sale, except with respect to the fairness of the consideration to be provided to Earthcare in connection with the EarthLiquids sale is fair to us and our stockholders, from a financial point of view.

            In connection with its opinion, Wm. H. Murphy & Co., Inc. reviewed, among other things:

            - the drafts of the stock and asset purchase agreement dated July 31, 2001, August 22, 2001, September 28, 2001 and October 5, 2001;

            - publicly available regulatory filings, including audited financial statements for the fiscal years ended December 31, 1998 through December 31, 2000 and quarterly unaudited financial statements for the first, second, and third quarters ended 1998 through June 30, 2001;

            - unaudited financial information relating to EarthLiquids for 1999, 2000 and through July 31, 2001,

            - details of options outstanding to executives, directors, employees and others including a detailed option summary as of August 15, 2001;

            -     corporate income tax returns for the years 1998 through 1999;

            - information relating to debt financing from Bank of America and Fleet Bank;

            - accounts receivable aging, inventory aging summary, and non-saleable inventory as of July 31, 2001;

            - information relating to margins and profitability for the year ended December 31, 2000 and the six months ended June 30, 2001;

            - EarthLiquids budgets, prepared by management, for the year ended December 31, 2001;

            - three year strategic plan for EarthLiquids prepared by our senior management;

            -     existing valuation analysis of the EarthLiquids division;

            -     discussions with the special committee and senior management;

            - certificate from senior officers at EarthCare attesting to the accuracy and completeness of information provided to Wm. H. Murphy & Co., Inc.; and

            - such other information, discussions, or analyses as Wm. H. Murphy & Co., Inc. considered appropriate in the circumstances.


            Wm. H. Murphy & Co., Inc. relied upon and assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by Wm. H. Murphy & Co., Inc. from public sources or information provided to Wm. H. Murphy & Co., Inc. by us or otherwise pursuant to their review. Wm. H. Murphy & Co., Inc. relied as to all legal, accounting, and tax matters with respect to this offer on legal counsel, accountants and other financial advisors of EarthCare. Wm. H. Murphy & Co., Inc. did not attempt to independently verify the accuracy or completeness of any such information, data, advice, opinions and representations.

            Wm. H. Murphy & Co., Inc.'s opinion was rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the period of the engagement and the conditions and prospects, financial and otherwise, of EarthCare as they were represented to Wm. H. Murphy & Co., Inc. in its discussions with management of EarthCare.

            In connection with its analysis, assumptions were made with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved with the transaction. Wm. H. Murphy & Co., Inc. believed these assumptions to be reasonable at the time made with respect to EarthCare and the industry in which it operates. It should be understood that, although subsequent developments may affect its opinion, Wm. H. Murphy & Co., Inc. does not have any obligation to update, reverse or reaffirm its opinion.

            Wm. H. Murphy & Co., Inc. believes that its opinion must be considered as a whole and that selecting portions, without considering all factors and analyses together, could create a misleading view of the process underlying the opinion rendered, and is not necessarily susceptible to partial analyses or summary descriptions. Any attempt to do so could lead to undue emphasis on any particular factor.

            Wm. H. Murphy & Co., Inc. used a variety of financial and comparative reviews, including those described below. Wm. H. Murphy & Co., Inc. did not attribute any particular weight to any specific review or factor considered, but rather made qualitative judgments based on its experience in rendering such opinions and on the circumstances and information as a whole.

            In connection with preparing to render its opinion, Wm. H. Murphy & Co., Inc.:

            - compared the consideration offered to the historical market prices for the other businesses;

            - compared the consideration offered to the value implied by analyses of comparable companies and comparable transactions;

            - compared the consideration offered to the value implied by discounted cash flow analyses;

            - reviewed with EarthCare management the likelihood of a party, other than USFilter, being interested in acquiring the EarthAmerica division on terms more favorable than those of USFilter; and

            - considered any factors or analyses that Wm. H. Murphy & Co., Inc. judged, based on their experience, to be relevant.

            Wm. H. Murphy & Co., Inc. is an independent American investment broker dealer, member N.A.S.D. and S.I.P.C., whose business includes corporate finance, mergers and acquisitions, equity, and fixed income sales and trading and investment banking. Pursuant to the terms of an engagement letter dated August 1, 2001, the special committee agreed to pay Wm. H. Murphy & Co., Inc. $87,500 for the rendering of the opinion. The special committee also agreed to reimburse Wm. H. Murphy & Co., Inc. for all reasonable out-of-pocket expenses associated with its engagement and to indemnify and hold Wm. H. Murphy & Co., Inc. harmless from any costs or damages, including attorney's fees, arising from or relating to Wm. H. Murphy & Co., Inc.'s efforts, regardless of any cause or any actual or alleged role, concurrent, or contributing, or other fault or negligence on the part of Wm. H. Murphy & Co., Inc. other than gross negligence or willful misconduct.

INTERESTS IN THE EARTHLIQUIDS SALE PROPOSAL THAT MAY DIFFER FROM YOUR INTERESTS

            In considering the recommendations of the special committee and the board of directors with respect to the sale of our EarthLiquids division, you should be aware that some of our directors and officers have interests in the EarthLiquids sale that are different from your interests as a stockholder. Donald F. Moorehead, Jr., our chairman and chief executive officer, and Raymond Cash, our former vice chairman, are each significant creditors and equity holders of EarthCare as guarantors of all or a portion of our senior credit facility, certain of our subordinated debt and certain of our performance and bid bonds, as holders, either directly or indirectly, of a portion of our 10% and 12% debentures, and as holders of our common and preferred stock.

            Mr. Moorehead has personally guaranteed our senior credit facility, the senior debt of our Solid Waste division, our bridge loans and all of our performance and bid bonds. As of September 30, 2001, these guarantees aggregated $75 million of indebtedness and other financial obligations. In addition, he has provided approximately $17 million of collateral to our senior lenders, has provided approximately $8 million of collateral to our Solid Waste division senior lender and has provided approximately $500,000 of collateral to one of our bridge loan lenders. Raymond Cash, our former vice chairman, has personally guaranteed $20 million of our senior credit facility and has provided $9.5 million of collateral to our senior lenders.

            Mr. Moorehead holds $7 million in face value of our Series A preferred stock. An affiliate of Mr. Moorehead holds $5.6 million in face value of our 10% Series A preferred stock. However, if the closing of the contemplated sale of our Solid Waste division on the terms of the letter of intent described in this proxy statement has occurred prior to the special meeting, there will be no shares of Series A preferred stock outstanding and only the holders of common stock will be entitled to vote on the proposals.

            On October 11, 1999, we completed a $15 million private placement of our 10% debentures, due October 31, 2006. We placed $7,887,000 of our 10% debentures with the following related parties:

            - Donald Moorehead, Chairman and Chief Executive Officer, and his immediate family - $3,537,000,

            -     Raymond Cash - $2,000,000,

            -     George Moorehead, brother of Donald Moorehead - $1,250,000,

            - Certain principals of the investment bank, Sanders Morris Harris, Inc., and their immediate families - $1,075,000, and

            - Founders Equity Group, an investment bank to whom Donald Moorehead provided debt and equity financing - $25,000.

            Interest is payable quarterly at the rate of 10% per year on the 10% debentures. From the closing through October 2001, interest is payable in kind by issuing additional 10% debentures. For the two years ending October 2003, interest may be paid in cash if permitted by our senior lenders, otherwise interest is payable in additional debentures. For the last three years, interest is payable in cash. The terms of the 10% debentures provided for an adjustment to the conversion price up to July 8, 2001. The holders of the 10% debentures may convert the 10% debentures into shares of our common stock at a rate of $1.05 per share. Based on the balance of the 10% debentures at June 30, 2001, if the holders converted their 10% debentures, they would receive 16,700,006 shares of our common stock.

            On March 31, 2001, June 30, 2001 and September 30, 2001, we issued to Mr. Moorehead and his affiliates and to Mr. Cash additional 10% debentures in lieu of cash interest payments, amounting to $571,235. We may call the 10% debentures at any time, and we are required to redeem the 10% debentures on October 31, 2006.

            Mr. Moorehead has also indirectly loaned us $3.0 million pursuant to a subordinated loan.

            On February 16, 2000, we completed a $20 million private placement of our 12% subordinated debentures, due March 30, 2008, including issuance of warrants to purchase 400,000 shares of our common stock. We placed the 12% debentures with the following related parties:

            -     Donald Moorehead, Chairman and Chief Executive Officer -
                  $7,500,000,

            - Moorehead Charitable Remainder Trust, for which Donald Moorehead is the trustee - $1,500,000,

            -     Cash Family Limited Partnership, an affiliate of Raymond Cash
                  - $7,500,000,

            -     Founders Equity Group, - $1,000,000,

            - George Moorehead, brother of Donald Moorehead - $1,500,000, and

            - An individual investor who has provided collateral for our senior credit facility - $1,000,000.

            The 12% debentures mature March 30, 2008 and accrue interest at 12% per year from the date of the sale, payable semi-annually on September 30 and March 30 of each year. The first interest payment due September 30, 2000 was deferred to March 31, 2001, and in return for such deferral, we issued additional warrants to purchase 400,000 shares of our common stock. We may pay interest on the 12% debentures by issuing our common stock. The number of shares issued is determined by dividing the interest payable by the closing price of our common stock on the day the interest is paid. On March 31, 2001 and September 30, 2001, we determined that 3,090,966 shares and 3,607,164 shares, respectively, of EarthCare's common stock were to be issued at a market value of $1.047 per share and $0.30 per share, respectively, for interest payments on the 12% debentures. We issued these shares on April 25, 2001 for the March 2001 interest payment and on September 28, 2001 for the September 2001 interest payment.

            If we default on our obligations under the senior credit facility, our senior lenders may foreclose on collateral pledged by Messrs. Moorehead and Cash to secure their personal guarantees and/or seek to enforce the guarantees directly. These events would also make more likely the enforcement of the guarantees of the performance and bid bonds. In addition, if we were to default on our obligations under our senior credit facility, the value of the subordinated debt and preferred equity, as well as the common stock, held by Messrs. Moorehead and Cash would decline or be extinguished.

            The special committee of the board of directors of EarthCare was aware of these potential conflicts of interest and took these interests into account in approving the proposed EarthLiquids sale. The final terms of the agreement between EarthLiquids and USFilter were negotiated on behalf of EarthLiquids by EarthCare's officers under the direct supervision of our special committee consisting of, initially, three and, later, two outside directors, each of whom has no connection with or relationship to USFilter and has no other interest in the EarthLiquids sale transaction.


THE EARTHLIQUIDS STOCK AND ASSET PURCHASE AGREEMENT

            THIS SECTION OF THE PROXY STATEMENT DESCRIBES THE MATERIAL TERMS OF THE STOCK AND ASSET PURCHASE AGREEMENT. WHILE EARTHCARE BELIEVES THIS DESCRIPTION COVERS THE MATERIAL TERMS OF THE EARTHLIQUIDS SALE, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE STOCK AND ASSET PURCHASE AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A.

            SALE OF THE EARTHLIQUIDS DIVISION

            Pursuant to the stock and asset purchase agreement, EarthCare and certain of our subsidiaries will sell to USFilter all of the assets other than certain excluded assets, as discussed below, that are owned, controlled, leased or licensed by us or our subsidiaries and used or intended to be used in the operation of the EarthLiquids division.

            PURCHASE PRICE, ADJUSTMENTS

            The purchase price to be paid by USFilter for the EarthLiquids division assets, including a specified amount of net working capital, will be approximately $35 million in cash, plus contingent payments of up to $5 million as discussed below. USFilter will hold back approximately $4.9 million of the purchase price for 12 months after the closing of the sale to satisfy certain indemnification obligations, including indemnification for expenses related to compliance with environmental laws, should they arise.

            If the aggregate working capital amount on the date of closing is less than $4,647,068, we will pay USFilter the difference. If the aggregate working capital amount on the closing date exceeds $4,647,068, USFilter will pay us the difference. The "working capital amount" represents current assets constituting part of the purchased assets, excluding cash and cash equivalents, less current liabilities constituting part of the assumed liabilities as of the same date. As of October 1, 2001, we estimate that the working capital adjustment will result in a decrease in the purchase price of approximately $1.1 million.

            HOLDBACK

            We expect that USFilter will hold back approximately $4.9 million of the purchase price for a period expected to be 12 months after the closing of the sale to satisfy certain indemnification obligations, including indemnification for expenses related to compliance with environmental laws, should they arise. The exact amount of the holdback and the expected period of time for the holdback are dependent upon the resolution of certain environmental matters at the EarthLiquids facility in Wilmington, Delaware.

            CONTINGENT PAYMENTS

            In addition to the $35 million cash purchase price described above, USFilter will pay to us, in accordance with the terms of the stock and asset purchase agreement, contingent payments of up to a maximum of $1.67 million promptly after each of the first, second and third anniversaries of the closing, for a total maximum for all contingent payments of up to $5 million.

            Contingent payments will be payable by USFilter promptly after the first, second and third anniversaries of the closing date only if the average price for used oil, including transportation costs, sold from the Plant City, Florida, Ft. Pierce, Florida, Pompano Beach, Florida, Baltimore, Maryland, Wilmington, Delaware and New Orleans, Louisiana facilities of the EarthLiquids division for such 12 month period is greater than $0.56 per gallon. The average price for used oil is calculated by dividing (1) the total revenue for processed oil for all of the above described facility locations by (2) the total volume (in gallons) of processed oil for all of such facility locations. If the average price for the relevant twelve month period exceeds $0.56 per gallon, then the contingent payment with respect to that 12 month anniversary period will be payable according to a schedule in the stock and asset purchase agreement.

            No contingent payment will be payable in any given year if the average price for that year is less than $0.56. Likewise, no contingent payment greater than $1,666,666.67 will be paid in any given year even if the average price for that year is greater than $0.59. No amounts will be carried forward from one anniversary period to a following anniversary period in the event the average price for that 12-month period failed to exceed $0.59.

            ACQUIRED ASSETS

            If the EarthLiquids sale transaction is approved, EarthCare and certain of our subsidiaries will sell to USFilter all of the assets other than certain excluded assets, as discussed below, that are owned, controlled, leased or licensed by us or our subsidiaries and used or intended to be used in the operation of the EarthLiquids division, including:

            - All of the machinery and equipment used by the EarthLiquids division;

            - All of the inventory of raw materials, work-in-process, and finished goods utilized by the EarthLiquids division, wherever located and whether or not obsolete or carried on EarthLiquids' financial statements,

            - All of the other tangible assets used by the EarthLiquids division, including office furniture, office equipment and supplies, computer hardware and software, leasehold improvements and vehicles;

            - All of the records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising materials and similar items of the EarthLiquids division;

            - All of the goodwill and rights in and to the EarthLiquids division, including the names "EarthLiquids," "International Petroleum" and "Magnum" and all of our rights in any other trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefore or registrations thereof, and any other forms of intellectual property used by the EarthLiquids division;

            - All of our rights with respect to the EarthLiquids division under leases for real or personal property and under all other leases, contracts, agreements, purchase and sale orders, service maintenance contracts and warranties and guaranties given, made or issued by any contractors, suppliers, manufacturers, installers and the like, and all of our rights with respect to the EarthLiquids division in any governmental authorizations, permits, licenses, certifications and similar intangible assets;

            - All of our trade and other notes and accounts receivable, advance payments, prepaid items and expenses, rights of offset, credits and claims for refund in respect of the EarthLiquids division,

            - All of those lots and pieces of ground, together with the buildings and improvements thereon, and all easements, rights and privileges appurtenant thereto, of all real property owned or used by the EarthLiquids division;

            - All of the claims, causes of action and judgments related to the EarthLiquids division; and

            -     All of the rights to the EarthLiquids division.

            EXCLUDED ASSETS

            We will retain, and the purchased EarthLiquids assets will not include, the following assets:

            -     all of our assets not utilized by the EarthLiquids division;

            - the consideration to be delivered to us pursuant to the stock and asset purchase agreement;

            - all claims, causes of action and judgments not assumed by USFilter or with respect to any retained liability.

            ASSUMED LIABILITIES

            USFilter will assume, pursuant to an assignment and assumption agreement in a form agreed to by the parties, the following liabilities related exclusively to the EarthLiquids division: (1) the liabilities in the amounts accrued on the final closing balance sheet, incurred as a result of operations in the ordinary course of business from the date of the financial statements as trade and other accounts payable; and (2) the liabilities related exclusively to the EarthLiquids division incurred after the closing date and specified pursuant to the express terms of the contracts, other than liabilities resulting from breach or nonperformance that predates the closing. However, USFilter will not assume any obligations to deliver goods, services or other items with respect to which payments were made prior to the closing date unless the amount of such payments has been paid to USFilter.

            COVENANT NOT TO COMPETE

            We, Mr. Moorehead and Mr. Habets have agreed, for a period of five years beginning on the closing date not to engage or have an interest, directly or indirectly, anywhere in the United States or any other geographic area where the EarthLiquids division does business, in any business competitive with that engaged in by the EarthLiquids division as of the closing date.

            We, Mr. Moorehead and Mr. Habets have agreed, for a period of five years beginning on the closing date not to either: (1) solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, from USFilter the business of any restricted customer for any product or service of the EarthLiquids division sold (or offered for sale) during the twelve-month period prior to the closing date; or (2) attempt or seek to cause any restricted customer to refrain, in any respect, from acquiring from or through USFilter any product or service of the EarthLiquids division sold (or offered for sale) during the twelve-month period prior to the closing date. Restricted customer means any actual customer to whom goods or services were provided by the EarthLiquids division during the 12-month period prior to the closing date and any potential customer whom the EarthLiquids division solicited (or actively considered soliciting) in the operation of the EarthLiquids division during the 12-month period prior to the closing.

            We have agreed, for a period of five years, beginning on the closing date not to directly or indirectly, request, induce or seek to induce any employee of USFilter to terminate his or her employment with USFilter, other than any such employee whose employment is terminated by USFilter.

            REPRESENTATIONS AND WARRANTIES

            The stock and asset purchase agreement contains customary representations and warranties by us as to the condition of the EarthLiquids division. These representations and warranties relate to:

            - our corporate organization and standing and similar corporate matters;

            - the authorization, execution, and enforceability of the stock and asset purchase agreement and each other related agreement,

            - the absence of conflict with, violation or breach of, or default under our certificate of incorporation, charter, bylaws, contracts and permits and applicable laws in connection with the stock and asset purchase agreement and the other transaction agreements;

            - any required consents, approvals and authorizations relating to the stock and asset purchase agreement and the related agreements,

            - the accuracy of certain of our financial statements as they relate to the EarthLiquids division;

            - the absence of any undisclosed liabilities except (A) those reflected or reserved against on our financial statements in the amounts shown; (B) those not required under GAAP to be reflected or reserved against in the financial statements; (C) those disclosed to USFilter in the disclosure schedules; and
                  (D) those of the same nature as those set forth on our financial statements that have arisen in the ordinary course of business after the date of the financial statements, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on our business, financial condition or prospects or the EarthLiquids division and none of which is a liability for breach of contract or warranty or has arisen out of any tort, infringement of any intellectual property rights or violation of law or is claimed in any pending or threatened legal proceeding;

            - as of the date of the stock and asset purchase agreement, the absence of certain adverse changes or occurrences since June 30, 2001 with respect to the EarthLiquids division;

            -     tax matters;

            -     the condition of the inventory of the EarthLiquids division;

            - the collectibility of the accounts receivables of the EarthLiquids division;

            - title to and condition of the acquired assets owned or leased by us,

            - pending or threatened litigation affecting the EarthLiquids division or the purchased assets,

            - contracts that constitute purchased assets or assumed liabilities that contain certain identified types of provisions,

            - permits required to conduct the operations of the EarthLiquids division,

            -     compliance with applicable laws, including environmental laws;

            - real property currently owned, used or leased by us or in which we have an interest in connection with the operation of the EarthLiquids division;

            -     transactions with related parties;

            - certain labor matters involving or relating to the EarthLiquids division or EarthCare;

            -     liability for express and implied warranties;

            - intellectual property that is used, held for use or intended to be used in the operation or conduct of the EarthLiquids division;

            -     employee benefit matters;

            - the sufficiency of the purchased assets to conduct the EarthLiquids division;

            -     certain environmental matters;

            -     relations with customers; and

            - fees payable by us to brokers, investment bankers, financial advisors or other persons in connection with the purchase of the EarthLiquids division.

            The stock and asset purchase agreement also contains customary representations and warranties of USFilter. These representations and warranties relate to:

            - the corporate organization and standing of USFilter and its parent, United States Filter Corporation and similar corporate matters;

            - the authorization, execution, and enforceability of the stock and asset purchase agreement and the other transaction agreements;

            - the absence of conflict with, violation or breach of, or default under any of the certificate of incorporation, charter, bylaws or contracts of USFilter and applicable laws in connection with the stock and asset purchase agreement and the related agreements;

            - and any required consents, approvals and authorizations relating to the stock and asset purchase agreement and the related agreements;

            - the absence of any pending or threatened litigation in connection with any of the transactions contemplated by the stock and asset purchase agreement;

            - fees payable by USFilter to brokers, investment bankers, financial advisors or other persons in connection with the purchase of the EarthLiquids division; and

            - the availability of funds to effectuate the transactions contemplated by the stock and asset purchase agreement.

            COVENANTS

            The stock and asset purchase agreement contains covenants of EarthCare customary for transactions of the type contemplated by the EarthLiquids sale, including covenants to:

            - conduct the EarthLiquids business in a manner consistent with past practice between the date of the stock and asset purchase agreement and the closing of the EarthLiquids sale;

            - take certain actions and refrain from certain actions with respect to tax matters;

            - allow USFilter full access to the EarthLiquids business records during normal business hours prior to closing;

            - use commercially reasonable efforts to satisfy each closing condition;

            - assist USFilter to provide an efficient transfer of the purchased assets and to avoid any undue interruption in the activities and operations of the EarthLiquids division; and

            - pay severance and termination benefits with respect to its employees and comply with the Worker Adjustment and Retraining Act and any regulations related to that Act.

            INDEMNIFICATION

            We have agreed to indemnify USFilter for any damages to USFilter arising from:

            -     breach of any of our representations or warranties;

            - a breach or non-fulfillment of any covenant or agreement made by us under the stock and asset purchase agreement;

            - any liabilities retained by us under the stock and asset purchase agreement;

            -     noncompliance with environmental laws; and

            -     any liability arising before or existing on the closing date.

            We are not required to indemnify or hold harmless any person for untrue or incorrect representations or warranties unless the aggregate of all losses for which we would be liable exceeds $110,000, and then we will be liable for the full amount of those damages. Our indemnification obligations for breach of representations and warranties are limited to a maximum amount equal to 70% of the purchase price, as adjusted, plus any contingent payments received under the purchase agreement. However, the $110,000 threshold and the cap will not apply to damages arising out of fraud, negligent misrepresentation or certain representations and warranties relating to authorization, authority, taxes, title to assets and real property, employee benefits and environmental matters.

            USFilter has agreed to indemnify us for any damages to us arising from:

            -     any breach by of its representations or warranties;

            - a breach or non-fulfillment of any covenant or agreement made be USFilter under the stock and asset purchase agreement; and

            - any liabilities assumed by USFilter under the stock and asset purchase agreement.

            CONDITIONS TO CLOSING

            The consummation of the EarthLiquids sale is subject to certain conditions. Our obligations are subject to the following conditions:

            - Each of the representations and warranties of USFilter contained in the stock and asset purchase agreement that are qualified as to materiality shall be true and correct, and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of the closing date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the closing date;

            - USFilter shall have performed all of the covenants and complied in all respects with all of the provisions required by the stock and asset purchase agreement to be performed or complied with by it at or before the closing;

            - No statute, regulation or order of any governmental body shall be in effect that restrains or prohibits the transactions contemplated by the stock and asset purchase agreement;

            - USFilter shall have delivered a certificate, dated the closing date, in such detail as we shall reasonably request, certifying to the fulfillment of certain conditions;

            - We shall have received the other deliveries required under the stock and asset purchase agreement, including:

                  o     an assumption agreement;

                  o a certificate of the appropriate public official to the effect that USFilter is a validly existing corporation in the State of Delaware;

                  o a certificate of the secretary of each of USFilter and United States Filter Corporation, setting forth the resolutions of their respective board of directors, authorizing the execution and delivery of the stock and asset purchase agreement and the performance of the transactions contemplated hereby,

                  o     the purchase price;

                  o and other agreements and documents as we may reasonably request.

            The obligation of USFilter to consummate the closing is subject to the satisfaction or waiver of several conditions, including:

            - The EarthLiquids stock and asset purchase agreement and the related transactions must have been approved and adopted by our stockholders and by the requisite vote of the stockholders of each of our selling subsidiaries;

            - Each of our representations and warranties contained in the stock and asset purchase agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of the closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the closing;

            - We shall have performed in all respects all of the covenants and complied with all of the provisions required by the stock and asset purchase agreement to be performed or complied with by it at or before the closing;

            - No statute, regulation or order of any governmental body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect USFilter's ownership of the purchased assets or assumption of the assumed liabilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any governmental body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by the stock and asset purchase agreement or any of the other agreements or seeking monetary or other relief by reason of the consummation of any of such transactions;

            - Between the date of the purchase agreement and the closing, there shall have been no material adverse change, regardless of insurance coverage therefor, in the EarthLiquids division or the purchased assets, or the commercial relationships, prospects or financial condition of the EarthLiquids division;

            - USFilter shall have obtained satisfactory assurances from us that all matters relating to compliance with environmental laws by us have been resolved, attended to or otherwise addressed so that we are in compliance with all applicable environmental laws prior to the closing;

            - We shall have delivered a certificate, dated the closing, in such detail as USFilter shall reasonably request, certifying to the fulfillment of the conditions set forth above;

            - USFilter shall have received executed noncompetition agreements from Mr. Moorehead and Mr. Habets, in form and substance reasonably satisfactory to counsel for USFilter,

            - USFilter shall have received the other closing documents referred to in the stock and asset purchase agreement,

            - USFilter shall be satisfied with all matters relating to the EarthLiquids division and the purchased assets, including without limitation, (A) all contracts, agreements, warranties, leases, licenses, properties and permits, (B) all of the books and records of the EarthLiquids division and (C) the environmental condition of the real property;

            - USFilter shall have received an estoppel certificate from the lessor of each leasehold estate included in the real property, in form and substance satisfactory to USFilter;

            - USFilter shall have obtained for each parcel of real property owned by us a final marked commitment to issue to USFilter an owner's policy of title insurance, in a coverage amount equal to the fair market value of such real property, insuring good and marketable fee simple title to such real property, with mechanic's liens coverage and such endorsements as USFilter may have reasonably requested and with exceptions only for applicable standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession) and certain encumbrances permitted under the stock and asset purchase agreement;

            - USFilter shall have received from us, with respect to the real property owned by us, surveys and related documentation;

            - a certificate, duly executed and acknowledged by one of our officers under penalty of perjury stating our name, address and federal tax identification number and stating that we are not a "foreign person",

            - We shall have received the necessary consents, approvals and actions;

            - We shall have obtained from our senior lenders a release of all liens and mortgages relating to the assets of the EarthLiquids division; and

            - USFilter shall have received approval for the transactions contemplated hereby from its board of directors and from the board of directors of our parent corporation, United States Filter Corporation.

            TERMINATION

            EarthCare and USFilter each have the right to terminate the stock and asset purchase agreement under certain circumstances customary to transactions similar to the EarthLiquids sale, which include:

            -     mutual consent of USFilter and EarthCare;

            - by USFilter, if any of the conditions to its obligations under the stock and asset purchase agreement shall not have been fulfilled by October 31, 2001 and shall not have been waived by USFilter; and

            - by us, if any of the conditions to our obligations under the stock and asset purchase agreement shall not have been fulfilled by October 31, 2001 and shall not have been waived by us.

            In the event of termination of the stock and asset purchase agreement by either USFilter or EarthCare pursuant to the second or third bullet points above, USFilter, on the one hand, and EarthCare, on the other hand, will be liable to the other for any breach of the stock and asset purchase agreement, which breach led to the termination by the other party, and the indemnification rights and obligations of the parties set forth in the stock and asset purchase agreement will survive the termination. USFilter and EarthCare will also be entitled to seek any other remedy to which they may be entitled at law or in equity in the event of termination, which remedies shall include injunctive relief and specific performance. In the event that the stock and asset purchase agreement is terminated by a party pursuant to the second or third bullet point above solely as a result of a breach by the other party of a representation or warranty of that other party, and the breach could not have been reasonably anticipated by that other party and was beyond the reasonable control of that other party, then the remedy of the party terminating the stock and asset purchase agreement will be limited solely to recovery of all of that party's costs and expenses.

            EXCLUSIVITY

            Until the stock and asset purchase agreement is terminated, we may not allow any of our directors, officers, employees or agents to, directly or indirectly:

            - solicit, initiate or encourage any inquiries or proposals from,

            -     discuss or negotiate with,

            -     provide any nonpublic information to, or

            -     consider the merits of

any unsolicited inquiries or proposals from any person other than USFilter relating to any transactions involving the sale of the EarthLiquids division, the EarthLiquids assets, other than in the ordinary course of business, or any of our capital stock, or any merger, consolidation, business combination or similar transaction involving us.

            RELATED AGREEMENTS

            As a condition to the consummation of the EarthLiquids sale, EarthCare and USFilter will execute a security deposit agreement to provide for the terms upon which the security deposit portion of the purchase price shall be held and distributed.

                CERTAIN TAX CONSEQUENCES OF THE EARTHLIQUIDS SALE

            The transaction to sell our EarthLiquids division to USFilter is structured primarily as a sale of assets. We expect to realize a tax loss of approximately $19 million on the sale of EarthLiquids. We expect that the majority of this tax loss will be capital and long-term in nature. As a result, we will be limited in our ability to benefit from any tax losses generated by the sale of our EarthLiquids division. In order to benefit from the tax loss from the EarthLiquids transaction, we will likely have to enter into a transaction that will generate a capital gain. At present, we do not expect to and have no plans to enter into such a transaction, other than the planned sale of our Solid Waste division. If we sell our Solid Waste division as currently contemplated pursuant to the terms of the letter of intent described in this proxy statement, we would expect that such sale would generate a capital gain; however, we cannot currently estimate the probability of such a sale or the amount of long-term capital gain that would result from this sale. As a result, it is more likely than not that we will not be able to benefit from the tax loss from the sale of EarthLiquids and we do not plan to recognize any benefit from this tax loss.

                              REGULATORY APPROVALS

            We are aware of no material governmental or regulatory approvals required before the completion of the EarthLiquids transaction, other than compliance with federal and state securities laws.

                               DISSENTERS' RIGHTS

            Delaware corporate law does not afford dissenters' or appraisal rights in connection with the sale of our EarthLiquids division.

                              ADDITIONAL BACKGROUND

SALE OF SOLID WASTE DIVISION

            From November 2000 through July 2001, Messrs. Moorehead, Habets and Solomon met with various investment firms in order to seek equity and debt capital to fund the future growth of our Solid Waste division. During this time period, meetings and discussions were held with approximately 10 firms that had expressed an interest in the solid waste industry. The general results of these meetings were not satisfactory. While the firms were interested in funding a solid waste company, the general reaction was negative due to our past operating results, our debt structure and the significant dilution that would result to our existing stockholders.

            In July 2001, Messrs. Moorehead, Habets and Solomon participated in several discussions with an investment firm. During July 2001, members of the investment firm visited our Solid Waste division's operations in Florida.

            On August 10, 2001, the investment firm offered to buy our Solid Waste division for between $28.0 million and $32.0 million in cash. On August 11, 2001, Mr. Solomon informed the special committee that we had received an offer to acquire our Solid Waste division. During the remainder of August, additional discussions were held between members of the investment firm and Messrs. Moorehead, Habets and Solomon about the proposed sales price and the terms of the acquisition. The special committee initially approved continued discussions with these prospective buyers. During August, the members of the special committee and the board of directors were informed at various times by telephone and by email about the progress of the negotiations. Towards the end of August, they were also informed that the investment firm would not increase their offer and that the executive management team did not believe that their offer was adequate. At the end of August, following their negotiations with the investment firm, Messrs. Moorehead, Habets and Solomon concluded that the price and terms offered by the investment firm to acquire our Solid Waste division were not adequate.

            At a meeting of the special committee on September 7, 2001, Mr. Solomon informed the special committee members that the negotiations with the financial buyer for the Solid Waste division had been terminated. Our executive management team had concluded that the price range offered for our Solid Waste division was not adequate and the members of the special committee were individually consulted and concurred with this decision.

            During September 2001, Messrs. Moorehead and Habets informed Mr. Solomon about Mr. Moorehead's interest in buying our Solid Waste division with a private company he owns, General Waste Corporation. Following several discussions about their interest, on September 13, 2001, General Waste provided Mr. Solomon, on behalf of the board of directors of EarthCare, an offer to acquire our Solid Waste division for $42.0 million. The consideration consisted of $1 million to repay a portion of our senior credit facility, $1.5 million to pay EarthAmerica and corporate vendor obligations, the assumption of all senior debt and bridge loans of the Solid Waste division, and the conversion, as further described below, of up to $21 million of our preferred stock, 10% debentures and 12% debentures into common equity of the acquiring company.

            At the September 17, 2001 special committee meeting, Mr. Solomon informed the special committee of the offer from General Waste to acquire our Solid Waste division for $42 million. Following discussion by the members of the special committee, the special committee directed Mr. Solomon, our counsel and the special committee's counsel to review and investigate various matters and report back to the special committee at its next scheduled meeting on September 27, 2001.

            At the September 27, 2001 special committee meeting, Mr. Solomon, representatives from Baker Botts, and representatives from Hughes & Luce reviewed certain matters with the members of the special committee relating to the offer to acquire our Solid Waste division. Mr. Solomon also informed the special committee that our senior lenders and the placement agent of our 10% debentures and one of its bridge loans had reviewed the terms of the offer to buy our Solid Waste division and, at present, based on those terms, would not approve the transaction. The members of the special committee discussed matters relating to the offer to buy our Solid Waste division and deferred any decision on this transaction until various matters relating to this transaction could be resolved, including obtaining the needed approval from our senior lenders.

            On September 27, 2001, General Waste and EarthCare were informed that the senior lenders would consent to the sale of our Solid Waste division if the offer were amended to provide for a payment of $5 million to our senior lenders.

            On October 6, 2001, General Waste presented a revised offer to EarthCare, which subsequently was revised into a letter of intent.

            On October 11, 2001, immediately prior to the meeting discussed below, the members of the special committee negotiated improvements to the letter of intent proposed by General Waste.

            On October 11, 2001, a special committee of our board of directors reviewed the terms and conditions of the Solid Waste transaction as set forth in the letter of intent. At that meeting, Wm. H. Murphy & Co., Inc., the special committee's financial advisor, indicated that it was prepared to render an opinion to the special committee and our board of directors, that the General Waste offer to acquire our Solid Waste division, as described in the letter of intent, is fair to EarthCare and our stockholders, from a financial point of view. At the conclusion of the meeting, the special committee determined that the General Waste offer to acquire the Solid Waste division, as described in the letter of intent, is fair to and in the best interests of EarthCare and our stockholders, and approved the execution of the letter of intent. In so doing, the special committee considered, among other things, the views of Wm. H. Murphy & Co., Inc., its financial advisor. Afterwards, on October 15, 2001, EarthCare and General Waste executed the letter of intent, which is described immediately below.

            The Solid Waste transaction will be structured as a merger pursuant to which our wholly owned subsidiary, Earth Resource Management, which conducts our Solid Waste business, will be merged with and into General Waste or a wholly owned subsidiary of General Waste. At the effective time of the merger, we will receive in exchange for our stock in Earth Resources Management, merger consideration of $5,000,000 in cash, $18,937,000 in the aggregate of principal amount of our Series A preferred stock and face amount of our 12% debentures, and a warrant to acquire 8% of General Waste's common stock as of the closing. Prior to the closing of the Solid Waste sale transaction, Mr. Moorehead and certain of his affiliates will contribute to General Waste in exchange for General Waste common stock the $18,937,000 in the aggregate of principal amount of our Series A preferred stock and face amount of our 12% debentures that will comprise a portion of the merger consideration. The order in which these securities will be contributed by Mr. Moorehead and his affiliates will be preferred stock and then 12% debentures.

            The total consideration for the Solid Waste division is calculated as approximately $42 million (excluding the Warrant), including the amounts referred to above, as follows:

            - $5 million in cash forming a portion of the merger consideration, which would be used to reduce our senior debt;

            - $18,937,000 in face value of our Series A preferred stock and principal amount of our 12% debentures forming a portion of the merger consideration;

            - assumption of approximately $7,800,000 of indebtedness of Earth Resource Management of Florida, Inc. payable to CIB Marine Bank;

            - assumption of approximately $3,263,000 of indebtedness of Earth Resource Management of Florida, Inc. and Earth Resource Management of South Florida, Inc. in the form of existing equipment and mortgage notes payable;

            - assumption of $2,500,000 of indebtedness of Earth Resource Management of South Florida, a wholly-owned subsidiary of Earth Resource Management of Florida, in the form of a bridge loan placed by Sanders Morris Harris;

            - assumption of $3,000,000 of indebtedness of Earth Resource Management of Florida in the form of a bridge loan payable to Solid Waste Resources; and

            - assumption of $1,500,000 of indebtedness of Earth Resource Management of South Florida, a wholly-owned subsidiary of Earth Resource Management, in the form of a bridge loan payable to Sagemark Capital.

            Shareholders should be aware that face value of the Series A preferred stock and the principal amount of the 12% debentures used in calculating the $42 million of consideration is not the equivalent of market value. The special committee, however, has determined that the terms of the proposed sale of the Solid Waste division to General Waste Corporation are fair to, and in the best interests of, EarthCare and our stockholders, based in part upon the fairness opinion of Wm. H. Murphy & Co., Inc., that the General Waste offer to acquire our Solid Waste division sale is fair, from a financial point of view, to us and our stockholders. In addition, although General Waste will assume $2,500,000 of indebtedness in the form of a bridge loan placed by Sanders Morris Harris, and $1,500,000 of indebtedness in the form of a bridge loan payable to Sagemark Capital, EarthCare has obligations under those agreements, including obligations to issue common stock of EarthCare, and EarthCare will not be released from these obligations unless and until General Waster repays in full all indebtedness under such loans.

            In addition, effective upon the Closing of the Transaction Mr. Moorehead and his affiliates will agree with EarthCare that:

            o the interest rate on any of the 10% or 12% debentures held by Mr. Moorehead or his affiliates will be lowered to 8%; and

            o if EarthCare is unable to repay these debentures with alternate sources of debt or equity financing on terms favorable to EarthCare at maturity on October 1, 2006, these debentures will be converted to common equity of EarthCare, at a conversion price of $1.00 per share.

            The Warrant forming a part of the Merger Consideration will be exercisable in whole or in part from time to time during the period commencing on the third anniversary and ending on the fifth anniversary of the closing of the Transaction. The Warrant will be for 8% of the outstanding shares of General Waste as of the closing of the Transaction. The exercise price of the Warrant will be 150% of the initial equity price for General Waste common shares, derived by dividing the sum of the principal amount of the debentures and the face value of the preferred stock contributed by Mr. Moorehead and his affiliates in exchange for common stock in General Waste by the number of shares of common stock issued by General Waste in exchange therefor. The exercise price for the Warrant is expected to be $26.25 per share of General Waste common stock. The Warrant shall have a cashless exercise feature, whereby the Warrant may be exercised and the shares to be issued may be paid for using common shares of General Waste instead of cash.

            The Letter of Intent contemplates that to reduce the benefits of the Warrant to Mr. Moorehead, Mr. Cash and their affiliates, they will be required to enter into an agreement providing that if the proceeds of such Warrant are ever distributed to the stockholders as such, they will waive their rights to such distributions, or recontribute them to the equity of Earthcare for no additional consideration. In addition, if Mr. Cash and his affiliates agree to reduce the interest rate and to convert their 10% and 12% debentures at maturity, as has Mr. Moorehead as indicated above, then Mr. Cash and his affiliates would be entitled to the benefits of the Warrant on the same basis as the other shareholders of EarthCare other than Mr. Moorehead and his affiliates.

            After the close of the sale of the Solid Waste division, General Waste or Mr. Moorehead intends to offer to exchange shares of General Waste common stock, on a pro rata basis, for up to 29% of the outstanding 10% debentures and 12% debentures held by third parties. If the offer were made by General Waste, upon receipt of our subordinated debentures, General Waste would then exchange those securities for shares of General Waste common stock held by Mr. Moorehead.

            The letter of intent provides that as part of the sale of the Solid Waste division, General Waste would assume EarthCare's employment agreement with Harry Habets, EarthCare's President and Chief Operating Officer, and the performance bonds issued on behalf of EarthCare for the Solid Waste Division.

            The sale of the Solid Waste division is subject to several conditions, including:

            - consent of our senior lenders, which approval is the subject of a proposed fifth amendment of our senior credit facility, which requires paying down our senior credit facility by $5 million at the closing of this sale;

            -     consent of our 10% and 12% debenture holders;

            - consent of the holders of bridge loans placed by Sanders Morris Harris;

            - consent of the holders of the bridge loan placed by Solid Waste Resources;

            - consent of the holders of the bridge loan placed by Sagemark Capital;

            - approval and consent of CIB Marine Bank, the senior lender to Earth Resource Management of Florida;

            - consent of the equipment and mortgage lenders to Earth Resource Management of Florida and Earth Resource Management of South Florida,

            - General Waste obtaining financing to fund the acquisition $5 million cash portion of the merger consideration;

            -     the issuance of performance bonds to Earth Resource
                  Management;

            -     the negotiation and execution of definitive agreements;

            - the receipt of an opinion of the financial advisors to the special committee of our board of directors as to the fairness of the transaction from a financial point of view to EarthCare and our stockholders;

            -     approval of the General Waste board of directors; and

            -     approval of our board of directors and special committee.

            EarthCare and General Waste are currently negotiating definitive agreements. EarthCare and General Waste intend to close the sale of the Solid Waste division as soon as possible after the approval of the definitive agreements and the sale of the Solid Waste division by the special committee, the recommendation by the special committee that the definitive agreements and the sale of the Solid Waste division be approved by our board of directors, the receipt of a satisfactory fairness opinion to the special committee from Wm. H. Murphy & Co, Inc., and the satisfaction of all applicable conditions.

            THE SALE OF THE SOLID WASTE DIVISION DOES NOT REQUIRE, AND WE ARE NOT SOLICITING, THE APPROVAL OF OUR STOCKHOLDERS. ALTHOUGH WE ANTICIPATE THAT WE WILL CLOSE THE SOLID WASTE TRANSACTION PRIOR TO THE SPECIAL MEETING, THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO SELL THE SOLID WASTE DIVISION ON THE TERMS SET FORTH IN THE LETTER OF INTENT, ON THE TIMETABLE SET FORTH ABOVE OR ON TERMS SATISFACTORY TO OUR SENIOR LENDERS.

SALE OF EARTHAMERICA DIVISION

            During October 2000, Mr. Addy, our vice president of business development, sales and marketing, was contacted by a strategic buyer about the possible purchase of the EarthAmerica division. During November 2000, Mr. Addy and Mr. Solomon met with representatives of the strategic buyer to discuss their interest in buying our EarthAmerica division. In December 2000, Mr. Addy and Mr. Solomon met with representatives of the strategic buyer for further discussions. The management of the strategic buyer concluded that they were interested in buying only the septic and restaurant lines of business of our EarthAmerica division and that the purchase price would be a combination of cash and a promissory note. The amount of the purchase price was not agreed to. Given that only a portion of the proceeds of the sale would have been cash, Mr. Addy and Mr. Solomon, with the approval of Mr. Moorehead, decided not to pursue further discussions.

            During December 2000, Mr. Addy was contacted by the chief financial officer of another strategic buyer, who expressed interest in acquiring our EarthAmerica division. During January 2001, several meetings were held with members of this strategic buyer's management team and members of our executive management and EarthAmerica's management. On January 23, 2001, the strategic buyer provided us with an offer letter to buy our EarthAmerica division for $25 million in cash and a $3 million contingent payment based on the future earnings of the EarthAmerica division. In addition, the strategic buyer agreed to share the proceeds exceeding $15 million from the sale of EarthAmerica's bulk hauling, industrial digest, portable toilet and plumbing business units. We would also retain approximately $4 million in working capital from the EarthAmerica division.

            This offer letter was discussed and reviewed by our executive management team and with the independent members of the board of directors. Based on the results of those discussions, our executive committee of the board of directors decided to proceed with discussions, negotiations and due diligence with the strategic buyer for the sale of the EarthAmerica division.

            During the months of February, March and April, representatives of the strategic buyer and their legal and financial advisors performed their due diligence review at our Dallas office and at the service centers in Dallas, Houston, Atlanta, Orlando and Vernon, New Jersey. During this period, several drafts of a proposed acquisition agreement were provided by the strategic buyer. These drafts were reviewed, discussed and negotiated by our executive management team and the special committee. During April and May 2001, representatives of the strategic buyer indicated that they were revising their interest in our EarthAmerica division. In May 2001, the chief executive officer and the chief financial officer of the strategic buyer indicated that they were interested in acquiring only the septic and restaurant grease traps lines of business of the EarthAmerica division.

            On June 8, 2001, the strategic buyer provided a new offer to purchase the septic and restaurant grease trap lines of business of the EarthAmerica division for $10 million in cash and a $3 million contingent payment based on the future financial performance of those lines of business. During June and July 2001, discussions continued between members of the strategic buyer's management and our executive management team.

            On August 27, 2001, the strategic buyer indicated that it was interested in acquiring only the septic and restaurant grease trap lines of business in the Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida markets. Following discussions and negotiations in late August and early September 2001, the strategic buyer orally agreed to acquire these lines of business for $4.6 million in cash.

            At the September 17, 2001 special committee meeting, Mr. Solomon informed the special committee of the status of the sale of the EarthAmerica service centers in Houston and Dallas, Texas, Austell, Georgia and Orlando, Florida. He informed the special committee that the strategic buyer had orally confirmed the offer for these assets would be $4.6 million in cash and that the buyer would like to complete the acquisition in October 2001. The special committee deferred a decision on this sale pending a review of the acquisition agreement and the terms contained therein.

            At the September 27, 2001 special committee meeting, Mr. Solomon informed the special committee of the terms of the proposed acquisition agreement for the sale of EarthAmerica South U.S. service centers to a strategic buyer for $4.6 million in cash. Such terms had been previously provided to, and commented on by, legal counsel to the special committee. Following discussion among the members of the special committee, the special committee unanimously recommended that this transaction should be approved by EarthCare's board of directors.

            On October 7, 2001, Mr. Solomon informed the special committee that the strategic buyer had reduced its offer for the EarthAmerica South U.S. locations to $4.0 million and indicated that it was not interested in acquiring the liquid waste treatment line of business and the related assets located in Orlando, Florida. Mr. Solomon informed the special committee that this change by the strategic buyer was accepted by EarthCare's executive management team.

            We are in the process of negotiating an acquisition agreement for these lines of business. Subject to normal terms and conditions, including the completion of due diligence review and execution of an acquisition agreement, we expect to close this transaction in October 2001.

            EarthAmerica - Pompano service center

            In February 2001, we sold the assets of the Pompano Beach, Florida service center to RGR Environmental, a private company owned by the former owners, for $950,000 in cash. We used the cash proceeds to pay down our senior credit facility.

            EarthAmerica - Georgia plumbing line of business

            In August 2001, we completed the sale of our plumbing operations in Georgia that were part of the Gainesville and Austell, Georgia service centers to the general manager of our EarthAmerica service center in Gainesville, Georgia for $1,000,000 in cash and a $300,000 note receivable. In addition, we obtained a release from the general manager from our obligations under his employment contract and a contingent consideration agreement.

            EarthAmerica - bulk hauling line of business in Eagle, Pennsylvania

            During the second quarter of 2001, we were contacted by representatives from two strategic buyers each interested in acquiring one of the bulk hauling line of business in EarthAmerica's service centers in Eagle, Pennsylvania and in Deer Park, New York, respectively. Letters of intent to acquire these businesses were signed on April 17 and May 8, 2001 for the Deer Park and Eagle service centers, respectively. On August 27, 2001, the strategic buyer interested in the Deer Park service center indicated that they were no longer interested in buying the Deer Park service center. We continue to discuss and negotiate the sale of the bulk hauling line of business with the other strategic buyer.

            EarthAmerica - portable toilet line of business in Vernon, New
Jersey

            We have entered into a non-binding letter of intent to sell our portable toilet business in Vernon, New Jersey for $700,000 in cash, subject to obtaining financing, completing due diligence and negotiation of an asset acquisition agreement. This transaction is expected to be completed in October 2001.

            EarthAmerica - septic services line of business in Orlando, Florida

            In September 2001, we completed the sale of our septic line of business in Orlando, Florida for $25,000 in cash and $625,000 in a note receivable, payable over five years to the general manager of our Orlando service center.

            EarthAmerica - service centers in Eagle Pennsylvania and Vernon, New Jersey

            We have received expressions of interest from two other prospective buyers to acquire our service centers in Eagle, Pennsylvania and Vernon, New Jersey. We have not entered into any written or oral letters of intent or acquisition agreements with respect to these properties.

                                  PROPOSAL TWO:
              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION


            Our authorized capital is currently 100,000,000 shares of capital stock, consisting of 70,000,000 shares of common stock and 30,000,000 shares of preferred stock. As more fully described below under "Purpose and Effect of the Proposed Amendment," we need to increase the number of authorized shares of common stock to permit the issuance of common stock for conversions of debt securities, exercises of options and warrants and for other existing obligations to issue common stock in the future. As of October 1, 2001 we had issued and outstanding 21,980,125 shares of common stock and 12,915,000 shares of Series A preferred stock. However, if the contemplated sale of our Solid Waste division closes in accordance with the terms of the letter of intent described in this proxy statement, no shares of preferred stock will be outstanding. In addition, a total of 897,671 shares of common stock are reserved for issuance under our stock-based compensation plans. We may also need additional authorized shares for issuance in future acquisitions and for other corporate purposes, including but not limited to equity financings, convertible security financings, stock dividends and stock splits, and options and other stock-based compensation for employees. Accordingly, our board of directors has approved an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 70,000,000 to 200,000,000.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

            To effect the increase in authorized shares of EarthCare common stock, it is proposed that Article IV of our Certificate of Incorporation be amended to read in its entirety as follows:

                                    The Corporation shall have authority, acting
                        by the Board of Directors of the Corporation (the "Board of Directors), to issue not more than two hundred thirty million (230,000,000) shares of capital stock divided into classes as follows:

                                    (a) Two Hundred million (200,000,000)
                        shares of common stock, $.0001 par value per share (the "Common Stock"), such shares entitled to one (1) vote per share on any matter on which stockholders of the Corporation are entitled to vote and such shares being entitled to participation in dividends and to receive the remaining net assets of the Corporation upon dissolution, subject to the rights of any holders of any shares of Preferred Stock having a liquidation preference over the Common Stock.

                                    (b) Thirty million (30,000,000) shares of
                        preferred stock, $.0001 par value per share (the "Preferred Stock"), which may be issued from time to time in one or more series and entitled to such preferences to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution and shall have such distinctive designations as determined by the Board of Directors, with full power and authority to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law, with respect to dividends, redemptions, payment on liquidation, sinking fund provisions, conversion privileges and voting rights. All shares of the Preferred Stock shall be of equal rank and shall be identical, except in respect to the particulars that may be fixed by the Board of Directors as hereinabove provided and which may vary among the series. Different series of the Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes, except when such voting by classes is expressly required by law. Notwithstanding the foregoing with respect to the power of the Board of Directors to determine the relative rights and preferences of the shares of each series of the Preferred Stock with respect to dividends, redemptions, payment on liquidation, sinking fund provisions, conversion privileges and voting rights, the Board of Directors shall not designate any such series of the Preferred Stock as nonvoting, and in the event that any series of the Preferred Stock has a preference over another series of the Preferred Stock or the Common Stock with respect to dividends, the Board of Directors shall also include in its designation of such series of Preferred Stock with such dividend preference an adequate provision for the election of directors of the Corporation representing such series of Preferred Stock in the event of any default by the Corporation in the payment of such dividends.

                                    (c) The number of authorized shares of any
                        class may be increased or decreased (but not below the number of such shares then outstanding) by the affirmative vote of the holders of a majority of all classes of stock of the Corporation entitled to vote.

                        Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

            Our board of directors has adopted resolutions setting forth the proposed amendment to Article IV of the Certificate of Incorporation; the advisability of the amendment; and a call for submission of the amendment for approval by our stockholders at the special meeting.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

            The increase in the number of authorized shares of common stock is needed to cover existing commitments in the form of options, warrants, convertible securities and other agreements and arrangements as described more fully below under "Use of Shares." We currently have issued and outstanding 21,980,125 shares of common stock, and we have outstanding, or are currently obligated to issue, up to 90,621,301 shares of common stock pursuant to these arrangements. However, as described below under "Use of Shares," the contemplated sale of our Solid Waste division in accordance with the terms of the letter of intent described in this proxy statement would have the effect of reducing the number of shares of common stock that we are obligated to issue to the holders of our Series A preferred stock, 10% debentures and 12% debentures. Many of our convertible securities include anti-dilution protection that increases the number of shares of common stock that may be issued upon conversion by reducing the conversion or exercise price for the security upon each issuance of shares of our common stock or securities convertible into shares of our common stock at a price less than the conversion or exercise price at the time of the new issuance.

            We will require additional funding in the future to pay our current obligations and to fund our operations. We may raise additional funds through the issuance of equity or convertible securities, requiring an increase in the number of authorized shares of common stock. Our board of directors believes that the availability of additional authorized but unissued shares will provide additional flexibility to issue securities for a variety of corporate purposes. Other than as described under the caption "Use of Shares" below, our board of directors has no immediate plans, understanding, agreements or commitments to issue additional common stock for any purposes.

            The proposed amendment to the Certificate of Incorporation could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. The proposed increase in the number of shares of common stock authorized for future issuance may discourage or make more difficult a change in control of EarthCare. We could issue additional shares under certain circumstances to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of persons seeking to takeover or gain control of EarthCare, whether or not the change of control is favored by a majority of unaffiliated stockholders. For example, shares of common stock could be privately placed with purchasers who might side with our board of directors in opposing a hostile takeover bid. We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for antitakeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

USE OF SHARES

            As described above, our certificate of incorporation authorizes the issuance of 70,000,000 shares of common stock. As of October 1, 2001, there were 21,980,125 shares of our common stock issued and outstanding. We have additional commitments to issue common stock in the form of options, warrants, convertible securities and other agreements, that, if fulfilled, will require us to exceed our authorized number of shares of common stock. The following is a summary of our existing commitments to issue common stock.

      - options and warrants to acquire 3,332,739 shares of common stock. We also have the ability to issue an additional 897,671 options under our current stock option plan.

      - 12,915,000 shares of our Series A preferred stock. At the current conversion price of $.30 per share, we would be obligated to issue 43,050,000 shares of our common stock upon conversion. If we issue common stock for less than $0.30 per share or we issue any convertible debt instrument or equity security with a conversion or exercise price of less than $0.30 per share, the conversion price for our Series A preferred stock will be reduced as a result of these provisions. If the contemplated sale of our Solid Waste division closes in accordance with the terms of the letter of intent described in this proxy statement, no shares of preferred stock will be outstanding, and we will no longer have any obligation to issue common stock to the holder of our preferred stock.

      - $20,000,000 of our 12% debentures. Our 12% debentures provide for semi-annual payments of interest at 12% per year, payable in shares of our common stock at the end of March and September of each year. The number of common shares issued is determined by dividing the interest payable by the closing price of our common stock on the day the interest is paid. On September 28, 2001, we issued 3,607,164 shares of our common stock as the second interest payment on our 12% debentures at a market value per share of $0.30. If the market price of our common stock is $0.10 lower at the time of the next scheduled interest payments at the end of March and September 2002, we will be obligated to issue approximately four million additional shares above the approximately eight million shares we would issue if the market price per common share remained at the $0.30 price from the end of September 2001. If the contemplated sale of our Solid Waste division closes in accordance with the terms of the letter of intent described in this proxy statement, the amount of outstanding 12% debentures will decrease by 30%, or by $6.0 million aggregate principal amount, and our obligation to issue common stock as interest payments will decrease proportionately.

      - $17,976,984 of our 10% debentures. Our 10% debentures provide for quarterly payments of interest at the rate of 10% per year. From the closing through October 2001, interest is payable in kind by issuing additional 10% debentures. From October 2001 to October 2003, interest may be paid in cash only if permitted by our senior lenders. For the last three years, interest is payable in cash. The holders of the 10% debentures may convert their debentures into shares of our common stock at a rate of $1.05 per share. Based on the balance of the 10% debentures at October 11, 2001, they would receive 17,120,937 shares of our common stock if all the holders converted their 10% debentures. To obtain the consent of the holders of our 10% debentures to the proposed sale of our EarthLiquids division described in this proxy statement, we plan to offer full ratchet anti-dilution protection to the holders of these debentures for a period of 18 months commencing on the date of the closing of the sale of the EarthLiquids division. Under these circumstances, if we issue any additional shares of our common stock at a price less than $1.05 during the applicable 18-month period, the number of shares that the holders of our 10% debentures would receive upon conversion would increase. For example, if we issued shares at $0.30 per share during the applicable 18-month period, based on the balance of the 10% debentures at October 11, 2001, the holders would receive 59,923,280 shares of our common stock if all the holders converted their 10% debentures.

      - a $1.5 million convertible bridge loan from Sagemark Capital, an investment fund in which Mr. Moorehead is a limited partner. The loan may be converted into shares of our common stock at a current conversion price of $.30, which would result in the issuance of 5 million shares, and the conversion price is protected against dilution.

      - a $2.5 million bridge loan through Sanders Morris Harris, pursuant to the terms of which we are obligated to issue 100,000 shares of our common stock to the holders of the bridge loan for each month that the bridge loan is not repaid in full. To date, we have issued 600,000 shares to the holders of the bridge loan under this obligation.

Based upon the foregoing and without giving effect to the contemplated sale of our Solid Waste division in accordance with the terms of the letter of intent described in this proxy statement, we have outstanding, or are presently obligated to issue, up to an aggregate of 90,621,301 shares of common stock.

VOTE REQUIRED

            The affirmative vote of the holders of a majority of the shares of common stock outstanding is required to approve the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

            If the proposed amendment to the Certificate of Incorporation is adopted, it will become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State. However, if our stockholders approve the proposed amendment to the certificate of incorporation, our board of directors retains discretion under Delaware law to abandon the proposed amendment. If the board of directors exercised such discretion, the number of authorized shares would remain at current levels.

BOARD RECOMMENDATION

            OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION IS ADVISABLE AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

                                EARTHCARE COMPANY

            Through our subsidiaries, we are engaged in three non-hazardous waste businesses. Our EarthCare Solid Waste division provides collection, transfer and disposal of non-hazardous solid waste in Hillsborough County, Florida, the adjoining counties and Palm Beach County, Florida. Our EarthAmerica division provides non-hazardous liquid waste collection, processing, treatment, disposal, bulk transportation, pumping, plumbing and maintenance services from its operating locations in New York, New Jersey, Pennsylvania, Florida, Georgia and Texas. Our EarthLiquids division provides non-hazardous liquid waste used oil and oily wastewater recovery and treatment services in Florida, Delaware, Louisiana, Maryland, New Jersey and Pennsylvania. EarthLiquids also sells refined oil derived from used oil and oily wastewater.

            Following the sale of the EarthLiquids division and the Solid Waste division, and our EarthAmerica service centers in Dallas and Houston, Texas, Austell, Georgia and Orlando, Florida, our business will consist of the EarthAmerica division's three service centers located in Deer Park, New York, Eagle, Pennsylvania and Vernon, New Jersey and our corporate office.

PROPERTIES

            Our principal executive office at 14901 Quorum Drive in Dallas, Texas is subleased for a current rate of $17,089 per month, with the sublease expiring on July 31, 2002.

            EARTHLIQUIDS

            Assuming the required approvals are secured, each of the EarthLiquids division properties described below will be sold to USFilter in the EarthLiquids sale transaction, except for the Palm Beach, Florida facility, which will be sold to an affiliate of Mr. Moorehead if the proposed sale of our Solid Waste division is completed. See "Proposal One: The EarthLiquids Sale" and "Additional Background -- Sale of the Solid Waste Division"

            PLANT CITY, FLORIDA

            We own and operate a used oil recovery and processing facility located at 103 Alexander Street, Plant City, Florida on an 8-acre site. We operate from two owned buildings and two owned office trailers with a total of 9,700 square feet. We also operate from a leased office and warehouse with 13,000 usable square feet. In addition, our plant at this site includes 23 above ground storage tanks with a capacity of 1,400,000 gallons, one furnace and the needed piping, heat exchangers, vessels and pumps to operate the plant.

            WILMINGTON, DELAWARE

            We own and operate a used oil recovery and processing facility located at 505 South Market Street in Wilmington, Delaware on a 7.2-acre site. We operate from three buildings with a total of 8,460 square feet. In addition, our plant at this site includes 14 above ground storage tanks with a capacity of

3,220,000 gallons, 2 furnaces and the needed piping, heat exchangers, vessels and pumps to operate the plant.

            NEW ORLEANS, LOUISIANA

            We own and operate a used oil recovery and processing facility located at 14890 Intracoastal Drive, New Orleans, Louisiana on a 15-acre site. We operate from one building with a total of 10,000 usable square feet. In addition, our plant at this site includes 20 above ground storage tanks with a capacity of 2,300,000 gallons and the needed furnaces, piping, heat exchangers, vessels and pumps to operate the plant.

            BALTIMORE, MARYLAND

            We own and operate a collection center at 6305 East Lombard Street in Baltimore, Maryland on a 2-acre site. We operate from one building with 10,500 usable square feet. In addition, our collection center includes 9 above ground storage tanks with a total capacity of 241,000 gallons.

            POMPANO BEACH, FLORIDA

            We own and operate a used oil and oily wastewater collection facility at 1280 NE 48th Street, Pompano Beach, Florida on a 2.5-acre site. We operate from one building with 10,000 usable square feet. In addition, our collection center includes 27 above ground storage tanks with a total capacity of 417,000 gallons.

            FORT PIERCE, FLORIDA

            We own and operate a used oil and used oil filter recovery and treatment facility at 5690 West Midway Road, Ft. Pierce, Florida on a 9.5-acre site. We operate from three buildings with a total of 17,600 usable square feet. In addition, our collection center includes 30 above ground storage tanks with a total capacity of 604,000 gallons.

            SATELLITE COLLECTION CENTERS

            We operate satellite collection centers in Lafayette, Port Allen, Patterson, Houma, Alexandria and Lake Charles, Louisiana to collect used oil. All the facilities are leased except the one located in Lafayette. The Lafayette facility will not be sold as part of the EarthLiquids transaction, but will be retained by EarthCare.

            WEST PALM BEACH, FLORIDA

            We operate a soil treatment facility at 9401 Fairgrounds Road, West Palm Beach, Florida on a 4-acre site. We use the site and a 29,000 square foot building to collect, treat and transfer soil.


            EARTHCARE SOLID WASTE

            Each of the Solid Waste properties described below will be sold to an affiliate of Mr. Moorehead if the proposed sale of our Solid Waste division is completed. See "Additional Background -- Sale of the Solid Waste Division"

            TAMPA AND CLEARWATER, FLORIDA

            Our principal operating location in Tampa is located at 1601 34th Street North. We own six acres used for office space, a truck shop and parking space for our fleet of approximately 100 vehicles. We lease two office trailers with 3,000 square feet of space and own two office trailers with 2,300 square feet of space. Our truck shop is located in a building on site with approximately 4,000 square feet of space.

            We own one material transfer station at 5113 Uceta Road in Tampa on an 8-acre parcel of land with a tipping floor of 10,500 square feet and a scale house of approximately 300 square feet. We also own a material transfer station located at 12875 60th Street North in Clearwater, Florida, on a 5.9 acre parcel of land with a tipping floor of 18,000 square feet and a scale house of 250 square feet. The tipping floor is the area where materials are unloaded and sorted. The scale house is the area where incoming and outgoing trucks are weighed.

            HILLSBOROUGH COUNTY, FLORIDA

            We operate a construction and demolition landfill located at 11457 County Road 672 in Balm, Florida. This site covers 280 acres of which 55 acres currently operate under a Class III permit. Our current usable airspace for our permitted site is approximately 1.3 million cubic yards and the total airspace for the full site is approximately 30 million cubic yards. At our current compaction rates of 2.7 tons per cubic yard, our current permitted capacity is approximately 3.2 million tons and our total site capacity is approximately 81 million tons. We maintain an owned metal office building with approximately 10,500 usable square feet and a 224 square foot scale house.

            EARTHAMERICA

            We operate approximately 300 trucks and 140 trailers in our EarthAmerica division to provide our non-hazardous liquid waste services. Our current equipment is in good condition and is adequate to handle our current level of revenue.

            We own or lease and operate the facilities described below, which are in good condition and which are adequate to handle our current non-hazardous liquid waste service volume, in our EarthAmerica division.

            Upon closing of the various transactions pursuant to which we are selling components of our EarthAmerica division, the following units will be sold to or the leases will be assumed by the buyer of our EarthAmerica business units:

  EARTHAMERICA                      LAND                                             BUILDING
 SERVICE CENTER               OWNED OR LEASED              ACRES                  OWNED OR LEASED             USABLE SQUARE FEE
 --------------               ---------------              -----                  ---------------             -----------------
Austell, Georgia                   Leased                3.10 acres                   Leased                        9,360

Houston, Texas                     Leased                1.00 acres                   Leased                        6,250

Dallas, Texas                      Leased                1.00 acres                   Leased                        6,000

            We have not entered into any agreements to dispose of our service centers in Eagle, Pennsylvania, Deer Park, New York and Vernon, New Jersey; Florida. Following the completion of the sales of our EarthLiquids and Solid Waste divisions, our remaining properties will consist of:

   EARTHAMERICA                      LAND                                             BUILDING
  SERVICE CENTER               OWNED OR LEASED              ACRES                  OWNED OR LEASED             USABLE SQUARE FEET
  --------------               ---------------              -----                  ---------------             ------------------
Vernon, New Jersey                  Owned                11.73 acres                    Owned                         14,500

Deer Park, New York                 Leased                2.50 acres                   Leased                         19,750

Eagle, Pennsylvania                 Owned                10.48 acres                    Owned                         22,198

Orlando, Florida                    Owned                  4.8 acres

For a more detailed discussion of the sale of our EarthAmerica properties, see "Additional Background - Sale of the Earth America Division."

                        MARKET FOR EARTHCARE COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS

            Our common stock is listed for trading on the OTC Bulletin Board under the symbol "ECCO.OB". Prior to June 6, 2001, our common stock was listed on the Nasdaq National Market under the trading symbol "ECCO". Prior to July 1999, our common stock was listed for trading on the OTC Bulletin Board under the symbol "ECUS". Our common stock's closing price on October 15, 2001 on the OTC Bulletin Board was $.25 per common share. The high and low closing prices for the common stock as reported by Nasdaq OTC market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

YEAR                            FISCAL QUARTER ENDED                                      HIGH             LOW
----                            --------------------                                      ----             ---
2001      September 30, 2001...............................................              $ 0.800         $ 0.300
          June 30, 2001....................................................              $ 1.450         $ 0.625
          March 31, 2001...................................................              $ 3.563         $ 1.047

2000      December 31, 2000................................................              $ 5.375         $ 2.250
          September 30, 2000...............................................              $ 7.500         $ 5.063
          June 30, 2000....................................................              $ 7.813         $ 6.375
          March 31, 2000...................................................              $ 9.750         $ 5.750

1999      December 31, 1999................................................              $12.375         $ 8.000
          September 30, 1999...............................................              $16.125         $11.375
          June 30, 1999....................................................              $16.188         $14.000
          March 31, 1999...................................................              $16.750         $14.000

            As of October 1, 2001, we had approximately 1,000 record holders of our common stock.

            We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings to finance our growth and development and, therefore, do not anticipate paying cash dividends in the foreseeable future. Our ability to pay any future dividends will depend on our future earnings and capital requirements and other factors that our board of directors considers appropriate. Additionally, our senior credit facility agreement restricts our ability to pay of cash dividends on any of our capital stock.

                             CAPITAL STOCK OWNERSHIP

COMMON STOCK OWNERSHIP

            The following table sets forth the ownership of our common stock as of October 1, 2001 for our directors, our Chief Executive Officer, the Named Executive Officers, each person who holds more than a 5% interest in our outstanding common stock, and our directors and executive officers and the holders of more than a 5% interest in our common stock as a group. The table below is presented assuming that the Solid Waste division sale is not completed before the sale of our EarthLiquids division.

                                                                                  NUMBER OF SHARES
                                                                                  OF COMMON STOCK      PERCENT OF COMMON
                                       NUMBER OF VOTING   PERCENTAGE OF VOTING   BENEFICIALLY OWNED    STOCK BENEFICIALLY
NAME OF BENEFICIAL OWNER                    SHARES               SHARES                 (1)                  OWNED
------------------------------------   ----------------   --------------------   ------------------    ------------------

Donald F. Moorehead(2)                    29,887,252             46.0%               37,123,456                51.4%
Raymond M. Cash(3)                         6,088,187              9.4%               10,210,898                14.8%
Cash Family Limited Partnership(4)         2,511,799              3.9%                2,811,799                 4.3%
RM Cash Trust(5)                           1,793,004              2.8%                1,793,004                 2.8%
RMC Partners LP(6)                         1,184,834              1.8%                1,184,834                 1.8%
William M. Addy                              100,000                *                   100,000                   *
Elroy G. Roelke(7)                            25,000                *                    45,000                   *
Philip S. Siegel(8)                               --                *                     6,250                   *
Harry M. Habets                              106,500                *                   106,500                   *
James Waters                                 102,000                *                   102,000                   *
William W. Solomon, Jr                            --                *                        --                   *
Solid Waste Ventures, Inc.(9)             18,941,767             29.1%               18,941,767                29.1%
All executive officers and directors
      as a group                          36,308,939             55.8%               47,694,104                62.4%

----------

*   Less than 1%.

(1) Includes shares of common stock that may be acquired upon the exercise of stock options or warrants exercisable within 60 days. Includes shares that may be issued upon the conversion of 10% debentures and Series A preferred stock. Each person named above has sole voting and dispositive power with respect to all the shares listed opposite such person's name, unless indicated otherwise. Unless otherwise indicated, each stockholder's address is 14901 Quorum Drive, Suite 200, Dallas, Texas 75254-6717.

(2) Voting shares include (i) 898,000 shares held by Moorehead Property Company Ltd., which is controlled by Mr. Moorehead; (ii) 255,000 shares owned by Shelly Moorehead, Mr. Moorehead's wife; (iii) 23,333,333 shares of common stock that may be issued upon the conversion of Series A preferred stock owned by Mr. Moorehead; and (iv) 562,689 shares of stock that are owned by the Moorehead Charitable Remainder Unit Trust (the "Moorehead CRUT"), for which Mr. Moorehead is trustee. Shares beneficially owned includes, in addition voting shares, (w) 216,676 shares of common stock that may be issued upon the exercise of options; (x) 300,000 shares of common stock that may be issued upon the exercise of warrants held by Mr. Moorehead; (y) 60,000 shares of common stock that may be issued upon the exercise of warrants held by the Moorehead CRUT; and (z) 6,659,528 shares of common stock that may be issued upon the conversion of 10% debentures.

(3) Voting shares include 5,958,187 shares owned by various trusts, partnerships and entities controlled by Mr. Cash or his family members. Shares beneficially owned include, in addition to voting shares, (i) options to purchase 5,000 shares of common stock; (ii) warrants to purchase 300,000 shares of common stock owned by one of the Cash family partnerships; and
    (iii) 2,309,601 shares of common stock that may be issued upon the conversion of 10% debentures. Mr. Cash disclaims any beneficial ownership for the various trusts, partnerships and entities controlled by his family members.

(4) Shares beneficially owned include, in addition to voting shares, warrants to purchase 300,000 shares of common stock. The general partners of the partnership are children of Mr. Cash. Mr. Cash disclaims any beneficial ownership of the shares controlled by the partnership.

(5) RM Cash trust is controlled by Mr. Cash, who is also the beneficial owner of the shares owned by the trust.

(6) The general and limited partner for this partnership is Mr. Cash, who disclaims beneficial ownership of these shares. The beneficial owner of the shares is a trust established for the benefit of Mr. Cash's grandchildren.

(7) Includes options to purchase 17,500 shares of common stock and warrants to purchase 2,500 shares of common stock.

(8) Includes warrants to purchase 6,250 shares of common stock.

(9) Solid Waste Ventures, Inc. is a private company, owned 100% by Norma Stachura, which is an affiliate of Mr. Moorehead. Includes 18,716,667 shares of common stock that may be issued upon the conversion of Series A Preferred. Mr. Moorehead does not control Solid Waste Ventures, Inc. and disclaims any beneficial ownership in the shares owned by Solid Waste Ventures, Inc. The address for Solid Waste Ventures is 15301 Spectrum, Suite 390, Addison, Texas 75001.

            If we sell our Solid Waste division prior to the special shareholder meeting relating to the sale of our EarthLiquids division, then the holders of our 10% preferred would not be entitled to vote at the special meeting. As a result, the beneficial capital stock ownership would be as follows:

                                                                                       NUMBER OF SHARES
                                                                                        OF COMMON STOCK      PERCENT OF COMMON
                                            NUMBER OF VOTING    PERCENTAGE OF VOTING   BENEFICIALLY OWNED    STOCK BENEFICIALLY
NAME OF BENEFICIAL OWNER                        SHARES                 SHARES                 (1)                  OWNED
------------------------                    ----------------    -------------------    ------------------    ------------------
Donald F. Moorehead(2)                           6,553,919                 29.8%           13,790,123            47.2%
Raymond M. Cash(3)                               6,088,187                 27.7%           10,210,898            39.1%
Cash Family Limited Partnership(4)               2,511,799                 11.4%            2,811,799            12.6%
RM Cash Trust(5)                                 1,793,004                  8.2%            1,793,004             8.2%
RMC Partners LP(6)                               1,184,834                  5.4%            1,184,834             5.4%
William M. Addy                                    100,000                     *              100,000                *
Elroy G. Roelke(7)                                  25,000                     *               45,000                *
Philip S. Siegel(8)                                     --                     *                6,250                *
Harry M. Habets                                    106,500                     *              106,500                *
James Waters                                       102,000                     *              102,000                *
William W. Solomon, Jr                                  --                     *                   --                *
Solid Waste Ventures, Inc.(9)                      225,100                  1.0%              225,100             1.0%
All executive officers and directors
         as a group                             12,975,606                 59.0%           24,360,771            73.0%

            Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting power and disposition power.


SERIES A PREFERRED STOCK OWNERSHIP

            The following table and notes set forth certain information regarding the beneficial ownership of our Series A preferred stock as of October 1, 2001:

                                                                                                                Shares of
                                                        Shares of Series                                        EarthCare
           Holder                       Face value        A Preferred         % Owned     Conversion price     common stock
           ------                      -----------      ----------------      -------     ----------------     ------------
Donald F. Moorehead, Jr.(1)            $ 7,000,000          7,000,000           54.2%          $0.3000           23,333,333
Solid Waste Ventures, Inc.(2)            5,615,000          5,615,000           43.5%          $0.3000           18,716,667
Founders Equity IV, L.L.C..(3)             210,000            210,000            1.6%          $0.3000              700,000
Founders Equity VI, L.L.C.(3)               90,000             90,000            0.7%          $0.3000              300,000
                                       -----------         ----------          -----                             ----------
                                       $12,915,000         12,915,000          100.0%                            43,050,000
                                       ===========         ==========          =====                             ==========

----------

(1)   Chairman and Chief Executive Officer of EarthCare.

(2) Solid Waste Ventures is a privately owned company with solid waste operations in Missouri for whom Donald Moorehead provided subordinated debt financing. Solid Waste Ventures was the former majority owner of EarthCare's solid waste operations in Hillsborough County, Florida.

(3) Founders Equity Group is a privately owned investment bank in Dallas, Texas, which has been financed in part by Donald Moorehead. Mr. Moorehead does not control Founders Equity Group and disclaims any beneficial ownership in these shares.

LEGAL PROCEEDINGS

            We become involved in claims, disputes and litigation matters during the ordinary course of our business. These matters typically involve litigation with current or former employees, customers, vendors and various governmental authorities. We do not believe that any of these matters individually or in the aggregate will have a material effect on our financial condition, results of operations or cash flows.

RELATED PARTY TRANSACTIONS

            Don Moorehead, our chairman, chief executive officer and majority stockholder, has personally guaranteed the majority of our debt, except for our 10% subordinated debentures and our 12% subordinated debentures. In addition, he has provided collateral with an approximate value of $17 million to our senior lenders, has provided collateral with an approximate value of $8 million to our Earth Resource Management senior lenders and has provided collateral with an approximate value of $500,000 to our bridge loan lenders. Raymond Cash, our former vice chairman, has personally guaranteed $20 million of our senior credit facility and has provided $10 million as collateral to our senior lenders. We have not provided any compensation to either individual for their guarantees or collateral. A private investor has provided $3.0 million of collateral to our senior lenders.

            On April 11, 2001, we borrowed $1.5 million under a convertible bridge loan from Sagemark Capital, an investment fund in which Mr. Moorehead is a limited partner. The loan may be converted into shares of our common stock at a current conversion price of $1.05, and the conversion price is protected against dilution. In connection with this loan, we issued a warrant to purchase up to 680,000 shares of our common stock for $0.001 per share. This warrant is fully vested. Mr. Moorehead does not control Sagemark Capital and does not have any beneficial ownership interest in the shares into which the bridge loan may be converted.

            On December 4, 2000, we agreed to borrow from Mr. Moorehead $3 million pursuant to a new subordinated loan. At the same time, Mr. Moorehead borrowed $3 million from a private lender. The terms of our subordinated loan are identical to the terms of the loan from the private lender to Mr. Moorehead. We used the proceeds from this loan to pay down our senior credit facility. We were obligated to pay interest at the rate of 10.9% per year under this loan until June 13, 2001, after which time the interest rate increased to 24% per year. We were also obligated to pay $150,000 in fees and an additional $218,000 in interest in April 2001, which we have not yet paid. We paid a $150,000 placement fee to a private individual who arranged this loan.

            On March 31, 2000, we entered into a management agreement with Liberty Waste, Inc., a privately owned Florida corporation engaged in the collection, transfer and disposal of non-hazardous solid waste in Hillsborough County, Florida and the adjoining counties. We agreed to provide management services such as accounting services, investment banking advisory services, bid and bond advice, municipal contract assistance and advice with commercial banking services. Under the terms of this agreement, we recognized $702,477 in management fee revenue during the year ended December 31, 2000, after eliminating our share of the earnings of Liberty Waste. Liberty Waste was a majority owned subsidiary of Solid Waste Ventures, a privately owned company that also owns non-hazardous solid waste collection, transfer and disposal operations in Missouri. Mr. Moorehead has provided subordinated debt financing to Solid Waste Ventures and has personally guaranteed the senior debt of Solid Waste Ventures. Mr. Moorehead does not have any ownership interest in Solid Waste Ventures.

            On July 7, 2000, we acquired a 43% minority interest in Liberty Waste by issuing 356,000 shares of our common stock to the minority stockholders of Liberty Waste with an aggregate market value of

$2,358,464. From July 7, 2000 until December 30, 2000, we recorded our share in the earnings of Liberty Waste and included such amount in other income and expense in our results from continuing operations.

            On December 30, 2000, we acquired the remaining shares of Liberty Waste from Solid Waste Ventures and a minority stockholder by issuing 520,100 shares of our common stock with an aggregate market value of $1,267,952. During the fourth quarter of 2000, Liberty Waste changed its name to Earth Resource Management of Florida.

            On March 5, 2001, we issued 100,000 shares of our common stock to various individuals in a private placement. Sanders Morris Harris, Inc., an investment-banking firm, acted as placement agent in connection with a $2,500,000 bridge loan. We are obligated to issue 100,000 shares of our common stock for each month that any portion of the bridge loan remains outstanding after April 30, 2001.

            On December 30, 2000, we advanced $400,000 to Mr. Moorehead, which advance was fully repaid on January 4, 2001.

            On December 30, 2000, we issued $5,915,000 of our Series A preferred stock to Solid Waste Ventures in exchange for $5,915,000 of subordinated debt owed by Earth Resource Management Florida to Solid Waste Ventures. Solid Waste Ventures is a privately owned company that also owns solid waste collection, transfer and landfill operations in Missouri. Mr. Moorehead has provided subordinated debt financing to Solid Waste Ventures and is a personal guarantor of Solid Waste Ventures' senior debt.

            On December 4, 2000, we sold $7,000,000 of our Series A preferred stock in a private placement to Mr. Moorehead for $3,000,000 in cash and 599,807 shares of our common stock, which shares were cancelled. We sold the Series A preferred stock for a discount of $2,125,603 and an effective yield of 17.37%. The Series A preferred stock is presented in our financial statements at its net value. The unamortized discount is being recognized on the effective interest rate method over the redemption period of the Series A preferred stock.

            On October 31, 2000, we sold Allen Tate Commercial Software LLP, our environmental compliance software division, to ISN Software, a private company owned by William Addy, one of our executive officers and directors. We sold the division for an unsecured note of $3,000,000, bearing interest to be paid in kind at 10% per year. Payments on the note are to be made based on 10% of the revenue of ISN Software. To date, no payments have been received on the note. We have agreed to amend the note so that no payments will be due under the note unless ISN Software is sold within two years and the proceeds from the sale of ISN Software exceed $1,500,000. Given the uncertainty surrounding future collectibility of the note, we have provided a full reserve on the note.

            On October 31, 2000, we entered into an information outsourcing agreement with ISN Software, whereby we agreed to pay $67,500 per month to cover information services support, office rent and telecommunications charges. In addition, we currently are leasing certain of our employees to ISN Software at our cost for these employees.

            On September 30, 2000, we sold 1,000,000 shares of our common stock for $5,000,000 in cash at $5.00 per share, which represented a 9.3% discount from the closing price on that date, to Mr. Moorehead. We used the proceeds from that sale to repay a portion of our senior credit facility in order to meet our senior lenders' requirement to pay down part of the facility or provide cash collateral.

            Beginning in May 2000 and ending June 30, 2000, we borrowed $1,800,000 from Mr. Moorehead in order to finance our general working capital needs. When the loan was repaid on June 30, 2000, we also repaid interest of $13,820.

            On June 30, 2000, we sold 599,807 shares of our common stock for $4,000,000 at $6.669 per share, which represented an 8.9% discount from the closing price on that date, to Founders Equity Group in a transaction on behalf of Mr. Moorehead. We also paid Founders Equity Group a cash fee of $120,000 for arranging this transaction. We used the proceeds from this sale to repay a loan from Mr. Moorehead in the amount of $1,800,000. The remainder of the cash was used for general working capital.

            On February 16, 2000, we completed a $20,000,000 private placement of our 12% subordinated debentures, due March 30, 2008. We placed the 12% subordinated debentures with the following related parties:

            o Donald Moorehead, Chairman, Chief Executive Officer and majority stockholder - $7,500,000,

            o Moorehead Charitable Remainder Unit Trust, for which Mr. Moorehead is the trustee - $1,500,000,

            o Cash Family Limited Partnership, an affiliate of Raymond Cash, our former Vice Chairman - $7,500,000,

            o     Founders Equity Group, - $1,000,000,

            o     George Moorehead, brother of Mr. Donald Moorehead -
                  $1,500,000, and

            o An individual investor who has provided collateral for our senior credit facility - $1,000,000

            The 12% subordinated debentures mature March 30, 2008 and accrue interest at 12% per year from the date of issuance, payable semi-annually on September 30 and March 30. We may pay interest on the 12% subordinated debentures by issuing shares of our common stock. The number of common shares issued is determined by dividing the interest payable by the closing price of our common stock on the day the interest is paid. We used the proceeds from this sale to finance the acquisition of International Petroleum Corporation.

            We also issued 400,000 warrants with an exercise price of $6.63 on February 16, 2000 as part of the sale of the 12% subordinated debentures. On September 30, 2000, we issued an additional 400,000 warrants in connection with the deferral of the first interest payment due on September 30, 2000. The warrants are exercisable for five years from the date of issue and they contain anti-dilution provisions that may result in a reduction of their exercise price. The current exercise price on these warrants is $1.05 per share. We pay the interest on the 12% subordinated debentures semi-annually on March 30 and September 30 with our common stock valued at the closing price on the day the interest is due. To date we have issued 5,695,392 shares to the holders of the 12% debentures for the interest payments due at the end of March and September 2001. Each semi-annual interest payment that is made to holders of the 12% subordinated debentures will result in the issuance of approximately 3 million shares based on the closing price of $0.40 at September 28, 2001.

            On October 11, 1999, we completed a $15,000,000 private placement of our 10% convertible subordinated debentures, due October 31, 2006. We placed $7,887,000 of our 10% convertible debentures with the following related parties:

            o Donald Moorehead, Chairman, Chief Executive Officer and majority stockholder, and his immediate family - $3,537,000,

            o     Raymond Cash, our former Vice Chairman - $2,000,000,

            o     George Moorehead, brother of Mr. Donald Moorehead -
                  $1,250,000,

            o Certain principals of the investment bank, Sanders Morris Harris, Inc., and their immediate families - $1,075,000, and

            o Founders Equity Group, an investment bank to whom Mr. Moorehead provided debt and equity financing - $25,000.

            Interest is payable quarterly at the rate of 10% per year on the 10% subordinated debentures. From the closing through October 2001, interest is payable in kind by issuing additional 10% subordinated debentures. For the two years ending October 2003, interest may be paid in cash if permitted by our senior lenders, otherwise interest is payable in additional debentures. For the last three years, interest is payable in cash. The holders of the 10% subordinated debentures may convert the 10% subordinated debentures into shares of our common stock at a rate of $1.05 per share. Based on the balance of the 10% subordinated debentures at September 30, 2001, if the holders converted their 10% subordinated debentures, they would receive 17,120,937 shares of our common stock.

            For a discussion of the sale of our Solid Waste division, see "The EarthLiquids Sale Proposal - Additional Background -- Sale of the Solid Waste Division."


                       WHO CAN HELP ANSWER YOUR QUESTIONS

            If you have additional questions about the proposals or the solicitation of your proxy, you should contact:

                                EARTHCARE COMPANY
                          14901 Quorum Drive, Suite 200
                               Dallas, Texas 75254
           Attention: William W. Solomon, Jr., Chief Financial Officer
                           Phone Number: 972-858-6025
                            Fax Number: 972-858-6024
                     Email address: bsolomon@earthcareus.com

            "EarthAmerica" is a registered trade name of EarthCare. All other product and brand names are trademarks or registered trademarks of their respective holders.


                       WHERE YOU CAN FIND MORE INFORMATION

            We file quarterly and annual reports, proxy statements and other information with the United States Securities and Exchange Commission. Our common stock is traded on the OTC Bulletin Board under the symbol "ECCO.OB". You may read and copy any document filed by us at the SEC's public reference facilities or on the SEC's website at http://www.sec.gov. Copies of the documents incorporated by reference may be inspected and copied at the following public reference facilities maintained by the SEC:

            Judiciary Plaza                     Citicorp Center
            Room 1024                           500 West Madison Street
            450 Fifth Street, N.W.              Suite 1400
            Washington, D.C. 20549              Chicago, Illinois 60661

            Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information regarding EarthCare. The address of the SEC website is http://www.sec.gov.


                              STOCKHOLDER PROPOSALS

            Our next annual meeting of stockholders is expected to be held on or about May 31, 2002, and proxy materials in connection with that meeting are expected to be mailed on or about April 30, 2002. In order to be included in the proxy materials for the annual meeting, stockholder proposals prepared in accordance with the proxy rules must have been received by us on or before December 31, 2001.

                                  OTHER MATTERS

            Our board of directors knows of no other matters to be brought before the special meeting. However, should any additional matters come before the special meeting, the enclosed proxy grants discretionary authority to the proxies named therein with respect to any such matters.


                                 By Order of the Board of Directors,


                                 /s/ WILLIAM W. SOLOMON, JR.
                                 -----------------------------------------------
                                 William W. Solomon, Jr.
                                 Assistant Secretary and Chief Financial Officer

                                     ANNEX A





                       STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               EARTHCARE COMPANY,

               THE WHOLLY OWNED SUBSIDIARIES OF EARTHCARE COMPANY:

           EARTHLIQUIDS COMPANY, MAGNUM ENVIRONMENTAL SERVICES, INC., MAGNUM WORLD ENTERPRISES, INC., MAGNUM PROPERTY DEVELOPMENT CORPORATION, MAGNUM NORTHEAST PROPERTIES, LTD., MAGNUM WEST
           COAST PROPERTIES, LTD., MAGNUM EAST COAST PROPERTIES, LTD.,
          INTERNATIONAL PETROLEUM CORPORATION, INTERNATIONAL PETROLEUM
                CORPORATION OF MARYLAND, INTERNATIONAL PETROLEUM
          CORPORATION OF LOUISIANA, INTERNATIONAL PETROLEUM CORPORATION
          OF DELAWARE, INTERNATIONAL PETROLEUM CORPORATION OF GEORGIA,
                INTERNATIONAL PETROLEUM CORPORATION OF LAFAYETTE,
              INTERNATIONAL PETROLEUM CORPORATION OF PENNSYLVANIA,
                   INTERNATIONAL ENVIRONMENTAL SERVICES, INC.

                                       AND

               U.S. FILTER RECOVERY SERVICES (MID-ATLANTIC), INC.

                        FOR THE PURCHASE OF SUBSTANTIALLY

                            ALL OF THE ASSETS OF THE

                   EARTHLIQUIDS DIVISION OF EARTHCARE COMPANY

                                      DATED

                               OCTOBER _____, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I DEFINITIONS; CONSTRUCTION...............................................................................2
         1.1      Definitions.....................................................................................2
         1.2      Construction....................................................................................7

ARTICLE II THE TRANSACTION........................................................................................7
         2.1      Sale and Purchase of Stock and Assets...........................................................7
                  (a)      Sale and Purchase of IPC Delaware Stock................................................7
                  (b)      Sale and Purchase of Assets............................................................7
         2.2      Retained Assets.................................................................................8
         2.3      Assumption of Liabilities.......................................................................9
         2.4      Retained Liabilities............................................................................9
         2.5      Purchase Price.................................................................................10
         2.6      Closing........................................................................................10
         2.7      Payment of Purchase Price......................................................................11
                  (a)      At Closing............................................................................11
                  (b)      Post-Closing Purchase Price Adjustment................................................11
         2.8      Post-Closing Purchase Price Adjustment.........................................................11
         2.9      Closing Balance Sheets.........................................................................11
                  (a)      Preliminary Closing Balance Sheet.....................................................11
                  (b)      Adjusted Closing Balance Sheet........................................................12
                  (c)      Arbitration...........................................................................12
                  (d)      Final Closing Balance Sheet...........................................................12
         2.10     Allocation of Purchase Price...................................................................13
         2.11     Contingent Payments............................................................................13
                  (a)      Generally; Amount.....................................................................13
                  (b)      Method of Calculating Contingent Payments.............................................13
                  (c)      Limitations...........................................................................14
                  (d)      Dispute Resolution....................................................................14
         2.12     Title..........................................................................................14
         2.13     Certain Consents...............................................................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANIES......................................................15
         3.1      Organization and Authority.....................................................................15
         3.2      Authorization; Enforceability..................................................................15
         3.3      EarthCare SEC Filings..........................................................................16
         3.4      No Violation of Laws or Agreements; Consents...................................................16
         3.5      Financial Information..........................................................................17
                  (a)      Records...............................................................................17
                  (b)      Financial Statements..................................................................17
         3.6      Undisclosed Liabilities........................................................................18
         3.7      No Changes.....................................................................................18
         3.8      Taxes..........................................................................................19

                  (a)      Tax Returns; Payment..................................................................19
                  (b)      Withholding...........................................................................19
         3.9      Inventory......................................................................................20
         3.10     Receivables....................................................................................20
         3.11     Condition of Assets; Business; Title...........................................................20
                  (a)      Condition of Assets; Business.........................................................20
                  (b)      Title.................................................................................20
         3.12     No Pending Litigation or Proceedings...........................................................21
         3.13     Contracts; Compliance..........................................................................21
         3.14     Permits; Compliance With Law...................................................................22
         3.15     Real Property..................................................................................23
         3.16     Transactions With Related Parties..............................................................23
         3.17     Labor Relations................................................................................24
         3.18     Products Liabilities; Warranties...............................................................24
         3.19     Insurance......................................................................................25
         3.20     Intellectual Property Rights...................................................................25
         3.21     Employee Benefits..............................................................................25
                  (a)      Benefit Plans.........................................................................25
                  (b)      Compliance............................................................................26
         3.22     Environmental Matters..........................................................................26
                  (a)      Compliance; No Liability..............................................................26
                  (b)      Treatment; CERCLIS....................................................................26
                  (c)      Notices; Existing Claims; Certain Regulated Materials; Storage Tanks..................27
                  (d)      Disclosure by the Companies...........................................................27
         3.23     Customer Relations.............................................................................28
         3.24     Finders' Fees..................................................................................28
         3.25     Disclosure.....................................................................................28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................28
         4.1      Organization...................................................................................28
         4.2      Authorization; Enforceability..................................................................28
         4.3      No Violation of Laws; Consents.................................................................29
         4.4      No Pending Litigation or Proceedings...........................................................29
         4.5      Investment Intent; Accredited Investor.........................................................29
         4.6      Finders' Fees..................................................................................29
         4.7      Financing......................................................................................29

ARTICLE V CERTAIN COVENANTS......................................................................................30
         5.1      Conduct of Business Pending Closing............................................................30
                  (a)      Ordinary Course; Compliance...........................................................30
                  (b)      Prohibited Transactions...............................................................30
         5.2      Preparation of Proxy Statement.................................................................31
         5.3      Meeting of Stockholders........................................................................32
         5.4      Access, Information and Documents..............................................................32
         5.5      Certain Tax Matters............................................................................32
                  (a)      Tax Returns...........................................................................32

                  (b)      Assistance............................................................................32
         5.6      Fulfillment of Agreements......................................................................32
         5.7      Assistance.....................................................................................33
         5.8      Severance and Termination Payments.............................................................33
         5.9      Employees of the Division......................................................................33
         5.10     Certain Transition Matters.....................................................................33
                  (a)      Collection of Accounts Receivable.....................................................33
                  (b)      Endorsement of Checks.................................................................33
                  (c)      Assumed Liabilities Controlled by Buyer...............................................34
                  (d)      Insurance.............................................................................34
         5.11     Workers' Compensation and Disability Claims....................................................34
                  (a)      Companies' Liability..................................................................34
                  (b)      Buyer's Liability.....................................................................34
         5.12     Covenant Not to Compete........................................................................34
                  (a)      Restriction...........................................................................34
                  (b)      No Interference with Restricted Customers.............................................35
                  (c)      No Interference With Employees........................................................35
                  (d)      Enforcement...........................................................................35
         5.13     Indebtedness...................................................................................36
         5.14     No Solicitation................................................................................36
         5.15     Confidentiality................................................................................36
         5.16     WARN Act.......................................................................................36

ARTICLE VI CONDITIONS TO CLOSING; TERMINATION....................................................................37
         6.1      Conditions Precedent to Obligations of Buyer...................................................37
                  (a)      Stockholder Approval..................................................................37
                  (b)      Bringdown of Representations and Warranties; Covenants................................37
                  (c)      Litigation............................................................................37
                  (d)      No Material Adverse Change............................................................37
                  (e)      Compliance with Environmental Laws....................................................37
                  (f)      Closing Certificate...................................................................37
                  (g)      Noncompetition Agreements.............................................................38
                  (h)      Closing Documents.....................................................................38
                  (i)      Other Assessments and Reviews.........................................................38
                  (j)      Estoppel Certificates.................................................................38
                  (k)      Title Insurance.......................................................................38
                  (l)      Other Deliveries......................................................................38
                  (m)      Consents..............................................................................39
                  (n)      Loans and Other Obligations...........................................................39
                  (o)      Board Approvals.......................................................................39
         6.2      Conditions Precedent to Obligations of the Companies...........................................39
                  (a)      Bringdown of Representations and Warranties; Covenants................................39
                  (b)      Litigation............................................................................39
                  (c)      Closing Certificate...................................................................39
                  (d)      Closing Documents.....................................................................39

         6.3      Deliveries at the Closing by the Companies.....................................................40
         6.4      Deliveries at the Closing by Buyer.............................................................41
         6.5      Termination....................................................................................41
                  (a)      Termination...........................................................................41
                  (b)      Casualty Damage.......................................................................42

ARTICLE VII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.........................................................43
         7.1      Survival of Representations....................................................................43
         7.2      Indemnification by the Companies...............................................................43
         7.3      Indemnification by Buyer.......................................................................44
         7.4      Limitation of Liability........................................................................44
                  (a)      Threshold.............................................................................44
                  (b)      Ceiling...............................................................................45
                  (c)      Time Period...........................................................................45
                  (d)      Fraud; Intentional Misrepresentation..................................................45
         7.5      Notice of Claims...............................................................................45
         7.6      Third Party Claims.............................................................................46
         7.7      Security Deposit...............................................................................46
                  (a)      Delivery, Generally...................................................................46
                  (b)      Interest..............................................................................47
                  (c)      Payment...............................................................................47
         7.8      Appointment of Representative..................................................................47

ARTICLE VIII MISCELLANEOUS.......................................................................................47
         8.1      Costs and Expenses.............................................................................47
         8.2      Proration of Expenses..........................................................................47
         8.3      Further Assurances.............................................................................47
         8.4      Notices........................................................................................48
         8.5      Offset; Assignment; Governing Law..............................................................48
         8.6      Amendment and Waiver; Cumulative Effect........................................................49
         8.7      Entire Agreement; No Third Party Beneficiaries.................................................49
         8.8      Severability...................................................................................49
         8.9      Good Faith Efforts to Settle Disputes; Mediation...............................................49
         8.10     Counterparts...................................................................................50
         8.11     Attorneys' Fees................................................................................50
         8.12     Bulk Sales.....................................................................................50

                                LIST OF SCHEDULES


Schedule 1.1P              --       Permitted Encumbrances
Schedule 2.1(i)            --       Purchased Assets: Machinery and Equipment
Schedule 2.1(ii)           --       Purchased Assets: Inventory
Schedule 2.1(iii)          --       Purchased Assets: Other Tangible Property
Schedule 2.1(v)            --       Purchased Assets: Intellectual Property
Schedule 2.2               --       Excluded Assets
Schedule 2.3               --       Assumed Liabilities
Schedule 2.4               --       Other Retained Liabilities
Schedule 2.7               --       Creditors to be Paid at Closing
Schedule 2.10              --       Allocation of Purchase Price
Schedule 3.4               --       Violations of Laws or Agreements
Schedule 3.6               --       Undisclosed Liabilities
Schedule 3.8               --       Taxes
Schedule 3.10              --       Receivables
Schedule 3.11              --       Condition of Assets; Title
Schedule 3.12              --       Litigation
Schedule 3.13              --       Contracts; Compliance
Schedule 3.14              --       Permits
Schedule 3.15              --       Real Property
Schedule 3.16              --       Transactions with Related Parties
Schedule 3.18              --       Product Liabilities; Warranties
Schedule 3.19              --       Insurance
Schedule 3.20              --       Intellectual Property Rights
Schedule 3.21              --       Employee Benefit Plans
Schedule 3.22              --       Environmental Matters
Schedule 3.23              --       Customer Relations
Schedule 5.12(a)           --       Restrictive Covenant


                                LIST OF EXHIBITS

Exhibit A         --       Financial Statements of the Company as of July 31, 2001.
Exhibit B         --       Form of Opinion of Becker & Poliakoff, P.A., counsel to the Companies
Exhibit C         --       Form of Opinion of Thomas Witt, counsel to Buyer

         This Stock and Asset Purchase Agreement (the "AGREEMENT") is dated as of the ___ day of October, 2001 and is by and among U.S. FILTER RECOVERY SERVICES (MID-ATLANTIC), INC., a Delaware corporation ("BUYER"), and EARTHCARE COMPANY, a Delaware corporation (the "EARTHCARE"), EARTHLIQUIDS COMPANY, a Texas corporation ("EL CO"); MAGNUM ENVIRONMENTAL SERVICES, INC., a Florida corporation ("MAGNUM"); MAGNUM WORLD ENTERPRISES, INC., a Florida corporation ("MAGNUM WORLD"); MAGNUM PROPERTY DEVELOPMENT CORPORATION, a Florida corporation ("MAGNUM PROPERTY"); MAGNUM NORTHEAST PROPERTIES, LTD., a Florida limited partnership ("MAGNUM NE"); MAGNUM WEST COAST PROPERTIES, LTD., a Florida limited partnership ("MAGNUM WEST COAST"); MAGNUM EAST COAST PROPERTIES, LTD., a Florida limited partnership ("MAGNUM EAST COAST"); INTERNATIONAL PETROLEUM CORPORATION, a Florida corporation ("IPC"), INTERNATIONAL PETROLEUM CORPORATION OF MARYLAND, a Maryland corporation ("IPC MARYLAND"); INTERNATIONAL PETROLEUM CORPORATION OF LOUISIANA, a Louisiana corporation ("IPC LOUISIANA"); INTERNATIONAL PETROLEUM CORPORATION OF DELAWARE, a Delaware corporation ("IPC DELAWARE"); INTERNATIONAL PETROLEUM CORPORATION OF GEORGIA, a Georgia Corporation ("IPC GEORGIA"); INTERNATIONAL PETROLEUM CORPORATION OF LAFAYETTE, a Louisiana corporation ("IPC LAFAYETTE"); INTERNATIONAL PETROLEUM CORPORATION OF PENNSYLVANIA, a Pennsylvania corporation ("IPC PENNSYLVANIA", and INTERNATIONAL ENVIRONMENTAL SERVICES, INC., a Louisiana corporation ("IPC ENVIRONMENTAL"). For purposes of this Agreement, EL Co., Magnum, Magnum World, Magnum Property, Magnum NE, Magnum West Coast, Magnum East Coast, IPC, IPC Maryland, IPC Louisiana, IPC Delaware, IPC Georgia, IPC Lafayette, IPC Pennsylvania and IPC Environmental are collectively referred to as the "EARTHLIQUIDS SUBSIDIARIES" and each individually as an "EARTHLIQUIDS SUBSIDIARY," and EarthCare and the EarthLiquids Subsidiaries are collectively referred to as the "COMPANIES" and each individually as a "COMPANY." All of the Companies, other than IPC Delaware, are collectively referred to as the "ASSET COMPANIES."

         The Companies own or lease all of the assets used by the EarthLiquids Division of EarthCare which engages in the business of used oil recovery and oily wastewater management (the "DIVISION"). The Companies, other then IPC Delaware, desire to sell and assign to Buyer, and Buyer desires to purchase and assume from the Companies, other than IPC Delaware, substantially all of the assets utilized by and the business of the Division, on the terms and subject to the conditions set forth below. In addition, EarthCare desires to sell and assign to Buyer, and Buyer desires to purchase and assume from EarthCare all of the issued and outstanding shares of capital stock of IPC Delaware (the "IPC DELAWARE STOCK"), on the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants and agreements contained herein, Buyer and the Companies, each intending to be legally bound hereby, agree as set forth below.

                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

         1.1 DEFINITIONS. As used in this Agreement, the following terms have the meanings specified in this Section 1.1. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

         "AAA" has the meaning given that term in Section 8.9.

         "ADJUSTED CLOSING BALANCE SHEET" has the meaning given that term in
Section 2.9(a).

         "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

         "AGREEMENT" means this Stock and Asset Purchase Agreement, as it may be amended from time to time.

         "ASSET COMPANIES" has the meaning given that term in the introductory paragraph.

         "ASSUMED LIABILITIES" has the meaning given that term in Section
2.3(a).

         "AVERAGE PRICE" has the meaning given that term in Section 2.11(b).

         "BENEFIT PLAN" has the meaning given that term in Section 3.21(a).

         "BUYER" means U.S. Filter Recovery Services (Mid-Atlantic), Inc., a Delaware corporation.

         "BUYER DAMAGES" has the meaning given that term in Section 7.2.

         "BUYER INDEMNITEES" has the meaning given that term in Section 7.2.

         "CERCLIS" means the United States Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

         "CLOSING" has the meaning given that term in Section 2.6.

         "CLOSING DATE" has the meaning given that term in Section 2.6.

         "CODE" means the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

         "COMPANIES" has the meaning given in the introductory paragraph of this Agreement.

         "COMPANY" has the meaning given in the introductory paragraph of this Agreement.

         "COMPANY DAMAGES" has the meaning given that term in Section 7.3.

         "COMPANY INDEMNITEES" has the meaning given that term in Section 7.3.

         "COMPANY PLAN" has the meaning given that term in Section 3.21(a).

         "COMPANY STOCKHOLDERS MEETING" has the meaning given that term in
Section 5.2.

         "CONTINGENT PAYMENT" has the meaning given that term in Section
2.11(a).

         "CONTRACT" and "CONTRACTS" have the respective meanings given those terms in Section 3.13.

         "DAMAGES" means Buyer Damages or Company Damages, as the case may be.

         "DGCL" means the Delaware General Corporation Law, as amended, and the rules and regulations promulgated thereunder.

         "DIVISION" has the meaning given that term in the introductory paragraph of this Agreement.

         "EARTHCARE" has the meaning given that term in the introductory paragraph of this Agreement.

         "EARTHLIQUIDS SUBSIDIARIES" has the meaning given that term in the introductory paragraph of this Agreement.

         "ENCUMBRANCE" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

          "ENVIRONMENTAL LAW" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

         "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

         "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FASB" means the United States Financial Accounting Standards Board or its successor.

         "FINAL CLOSING BALANCE SHEET" has the meaning given that term in
Section 2.9(d).

         "FINANCIAL STATEMENTS" has the meaning given that term in Section
3.5(b).

         "GAAP" means United States generally accepted accounting principles in effect for the relevant time period.

         "GOVERNING DOCUMENTS" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

         "GOVERNMENTAL BODY" means any court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality, whether federal, state, local or foreign.

         "INDEMNIFIED PARTY" has the meaning given that term in Section 7.5.

         "INDEMNIFYING PARTY" has the meaning given that term in Section 7.5.

         "INTELLECTUAL PROPERTY" has the meaning given that term in Section
3.20.

         "IRS" means the United States Internal Revenue Service.

         "IPC DELAWARE STOCK" means all of the issued and outstanding capital stock of IPC Delaware.

         "KNOWLEDGE" means that information which is known by a Person; provided, however, that such Person has previously conducted a diligent and comprehensive examination and investigation of all facts relating to the subject matter of the inquiry. In the case of a Company, "Knowledge" is limited to such information that is in the possession of the directors, executive officers, general managers and managers of the Company.

         "LAW" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

         "LIABILITIES" means, with respect to any Person, all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent, whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

         "LITIGATION" has the meaning given that term in Section 3.12.

         "MINIMUM PRICE" has the meaning given that term in Section 2.11(b).

         "OTHER AGREEMENT" means each other agreement or document contemplated hereby to be executed and delivered in connection with the transactions contemplated by this Agreement on or before the Closing.

         "PCBS" means polychlorinated biphenyls.

         "PERMIT" and "PERMITS" have the respective meanings given those terms in Section 3.14.

         "PERMITTED ENCUMBRANCES" means (i) liens for current taxes not yet due,
(ii) liens of public record on personal property, including liens of financial lenders having business relationships with the Companies, all only as identified on Schedule 1.lP, and (iii) with respect to the Real Property, easements, covenants, rights-of-way, zoning restrictions and other encumbrances or restrictions of record identified on Schedule 1.1P; provided, however, that any Encumbrances in clauses (i), (ii) and (iii) do not or will not either individually or in the aggregate materially adversely affect the value of the property encumbered or prohibit or interfere with the operation of the Division.

         "PERSON" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity and a Governmental Body.

         "POST-CLOSING PURCHASE PRICE ADJUSTMENT" is the post-Closing adjustment to the Purchase Price pursuant to Section 2.8.

         "PRE-CLOSING PERIOD" has the meaning given that term in Section 5.5(a).

         "PRELIMINARY CLOSING BALANCE SHEET" has the meaning given that term in
Section 2.9(a).

         "PROXY STATEMENT" has the meaning given that term in Section 5.2.

         "PURCHASE PRICE" has the meaning given that term in Section 2.5.

         "PURCHASED ASSETS" has the meaning given that term in Section 2.1(b).

         "REAL PROPERTY" has the meaning given that term in Section 3.15.

         "RECEIVABLES" means all trade and other accounts receivable of the Division.

         "REGULATED MATERIAL" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance as defined by any Environmental Law and any other substance, waste or material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, PCBs, and friable asbestos.

         "RELATED PARTY" means (i) the Companies, (ii) any Affiliate of the Companies, (iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

         "REPRESENTATIVE" has the meaning given that term in Section 7.8.

         "RESOLVING ACCOUNTANTS" has the meaning given that term in Section 2.9(c).

         "RETAINED ASSETS" has the meaning given that term in Section 2.2.

         "RETAINED LIABILITIES" has the meaning given that term in Section 2.4.

         "SCHEDULE DELIVERY DATE" has the meaning given that term in the introductory paragraph of Article III.

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SECURITY ACCOUNT" has the meaning given that term in Section 7.7(a).

         "SECURITY AGREEMENT" has the meaning given that term in Section 7.7(a).

         "SECURITY DEPOSIT" has the meaning given that term in Section 7.7(a).

         "SECURITY RIGHT" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security, including without limitation, any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and including rights conferred by statute, by the issuer's Governing Documents or by agreement.

         "SOFTWARE" has the meaning given that term in Section 3.20.

         "SUBSIDIARY" means any corporation, partnership, joint venture or other entity of which a Person owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

         "SUPERFUND" means the United States Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

         "TAX" means any tax, levy, customs duty, impost, fee or other assessment, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not, imposed by any Governmental Body, whether federal, state, county, local or foreign.

         "TAX RETURN" means any return, declaration, report, estimate, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         "WARN ACT" means the Worker Adjustment and Retraining Act (29 U.S.C.
Section 1201 et seq.), as amended, and any regulations promulgated thereunder.

         1.2 CONSTRUCTION. As used herein, unless the context otherwise requires: (i) all references to "Article" or "Section" are to an article or section hereof; (ii) all references to "Exhibits" and "Schedules" herein are to exhibits and schedules attached hereto and incorporated herein by reference and made a part hereof; (iii) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof, and (v) the singular includes the plural, the plural includes the singular and the gender of any pronoun includes the other genders.

                                   ARTICLE II
                                 THE TRANSACTION

         2.1 SALE AND PURCHASE OF STOCK AND ASSETS.

                  (a) SALE AND PURCHASE OF IPC DELAWARE STOCK. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, EarthCare shall sell, assign, transfer and deliver the IPC Delaware Stock to Buyer, and Buyer shall purchase from EarthCare and take delivery of the IPC Delaware Stock, at the Closing, free from all Encumbrances, except Permitted Encumbrances.

                  (b) SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, at the Closing, the Asset Companies shall sell and transfer to Buyer, and Buyer shall purchase from the Asset Companies all of the Asset Companies' right, title and interest in and to the properties, business as a going concern, goodwill and assets, on the premises of the Asset Companies, or on the premises of customers, utilized by the Division, of every kind, nature and description, existing on the Closing Date, whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of the Division, except those assets specifically excluded pursuant to Section 2.2, free and clear of any and all Encumbrances, other than Permitted Encumbrances. The properties, business, goodwill and assets of the Asset Companies utilized by the Division to be transferred hereunder (collectively, the "PURCHASED ASSETS") shall include, but not be limited to, the following:

                           (i) All of the machinery, equipment, tools and
supplies utilized by the Division, including the items identified on Schedule 2.1(i);

                           (ii) All of the inventory of raw materials,
work-in-process, and finished goods utilized by the Division, wherever located and whether or not obsolete or carried on the Division's books of account, including the items identified on Schedule 2.1(ii);

                           (iii) All of the other tangible assets utilized by
the Division, including office furniture, office equipment and supplies, computer hardware and software, leasehold improvements and vehicles, as identified on Schedule 2.1(iii);

                           (iv) Except as set forth in Section 2.2(iii), all of
the records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising materials and similar items of the Division;

                           (v) All of the goodwill and rights in and to the
Division, including the names "EarthLiquids," "International Petroleum" and "Magnum" and all rights of the Asset Companies in any other trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property utilized by the Division, including the items identified on Schedule 2.1(v);

                           (vi) All of the rights of the Asset Companies with
respect to the Division under leases for real or personal property and under all other leases, contracts, agreements, purchase and sale orders, service maintenance contracts and warranties and guaranties given, made or issued by any contractors, suppliers, manufacturers, installers and the like, and all of the rights of the Asset Companies with respect to the Division in any governmental authorizations, permits, licenses, certifications and similar intangible assets;

                           (vii) All of the trade and other notes and accounts
receivable, advance payments, deposits, prepaid items and expenses, rights of offset, credits and claims for refund of the Asset Companies in respect of the Division;

                           (viii) All of those lots and pieces of ground,
together with the buildings and improvements thereon, and all easements, rights and privileges appurtenant thereto, of all real property owned by the Asset Companies utilized by the Division, all as more particularly set forth in
Schedule 3.15;

                           (ix) All of the claims, choses in action, causes of
action and judgments of related to the Division; and

                           (x) All of the rights to the Division.

         2.2 RETAINED ASSETS. The Companies shall retain, and the Purchased Assets shall not include, the following assets (collectively, the "RETAINED ASSETS"):

                           (i) all assets of the Companies not utilized by the
Division;

                           (ii) the consideration to be delivered to the
Companies pursuant to this Agreement;

                           (iii) all of the cash, cash in banks, cash
equivalents, bank and mutual fund accounts;

                           (iv) all claims, choses in action, causes of action
and judgments not assumed by Buyer or with respect to any Retained Liability;

                           (v) the names "EarthCare," "EarthAmerica" or any
variant of either of them, other than "EarthLiquids" and any variant of EarthLiquids; and

                           (vi) the real properties, buildings and improvements,
easements, rights and privileges appurtenant thereto, and the personal property, including equipment, furniture and fixtures, and the intangible assets, all thereon located at 9401 Fairgrounds Road, West Palm Beach, Florida, and 238 Jerome Road, Lafayette, Louisiana.

         2.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall, pursuant to an assignment and assumption agreement, in a form agreed to by the parties, assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, the following Liabilities related to the Division and only such Liabilities; provided, however, such Liabilities do not result from breach or nonperformance thereof that predates the Closing; provided, further, that Buyer does not assume any obligations to deliver goods, services or other items with respect to which payments were made prior to the Closing Date unless the amount of such payment has been remitted to Buyer (collectively, the "ASSUMED LIABILITIES"):

                           (i) those specific Liabilities in the amounts accrued
on the Final Closing Balance Sheet, incurred as a result of operations in the ordinary course of business from the date of the Financial Statements as trade and other accounts payable; and

                           (ii) those Liabilities set forth on Schedule 2.3.

         2.4 RETAINED LIABILITIES. Except for the Assumed Liabilities, Buyer does not hereby assume and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of the Companies or related to the Division, whether existing on, before or after the Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Closing Date (the "RETAINED LIABILITIES"), and the Companies agree to pay and satisfy, when due, all Retained Liabilities. Without limiting the foregoing, except for the Assumed Liabilities, the term "Retained Liabilities" shall include, without limitation, Liabilities:

                           (i) for or in connection with any dividends,
distributions, redemptions, or Security Rights with respect to any security of a Company;

                           (ii) arising out of any transaction affecting a
Company or obligations incurred by a Company after the Closing;

                           (iii) for expenses incident to or arising out of the
negotiation, preparation, approval or authorization of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and all brokers or finders fees or commissions incurred by a Company;

                           (iv) of a Company under or arising out of this
Agreement;

                           (v) to any Related Party;

                           (vi) to indemnify any of the officers, directors,
employees or agents of a Company;

                           (vii) against which a Company is insured or otherwise
indemnified (other than pursuant to this Agreement) or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitee) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

                           (viii) for any product manufactured, distributed or
installed or service performed by a Company related to the Division prior to the Closing, whether or not such Liability relates to products that are defective or improperly designed or maintained or any product or service in breach of any express or implied product or service warranty;

                           (ix) for, related to or arising in connection with
any Benefit Plan or other Company Plan, the administration thereof or any distributions or other benefits due thereunder;

                           (x) under Environmental Laws, relating in any way to
actions or conditions existing prior to the Closing Date, including but not limited to, matters disclosed on Schedule 3.22;

                           (xi) other than the Assumed Liabilities, Liabilities
of a Company related to the Division incurred prior to the Closing Date or relating to circumstances in existence prior to the Closing Date;

                           (xii) for payments owed to employees of a Company
related to the Division on or before the Closing Date, whether or not on account of the transactions contemplated hereby, including without limitation any severance obligations owing to employees of a Company related to the Division on or before the Closing;

                           (xiii) for Taxes, including without limitation,
income, withholding, sales and use and payroll Taxes, of a Company; and

                           (xiv) those other liabilities set forth on Schedule
2.4

         2.5 PURCHASE PRICE. The aggregate purchase price for the IPC Delaware Stock and Purchased Assets shall be $35,000,000, subject to the Post-Closing Purchase Price Adjustment (the "PURCHASE PRICE"), plus the assumption of the Assumed Liabilities.

         2.6 CLOSING. The consummation of the purchase and sale of the IPC Delaware Stock and Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Sutherland Asbill and Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, DC 20004-2415, 10:00 a.m., local time, within five (5) business days after the date on which the last of the conditions set forth in Sections 6.1 and 6.2 shall have been satisfied or waived, or at such other time, date and/or place as the parties agree (the "CLOSING DATE").

         2.7 PAYMENT OF PURCHASE PRICE.

                  (a) AT CLOSING. The Purchase Price shall be paid by Buyer at Closing by:

                           (i) assumption of the Assumed Liabilities;

                           (ii) delivery to the Companies of $35,000,000, less
                  the amounts finally determined and established for clauses
                  (iii) and (iv) of this Section 2.7(a), by wire transfer of immediately available federal funds;

                           (iii) delivery to the creditors of the Companies of
                  the amounts set forth on Schedule 2.7, as updated immediately prior to the Closing, for past due payables of the Companies in respect of the Division; and

                           (iv) held back by the Buyer of $4,365,000, plus an
                  amount to be mutually determined by Buyer and EarthCare for environmental issues related to the Companies' Wilmington, Delaware facility, as the Security Deposit pursuant to Section 7.7.

                  (b) POST-CLOSING PURCHASE PRICE ADJUSTMENT. Within five (5) business days after the determination of the Post-Closing Purchase Price Adjustment is made, EarthCare or Buyer, as the case may be, shall deliver to the other the amount of such adjustment by wire transfer of federal funds.

         2.8 POST-CLOSING PURCHASE PRICE ADJUSTMENT. If the net working capital of the Division as of the close of business on the Closing Date, which shall be calculated as those current assets constituting part of the Purchased Assets and assets of IPC Delaware (excluding cash and cash equivalents) less those current Liabilities constituting part of the Assumed Liabilities and Liabilities of IPC Delaware as of such date, does not equal $4,647,068, then the Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis, by the amount of such excess or shortfall (the "POST CLOSING PURCHASE PRICE ADJUSTMENT"). The net working capital of the Division, as of the close of business on the Closing Date, shall be derived from the Final Closing Balance Sheet which shall be determined in accordance with Section 2.9.

         2.9 CLOSING BALANCE SHEETS.

                  (a) PRELIMINARY CLOSING BALANCE SHEET. As soon as practicable following the Closing, but in no event later than thirty (30) days thereafter, Buyer (in consultation with EarthCare and with such assistance as Buyer shall reasonably request of EarthCare) shall prepare a statement of assets acquired and liabilities assumed including those of IPC Delaware, as of the close of business on the Closing Date, reflecting, among other things, the net working capital of the Purchased Assets and assets of IPC Delaware and Assumed Liabilities and Liabilities of IPC Delaware (the "PRELIMINARY CLOSING BALANCE SHEET"). The Preliminary Closing Balance Sheet shall consist solely of the Purchased Assets and assets of IPC Delaware and Assumed Liabilities and Liabilities of IPC Delaware and shall be prepared in accordance with GAAP, applied on a basis consistent with the Financial Statements, except that (i) only the Purchased Assets and assets of IPC Delaware and the Assumed Liabilities and Liabilities of IPC Delaware shall be included therein, and (ii) no item shall fail to be included therein or excluded therefrom on the basis of materiality, individually or collectively. EarthCare and its representatives shall be provided complete access to all work papers and other information used by Buyer in preparing the Preliminary Closing Balance Sheet.

                  (b) ADJUSTED CLOSING BALANCE SHEET. EarthCare shall examine and review the Preliminary Closing Balance Sheet in accordance with generally accepted auditing standards and, based upon such examination, make such adjustments, if any, to the Preliminary Closing Balance Sheet as shall in its judgment be required to cause the Preliminary Closing Balance Sheet to reflect fairly those items required to be reflected therein in accordance with GAAP (after examination and any adjustment, the "ADJUSTED CLOSING BALANCE SHEET"). Within forty-five (45) days after Buyer has delivered to EarthCare the Preliminary Closing Balance Sheet, the Adjusted Closing Balance Sheet shall be delivered by EarthCare to Buyer. Buyer and its representatives shall be provided complete access to all work papers and other information used by EarthCare in preparing the Adjusted Closing Balance Sheet. The Adjusted Closing Balance Sheet, when delivered by EarthCare to Buyer, shall be deemed conclusive and binding on the parties for purposes of determining the Post-Closing Purchase Price Adjustment unless Buyer notifies EarthCare in writing within ten (10) days after receipt of the Adjusted Closing Balance Sheet of its disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute.

                  (c) ARBITRATION. If any disagreement concerning the Post-Closing Purchase Price Adjustment is not resolved by Buyer and EarthCare within thirty (30) days following the receipt by Buyer of the Adjusted Closing Balance Sheet, the undisputed amount shall be paid in accordance with Section 2.7(b), and Buyer and EarthCare shall promptly engage (on standard terms and conditions for a matter of such nature) a nationally recognized firm of certified public accountants to resolve such dispute (the "RESOLVING ACCOUNTANTS"). The Resolving Accountants shall be proposed in writing by Buyer to EarthCare. In the absence of prompt agreement on the identity of the Resolving Accountants, the Dallas, Texas office of the accounting firm of Ernst & Young shall be engaged by Buyer and EarthCare. The engagement agreement with the Resolving Accountants shall require the Resolving Accountants to make their determination with respect to the items in dispute within ninety (90) days following the receipt by Buyer of the Adjusted Closing Balance Sheet. Buyer, on the one hand, and EarthCare, on the other hand shall equally split and pay the fees and expenses of the Resolving Accountants at the time of payment of the Post Closing Purchase Price Adjustment. The resolution by the Resolving Accountants of any dispute concerning the Post Closing Purchase Price Adjustment shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the Post Closing Purchase Price Adjustment; provided, however, that the limitations set forth in this Section shall not impair or affect the rights of any of the parties to seek in any forum equitable relief, including (without limitation) specific performance or injunctive relief with respect hereto, or affect the rights of any of the parties to seek redress in any forum for any Damages arising out of fraud by any other party in connection herewith.

                  (d) FINAL CLOSING BALANCE SHEET. The Adjusted Closing Balance Sheet, as modified by the parties' agreement and by any determination by the certified public accountants as described in this Section 2.9, shall be the "FINAL CLOSING BALANCE SHEET."

         2.10 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets and the IPC Delaware Stock in accordance with the allocation set forth in Schedule 2.10 which shall be adjusted as necessary to conform to the Final Closing Balance Sheet, and in accordance with the principles of Section 1060 of the Code and any applicable treasury regulations thereunder. Buyer and each Company shall report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any Litigation or otherwise.

         2.11 CONTINGENT PAYMENTS.

                  (a) GENERALLY; AMOUNT. In addition to the Purchase Price described in this Article II, EarthCare will be eligible to receive and Buyer will pay to EarthCare, in accordance with the further provisions of this Section 2.11, a contingent payment up to a maximum of $1,666,666.67 within 45 days after the first, second and third anniversaries of the Closing Date (each a "CONTINGENT PAYMENT"), for a total maximum for all Contingent Payments, if payable, not to exceed $5,000,000.00.

                  (b) METHOD OF CALCULATING CONTINGENT PAYMENTS. A Contingent Payment will be payable by Buyer to EarthCare within 45 days after the respective first, second and third anniversaries of the Closing Date only if the average price for used oil, including transportation costs, sold from the Plant City, Florida, Ft. Pierce, Florida, Pompano Beach, Florida, Baltimore, Maryland, Wilmington, Delaware and New Orleans, Louisiana facilities (the "AVERAGE PRICE") for such 12 month period is greater than $0.56 per gallon (the "MINIMUM PRICE"). For purposes of this Section 2.11, the average price for used oil shall be calculated (i) by dividing (A) the total revenue for processed oil for all of the above described facility locations by (B) the total volume (in gallons) of processed oil sold during such 12 month period for all of such facility locations, and (ii) excluding from such calculations all transactions, on a case by case basis, among Affiliates if such transaction would have the effect of reducing the Average Price if such transaction were otherwise included in the calculation. If the Average Price for the relevant 12 month period ending on the first, second or third anniversary of the Closing Date, respectively, exceeds the Minimum Price, then the Contingent Payment with respect to such 12 month anniversary period will be payable as follows:

  Average           Contingent           Average             Contingent         Average            Contingent
   Price              Payment             Price                Payment           Price               Payment
  -------           ----------           -------             ----------         -------            ----------
$0.561              $ 55,555.56          $0.571             $  611,111.11       $0.581            $1,166,666.67
$0.562              $111,111.11          $0.572             $  666,666.67       $0.582            $1,222,222.22
$0.563              $166,666.67          $0.573             $  722,222.22       $0.583            $1,277,777.78
$0.564              $222,222.22          $0.574             $  777,777.78       $0.584            $1,333,333.33
$0.565              $277,777.78          $0.575             $  833,333.33       $0.585            $1,388,888.89
$0.566              $333,333.33          $0.576             $  888,888.89       $0.586            $1,444,444.44
$0.567              $388,888.89          $0.577             $  944,444.44       $0.587            $1,500,000.00
$0.568              $444,444.44          $0.578             $1,000,000.00       $0.588            $1,555,555.56
$0.569              $500,000.00          $0.579             $1,055,555.56       $0.589            $1,611,111.11
$0.570              $555,555.56          $0.580             $1,111,111.11       $0.590            $1,666,666.67

                  (c) LIMITATIONS. No Contingent Payment shall be payable with respect to any given year if the Average Price for such year is less than $0.56. Likewise, no additional Contingent Payment greater than $1,666,666.67 shall be payable in any given year if the Average Price for such year is greater than $0.59. There shall not be any carrying forward from one anniversary period to a following anniversary period of excess Average Price in the event the Average Price for such 12 month period exceeds $0.59. Likewise, there shall be no carrying back from one anniversary period to a preceding anniversary period of excess Average Price in the event the Average Price for such 12 month period exceeds $0.59.

                  (d) DISPUTE RESOLUTION. If any disagreement concerning a Contingent Payment is not resolved by Buyer and EarthCare within thirty (30) days following the receipt by EarthCare of the proposed Contingent Payment amount from Buyer, the undisputed amount shall be paid in accordance with this
Section 2.11, and Buyer and EarthCare shall promptly engage (on standard terms and conditions for a matter of such nature) the Resolving Accountants to resolve such dispute. The engagement agreement with the Resolving Accountants shall require the Resolving Accountants to make their determination with respect to the items in dispute within ninety (90) days following the receipt by EarthCare of the proposed Contingent Payment amount from Buyer. Buyer, on the one hand, and EarthCare on the other hand, shall equally split and pay the fees and expenses of the Resolving Accountants promptly after the Resolving Accountants determination. The resolution by the Resolving Accountants of any dispute concerning a Contingent Payment shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning a Contingent Payment; provided, however, that the limitations set forth in this Section 2.11 shall not impair or affect the rights of any of the parties to seek in any forum equitable relief, including (without limitation) specific performance or injunctive relief with respect hereto, or affect the rights of any of the parties to seek redress in any forum for any Damages arising out of fraud by any other party in connection herewith.

         2.12 TITLE. Title to the IPC Delaware Stock and Purchased Assets shall pass from the Companies to Buyer at Closing, subject to the terms and conditions of this Agreement, free and clear of any and all Encumbrances, other than Permitted Encumbrances. Buyer assumes no risk of loss to the IPC Delaware Stock or Purchased Assets prior to the Closing Date.

         2.13 CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to transfer the rights or obligations under any contract, agreement, Permit, franchise or claim of the Companies that are by their terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Companies would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer with the full realization and value of every contract, agreement, Permit, franchise and claim of the character described in the immediately preceding sentence, each Company agrees that on and after the Closing Date, it will, at the request and under the direction of Buyer, take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for such Company) and do or cause to be done all such things as shall in the opinion of Buyer or its counsel be reasonably necessary or proper (i) to assure that the rights of the Company under such contracts, agreements, Permits, franchises and claims shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by the Company in and under every such contract, agreement, Permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section shall in any way diminish the obligation of the Companies hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable the Companies to convey or assign valid title to all of the Purchased Assets to Buyer and for EarthCare to convey and assign valid title to all of the IPC Delaware Stock to Buyer, all free and clear of any and all Encumbrances, other than Permitted Encumbrances.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANIES

         The parties to this Agreement recognize and acknowledge that the Schedules called for by the terms of this Agreement have not been attached to this Agreement as of the date of the signing of this Agreement. The parties further acknowledge that the Companies shall deliver to Buyer the Schedules called for by the terms of this Agreement as soon as possible after the signing of the Agreement, but in no event later than twenty (20) days after the date of the signing of this Agreement (the "SCHEDULE DELIVERY DATE"). Upon delivery of the Schedules by the Companies to Buyer (or upon the failure of the Companies to deliver all of the required Schedules by the Schedule Delivery Date), the Buyer shall have the right to terminate this Agreement as further set forth in Section
6.5 of this Agreement.

         As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Companies, jointly and severally, represent and warrant to Buyer, as of (i) the date of execution of this Agreement in so far as such representatives and warranties can be made as of the date of execution of this Agreement without the presence of the Schedules called for by this Agreement, (ii) the date the Schedules to this Agreement are delivered by the Companies to Buyer, and (iii) again as of the Closing, as follows (with indemnification for breaches of this Article III governed by Section 7.2(i)):

         3.1 ORGANIZATION AND AUTHORITY. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease its properties, carry on the business of the Division as now conducted by it, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder. Copies of the Articles of Incorporation, bylaws and/or other Governing Documents of the Companies, as amended to date, have been delivered to Buyer, and such copies are complete and correct. Such instruments, as so amended, are in full force and effect.

         3.2 AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which a Company is a party has been duly executed and delivered by and constitutes the legal, valid and binding obligation of such Company, enforceable against it in accordance with their respective terms. Each Other Agreement to which a Company is to become a party pursuant to the provisions hereof, when executed and delivered by such Company, will constitute the legal, valid and binding obligation of such Company, enforceable against it in accordance with the terms of such Other Agreement. All actions contemplated by this Section and this Agreement have been duly and validly authorized by all necessary proceedings by the Companies.

         3.3 EARTHCARE SEC FILINGS. EarthCare has filed all forms, reports, schedules, statements and other documents required to be filed by it (collectively, as supplemented and amended since the time of filing, the "EARTHCARE SEC REPORTS") with the SEC. The EarthCare SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any EarthCare SEC Report filed prior to the date of this Agreement which was superseded by a subsequent EarthCare SEC Report filed prior to the date of this Agreement. No Subsidiary of EarthCare is required to file any report, form or other document with the SEC.

         3.4 NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS. Except as will not have a material adverse effect on the Division or the Purchased Assets, or except as disclosed on Schedule 3.4, neither the execution and delivery of this Agreement or any Other Agreement to which a Company is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by a Company will:

                           (i) contravene any provision of the Governing
Documents of any Company;

                           (ii) conflict with, result in a breach of, constitute
a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset or the IPC Delaware Stock, including any Permit, Intellectual Property, license, franchise, indenture, or any other contract, agreement or instrument to which any Company is a party or by which any of the Purchased Assets or the IPC Delaware Stock may be bound or affected;

                           (iii) result in the creation, maturation or
acceleration of any liability of the Division or any Company (or give to any other Person the right to cause such a creation, maturation or acceleration);

                           (iv) violate any Law or violate any judgment or order
of any Governmental Body to which any Company is subject or by which any of the Purchased Assets or the IPC Delaware Stock may be bound or affected;

                           (v) result in the creation or imposition of any
Encumbrance upon any of the Purchased Assets or the IPC Delaware Stock or give to any other Person any interest or right therein; or

                           (vi) cause Buyer to become subject to, or liable for,
the payment of any Tax.

         No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by any Company of this Agreement or any of the Other Agreements to which it is or is to become a party pursuant to the provisions hereof or in connection with the consummation by the Companies of the transactions contemplated hereby or thereby except for (i) the filing with the SEC of the Proxy Statement and such reports under sections 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable exchanges upon which EarthCare's securities are traded and under state securities laws, and (iii) the approval of each Company's stockholders or partners. To the extent required, the Companies will obtain (without payment or expense by Buyer) all necessary consents, approvals, authorizations, registrations and filings, or obtain a waiver of the requirements therefor.

         3.5 FINANCIAL INFORMATION.

                  (a) RECORDS. Except for the books of account and related records, including the Financial Statements, pertaining to the period of time preceding EarthCare's ownership (either directly or indirectly) of the Purchased Assets and IPC Delaware Stock, as to which books, records and Financial Statements the Companies make no representations or warranties, the books of account and related records of the Companies related to the Division reflect accurately in all material respects the assets, Liabilities, revenues, expenses and other transactions of the Companies pertaining to the Division.

                  (b) FINANCIAL STATEMENTS. The consolidated balance sheets and income statements of the Division at December 31, 2000, December 31, 1999, and December 31, 1998, and for the years then ended, and the balance sheets and income statements of the Division at August 31, 2001 and for the periods then ended (collectively, the "FINANCIAL STATEMENTS" all of which are unaudited) have been delivered to Buyer, and a copy of the July 31, 2001 balance sheet of the Division is attached hereto as Exhibit A. Except for the books of account and related records, including the Financial Statements, pertaining to the period of time preceding EarthCare's ownership (either directly or indirectly) of the Purchased Assets and IPC Delaware Stock, as to which books, records and Financial Statements the Companies make no representations or warranties, the Financial Statements (i) are derived from the books of account and records of the Companies and the Division; (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the interim financial statements contain no cash flow statement, statement of changes in Division equity, notes, footnotes or year end adjustments; and (iii) present fairly the financial condition, assets and Liabilities and results of operation of the Companies related to the Division at the dates and for the relevant periods indicated.

         3.6 UNDISCLOSED LIABILITIES. EarthCare, in respect of the Division, and the EarthLiquids Subsidiaries have no Liabilities, except and to the extent of:
(i) those reflected or reserved against on the Financial Statements in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in the Financial Statements; (iii) those disclosed on Schedule 3.6; and (iv) those of the same nature as those set forth on the Financial Statements that have arisen in the ordinary course of business after the date of the latest Financial Statements, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have a material adverse effect on the business, financial condition or prospects of the Companies with respect to the Division.

         3.7 NO CHANGES. Since the date of the most recent Financial Statements, and through the date hereof, the Companies have conducted the business of the Division only in the ordinary course. Without limiting the generality of the foregoing sentence, since the date of the most recent Financial Statements, there has not been, in respect of or affecting the Division, any:

                           (i) material adverse change in the Purchased Assets
or the assets of IPC Delaware, Assumed Liabilities, the Liabilities of IPC Delaware, financial condition, net worth, business or prospects of the Division;

                           (ii) material damage or destruction to any Purchased
Asset or any asset of IPC Delaware, whether or not covered by insurance;

                           (iii) strike or other material labor trouble;

                           (iv) creation of any material Encumbrance on any
Purchased Asset or any asset of IPC Delaware;

                           (v) except in the ordinary course of business and
consistent with past business practices, increase in the salary, wage or bonus of any employee or increase in the number of such employees;

                           (vi) asset acquisition or capital expenditure in
excess of $25,000, in the aggregate, other than the purchase of inventory in the ordinary course of business;

                           (vii) material change in any Company Plan and only to
the extent that a change in any Company Plan effects the Division or its employees;

                           (viii) material change in any method of accounting;

                           (ix) material payment to or transaction with any
Related Party, which payment or transaction is not specifically disclosed on
Schedule 3.16;

                           (x) disposition of any asset or assets (other than
inventory in the ordinary course of business) for more than $25,000, individually or in the aggregate, or for less than fair market value;

                           (xi) material write-offs or write-downs of any asset;

                           (xii) creation, termination or amendment of, or
waiver of any right under, any material agreement or any material agreement affecting the Purchased Assets or any of the assets of IPC Delaware; or

                           (xiii) material agreement or commitment to do any of
the foregoing.

         3.8 TAXES.

                  (a) TAX RETURNS; PAYMENT. The Companies have filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all material Tax Returns that are required to be filed by them prior to or on the Closing Date with respect to the Division or the Purchased Assets or the assets of IPC Delaware, pursuant to the Law of each Governmental Body with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete in all material respects. The Companies have paid or will timely pay all Taxes that have or will become due prior to or on the Closing Date, including all Taxes relating to the operation of the Division or the Purchased Assets or the assets of IPC Delaware, as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except such Taxes, if any, as are being contested in good faith and disclosed on
Schedule 3.8 or except as are not individually or in the aggregate material. Except as disclosed on Schedule 3.8, the Companies have not requested nor are the Companies currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority of a jurisdiction where a Company does not file a Tax Return that a Company is or may be subject to taxation in that jurisdiction. No material deficiency for any Tax has been proposed, asserted or assessed against a Company that has not been resolved or paid in full, and no examination or audit with respect to any Tax is in progress. No power of attorney has been granted by a Company with respect to any matters related to Taxes that is currently in force. Except as disclosed on
Schedule 3.8, no special elections regarding Taxes have been filed by a Company with any taxing authority. No Company has waived or been requested to waive any statute of limitations in respect of Taxes. No Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the Purchased Assets or assets of IPC Delaware is "tax-exempt use property" within the meaning of Section 168(h) of the Code. No Company has liability for any Taxes of any person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of federal, state, local or foreign law, or as a transferee or successor, by contract or otherwise, and no Company is a party to a Tax allocation or Tax sharing agreement. Without limiting the foregoing, neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries has any Liability for any Tax except (x) Taxes disclosed on Schedule 3.8, (y) Taxes fully reserved on the most recent Financial Statements or (z) are not material individually or in the aggregate.

                  (b) WITHHOLDING. The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by the Companies to any employee, independent contractor, creditor, stockholder, partner or other third party.

         3.9 INVENTORY. All of the inventory of the Division is valued on the books and records of the Companies and in the Financial Statements at the lower of cost or market, the cost thereof being determined on an average cost basis in accordance with GAAP. All of the inventory of IPC Delaware and all of the inventory included in the Purchased Assets is in good, merchantable and usable condition and is saleable in the ordinary course of business within a reasonable time and at normal profit margins, and all of the raw materials and work in process inventory of IPC Delaware and that included in the Purchased Assets can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. None of the inventory of IPC Delaware or that included in the Purchased Assets is obsolete, slow-moving, has been consigned to others or is on consignment from others.

         3.10 RECEIVABLES. Schedule 3.10 discloses all Receivables of the Companies related to the Division outstanding as of the date listed on Schedule 3.10, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables, whether reflected on the Financial Statements, disclosed on Schedule 3.10 or created after the date of the most recent Financial Statements, arose from bona fide sale transactions of the Companies related to the Division, and to the Companies' Knowledge and except as disclosed on Schedule 3.10, no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. Except to the extent of the recorded reserves for doubtful accounts specified on the Financial Statements, to the Companies' Knowledge, all of the Receivables are collectible in the ordinary course of business and will be fully collected within 90 days after having been created using commercially reasonable efforts; provided, however, certain Receivables specifically identified on
Schedule 3.10 shall be collected within the periods specifically identified on
Schedule 3.10. After the Closing Date, payments received from customers on Receivables will be applied to the oldest balance first unless the payment references or the customer directs that a payment be credited against a specific invoice.

         3.11 CONDITION OF ASSETS; BUSINESS; TITLE.

                  (a) CONDITION OF ASSETS; BUSINESS. Schedule 3.11 correctly describes all of the Purchased Assets and assets of IPC Delaware with a book value in excess of $25,000, with the status of each item (i.e. owned, leased or licensed) designated thereon. The Purchased Assets and assets of IPC Delaware are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are currently used by the Division. None of the Purchased Assets or assets of IPC Delaware are subject to any Encumbrance or impairment, whether due to their condition, utility, collectability or otherwise, other than Permitted Encumbrances. All of the Purchased Assets and assets of IPC Delaware are reflected on the Financial Statements or, under GAAP, are not required to be reflected thereon. Except as specifically set forth on Schedule 3.11, the Purchased Assets and assets of IPC Delaware include all the assets that are necessary for use in and operation of the Division.

                  (b) TITLE. The Companies have good, marketable and exclusive title to all of the Purchased Assets and EarthCare has good, marketable and exclusive title to all of the IPC Delaware Stock, free and clear of any and all Encumbrances, other than Permitted Encumbrances.

         3.12 NO PENDING LITIGATION OR PROCEEDINGS. Except as described on
Schedule 3.12, to the Companies' Knowledge, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("LITIGATION") is pending or, to the Knowledge of the Companies, threatened against or affecting EarthCare, in respect of the Division, the EarthLiquids Subsidiaries, any of the Purchased Assets, the assets of IPC Delaware, Assumed Liabilities or the Liabilities of IPC Delaware, or any of the transactions contemplated by this Agreement or any Other Agreement. Neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries, has been a party to any other Litigation since the first date that EarthCare acquired (directly or indirectly) any of the Purchased Assets or the IPC Delaware Stock. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting EarthCare, in respect of the Division, any of the EarthLiquids Subsidiaries, any of the Purchased Assets, the assets of IPC Delaware, Assumed Liabilities or the Liabilities of IPC Delaware, or any of the transactions contemplated by this Agreement or any Other Agreement. Except as described on
Schedule 3.12, neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries, has any pending Litigation against any third party in respect of the Division.

         3.13 CONTRACTS; COMPLIANCE. Disclosed on Schedule 3.13 is a list of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, included in the Purchased Assets, by which the Purchased Assets may be affected or which will be assumed by Buyer by virtue of the acquisition of the IPC Delaware Stock (except for service agreements with an annual contract price of less than $10,000), and that

                           (i) is material to the Division, the Purchased
Assets, IPC Delaware or the operations of the Division;

                           (ii) involves the purchase, sale or lease (including
capital lease) of any assets, materials, supplies, inventory or services in excess of $10,000 per year;

                           (iii) has an unexpired term of more than six (6)
months from the date hereof, taking into account the effect of any renewal options;

                           (iv) relates to the borrowing or lending of any money
or guarantee of any obligation;

                           (v) limits the right of any of the Companies (or
after Closing, Buyer) to compete in any line of business related to the Division or otherwise restricts any right a Company (or after Closing, Buyer) may have in respect of the Division;

                           (vi) is an employment or consulting contract
involving payment of compensation and benefits;

                           (vii) involves sales, distribution or similar issues
and provides for payments in excess of $10,000 per year;

                           (viii) forms any partnership, joint venture or other
arrangement;

                           (ix) grants any option, license, franchise or similar
agreement;

                           (x) relates to any Intellectual Property;

                           (xi) provides for payments based on results;

                           (xii) grants terms to a customer that are more
materially favorable than those generally available to the Division's customers;

                           (xiii) grants material special arrangements, whether
providing for discounts, incentive awards or otherwise;

                           (xiv) involves any Governmental Body or other
governmental authority, whether federal, state, local or foreign; or

                           (xv) was not entered into in the ordinary course of
business

(each, a "CONTRACT" and collectively, the "CONTRACTS"). Each Contract is a legal, valid and binding obligation and is in full force and effect. The Companies and, to the Knowledge of the Companies, each other party to each Contract, has performed in all material respects all obligations required to be performed by it thereunder, is not in breach or default and is not alleged to be in breach or default in any respect thereunder. To the Knowledge of the Companies no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, that would give any Person the right to cause such a termination or that would cause an acceleration of any obligation thereunder, and no Contract provides for any prepayment penalty or premium or restricts in any way a Company's ability (or after Closing, Buyer's ability) to enjoy the full benefits of the Purchased Assets or the assets of IPC Delaware. No Company is currently renegotiating any Contract nor has a Company received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract. No Company has notice that any other party with respect to any Contract is subject to, or reasonably could be expected to become subject to, any bankruptcy, insolvency or similar proceeding. Except as disclosed on Schedule 3.13, no Contract requires a Company to maintain any performance bond, letter of credit or other security arrangement.

         3.14 PERMITS; COMPLIANCE WITH LAW. Except as disclosed on Schedule 3.14, the Companies hold, and the Purchased Assets include, all material permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law or otherwise advisable in connection with the operation of IPC Delaware, the Purchased Assets and the Division (each, a "PERMIT" and collectively, "PERMITS"). Each Permit is valid, subsisting and in full force and effect. The Companies in all material respects are in compliance with and have fulfilled and performed their respective obligations under each Permit held by them and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any such Permit. Except as disclosed on Schedule 3.14, during the period of time pertaining to its ownership of the Purchased Assets and the IPC Delaware Stock, the Companies have received any notice of non-renewal of any Permit. No Company in respect of their Division has received any notice of a violation of Law in respect of or related to the Division or the Purchased Assets, and to the Knowledge of the Companies, no Company is currently in violation of any Law relating to the Division or the Purchased Assets. To the Knowledge of the Companies, no event has occurred and no condition or state of facts exists that could give rise to any violation of Law relating to the Division or the Purchased Assets. EarthCare, in respect of the Division, and all of the EarthLiquids Subsidiaries are in compliance with all government procurement laws, including without limitation the Federal Contract Procurement Act and any similar state, local or foreign Laws.

         3.15 REAL PROPERTY. Schedule 3.15 discloses and summarizes all real properties currently owned, used or leased by the Companies related to the Division or in which any Company has an interest, in connection with the Division (collectively, the "REAL PROPERTY") and identifies the record title holder of each parcel of Real Property. Each Company has good and marketable fee simple title to all Real Property shown as owned by it on Schedule 3.15, free and clear of any Encumbrances, other than Permitted Encumbrances, other than minor imperfections of title or encumbrances that do not materially detract from the value of the property or impair the Company's operations related to the Division, and the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal terms, of the lease or similar agreement relating thereto. Copies of all title insurance policies and surveys relating to the Real Property available to the Companies have been delivered to Buyer. The use and operation of all Real Property conforms to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. Except as disclosed on Schedule 3.15, no portion of any Real Property is located in a flood plain, flood hazard area or designated wetlands area. No Company has received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or order by any Governmental Body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations, claims any defect or deficiency with respect to any of such properties or requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. All public utilities (including water, gas, electric, storm and sanitary sewage and telephone utilities) required to operate the facilities located at the Real Properties are available to such facilities, and such utilities enter the boundaries of such facilities through adjoining public streets, easements or rights-of-way of record in favor of the general public or a Company. Such public utilities are all connected pursuant to valid Permits, are all in good working order, are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of Law. All public utility assessments with respect to periods prior to Closing have been paid. No Company has received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any of the Real Properties.

         3.16 TRANSACTIONS WITH RELATED PARTIES. Commencing upon the acquisition of the Purchased Assets by EarthCare (either directly or indirectly) and the acquisition of the IPC Delaware Stock, no Related Party has been or is a party to any transaction, agreement or understanding with a Company in respect of the Division except pursuant to arrangements disclosed on Schedule 3.16. No Related Party uses any of the Purchased Assets or assets of IPC Delaware except directly in connection with the Division, and no Related Party owns or has any interest in any Purchased Asset or assets of IPC Delaware. No Related Party has any claim of any nature, including any inchoate claim, against the Purchased Assets or assets of IPC Delaware, or EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries. Except as otherwise expressly provided hereby or by any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Buyer, and (ii) Buyer will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

         3.17 LABOR RELATIONS. No employees of a Company who provide services to the Division are represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the Knowledge of the Companies, threatened against, involving, affecting or potentially affecting EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries. No complaint against EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries, is pending or, to the Knowledge of the Companies, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee who provides services to the Division. None of the Companies has any Liability for sick leave, vacation time, severance pay or any similar item not reserved on the Financial Statements. To the Knowledge of the Companies, no Company has any Liability for any occupational disease of any of its employees, former employees or others who have provided or who provide services to the Division. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay (or pay in lieu of notice) obligation of a Company under any Contract or under any Law.

         3.18 PRODUCTS LIABILITIES; WARRANTIES. Buyer shall have no liability after the Closing Date not fully covered by insurance or warranties relating to any product manufactured, distributed or sold by any of the Companies related to the Division, or any service performed by any of the Companies relating to the Division, prior to the Closing Date, whether or not such liability relates to products that are defective or improperly designed or manufactured or in breach of any express or implied product warranty. Each of the products produced or sold in connection with the Division is, and at all times up to and including the Closing Date has been, (i) in compliance with all applicable federal, state, local and foreign laws and regulations, (ii) fit for the ordinary purposes for which it is intended to be used and (iii) in conformance with any promises or affirmations of fact made on the container or label for such product or in connection with its sale. Schedule 3.18 discloses and describes the terms of all express product or service warranties under which EarthCare, in respect of the Division, and the EarthLiquids Subsidiaries, their respective subcontractors or agents, in performing work or services, or any materials installed, manufactured, distributed, sold or provided by any Company in respect of the Division prior to the Closing, may have liability after the Closing Date.

         3.19 INSURANCE. Schedule 3.19 discloses all insurance policies with respect to which a Company is the owner, insured or beneficiary under which any of the Purchased Assets or the assets of IPC Delaware are insured. Such policies are reasonable as determined by the Companies, in both scope and amount, in light of the risks attendant to the Companies in respect of the Division, provide coverage in amounts not less than the actual replacement costs and fully comply with all of the insurance requirements in the Contracts. Buyer will not have any liability after the Closing for retrospective or retroactive premium adjustments. Except as disclosed on Schedule 3.19, there is no claim pending under any of the policies of the Companies in respect of the Purchased Assets or the assets of IPC Delaware or the Division as to which coverage has been questioned, denied or disputed. Except as disclosed on Schedule 3.19, all premiums required to be paid in connection with the insurance policies of the Companies covering any of the Purchased Assets have been paid in full.

         3.20 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.20 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by any Company in respect of the Division or applicable to the Purchased Assets or applicable to the assets of IPC Delaware. One or more of the Companies has the entire right, title and interest in and to, or the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.20 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, software and other proprietary rights necessary or applicable to or advisable for use in respect of the Division (collectively, the "INTELLECTUAL PROPERTY"), free and clear of any Encumbrances. No Company is required to make payments or provide other benefits to any third party with respect to its ownership or use of the Intellectual Property, and no Company has granted any third party any rights in the Intellectual Property. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination, cancellation or other Litigation. To the Knowledge of the Companies, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. No act or omission by a Company violates, infringes upon or misappropriates the intellectual property rights of any other Person. The consummation of the transactions contemplated hereby will not alter or impair the rights of any Company (or after Closing, Buyer) to the Intellectual Property. Listed on Schedule 3.20 are all the software products and systems used, developed by or on behalf of or licensed by a Company in respect of the Division (the "SOFTWARE"). Except as set forth on Schedule 3.20, all persons who have contributed to or participated in the conception and development of any of the Software, other than Software licensed by a Company, on behalf of such Company have been full-time employees of such Company, hired to prepare such works within the scope of employment. As a consequence, except as set forth on
Schedule 3.20, one or more of the Companies has all ownership interests in the Software.

         3.21 EMPLOYEE BENEFITS.

                  (a) BENEFIT PLANS. Schedule 3.21 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained, sponsored or participated in by EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries, (ii) with respect to which EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries has or may have Liability or is obligated to contribute, (iii) that otherwise covers any of the current or former employees, directors, independent contractors or agents of EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries, or their respective beneficiaries or dependents, or (iv) as to which any such current or former employees, directors, independent contractors or agents of EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries, or their respective beneficiaries or dependents participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "COMPANY PLAN").

                  (b) COMPLIANCE. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. Except as disclosed on Schedule 3.21, no Company Plan is or is proposed to be under audit or investigation, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty. Buyer shall not have any Liability or other obligation following the Closing with respect to any Benefit Plan or Company Plan, whether or not related to the administration thereof, any distributions therefrom or terminations thereof, any benefits due thereunder or otherwise.

         3.22 ENVIRONMENTAL MATTERS.

                  (a) COMPLIANCE; NO LIABILITY. Commencing upon the time EarthCare has acquired (either directly or indirectly) the Purchased Assets or the IPC Delaware Stock, the Companies have operated the Division and each parcel of Real Property, and any real property previously owned, used or leased by the Companies in respect of the Division, in compliance with all applicable Environmental Laws. Except as disclosed on Schedule 3.14, except as recorded in the Preliminary Closing Balance Sheet, the Adjusted Closing Balance Sheet and the Final Closing Balance Sheet, and except as recorded in the Financial Statements for past losses, to the Knowledge of the Companies, no Company is subject to any loss, Liability, penalty or expense (including legal fees) and Buyer will not hereafter suffer or incur any loss, Liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law by any Company, any environmental activity conducted by any Company on or with respect to the Real Property or any real property owned, used or leased by any Company at or prior to the Closing Date or any environmental condition existing on or with respect to the Real Property or any real property owned, used or leased by any Company at or prior to the Closing Date, in each case whether or not a Company permitted or participated in such act or omission.

                  (b) TREATMENT; CERCLIS. Except as disclosed on Schedule 3.14, to the Knowledge of the Companies, neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries has treated, stored, recycled or disposed of any Regulated Material on any real property, and no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property or any other real property previously owned, used or leased by EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries (during the period of such ownership, use or lease), nor has there been any release of any Regulated Material at, on or under any Real Property, or any real property previously owned, used or leased by EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries (during the period of such ownership, use or lease). Neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries has transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or, to the Knowledge of the Companies, proposed for listing, on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of a federal, state or local enforcement action or other investigation that may lead to claims against a Company (or after Closing, Buyer) for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury, including claims under Superfund. None of the Real Property or any other real property previously owned, used or leased by EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries is listed or, to the Knowledge of the Companies, proposed for listing, on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

                  (c) NOTICES; EXISTING CLAIMS; CERTAIN REGULATED MATERIALS; STORAGE TANKS. Except as disclosed on Schedule 3.14, during the period of time EarthCare has owned (either directly or indirectly) the Purchased Assets or the IPC Delaware Stock, neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries has received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. Neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries is required to place any notice or restriction relating to the presence of any Regulated Material at any real property or in any deed to any real property. EarthCare, in respect of the Division, and the EarthLiquids Subsidiaries have provided to Buyer a list of all sites to which they have transported any Regulated Material for recycling, treatment, disposal, handling or otherwise. During the period of time EarthCare has owned (either directly or indirectly) the Purchased Assets or the IPC Delaware Stock, there has been no past, and there is no pending or contemplated, claim by or against a Company under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and neither EarthCare, in respect of the Division, nor any of the EarthLiquids Subsidiaries has entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 3.22, and except as disclosed on Schedule
3.22 all such tanks and associated piping are in sound condition, are not leaking and have not leaked during the period of time EarthCare has owned (directly or indirectly) the Purchased Assets and the IPC Delaware Stock.

                  (d) DISCLOSURE BY THE COMPANIES. Schedule 3.22 discloses certain matters of which the Companies have knowledge relating to compliance with Environmental Laws by the Companies. This is being provided by the Companies for information purposes only. The Companies hereby represent and warrant to Buyer that Buyer will not incur any loss, liability, damage, cost or expense associated with the items disclosed on Schedule 3.22 or in connection with any actual, threatened, claimed or alleged violation of or noncompliance with Environmental Laws or any investigation relating to the same.

         3.23 CUSTOMER RELATIONS. Since June 30, 2001, no material adverse change has occurred in the business relationship of EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries with any of their respective customers or suppliers, and to the Knowledge of the Companies, other than pursuant to the expiration of contracts in the ordinary course of business, no such customers or suppliers are expected, after the date of this Agreement, to cease purchasing or supplying goods or services or, substantially to reduce purchases from, or sales to, EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries, except as disclosed on Schedule 3.23. Without limiting the foregoing, no such customer of or supplier to EarthCare, in respect of the Division, or any of the EarthLiquids Subsidiaries has given notice that it is subject to any bankruptcy, insolvency or similar proceeding.

         3.24 FINDERS' FEES. Except for obligations to Sanders Morris Harris, neither the Companies nor any of the respective officers, directors or employees of the Companies has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

         3.25 DISCLOSURE. To the Knowledge of the Companies, none of the representations and warranties of the Companies contained herein and none of the information contained in the Schedules referred to in Article III is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There are no material facts of which a Company has knowledge that has not been disclosed to Buyer which could in the aggregate reasonably be expected to have a material adverse effect on the Division.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to the Companies to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Companies, as of the date of execution of this Agreement and again as of the Closing, as follows:

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

         4.2 AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which Buyer is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. Each Other Agreement to which Buyer is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer, will constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Buyer.

         4.3 NO VIOLATION OF LAWS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Buyer is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer will: (i) contravene any provision of the Governing Documents of Buyer or (ii) violate any Law or any judgment or order of any Governmental Body to which Buyer is subject. Except for the approval of the transactions contemplated hereby by the boards of directors of Buyer and Buyer's parent corporation, United States Filter Corporation, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or any of the Other Agreements to which Buyer is or is to become a party pursuant to the provisions hereof or the consummation by Buyer of the transactions contemplated hereby or thereby.

         4.4 NO PENDING LITIGATION OR PROCEEDINGS. No Litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party.

         4.5 INVESTMENT INTENT; ACCREDITED INVESTOR. Buyer is acquiring the IPC Delaware Stock for investment purposes without a view to the sale, distribution, subdivision, transfer or fractionalization thereof. Buyer acknowledges that the IPC Delaware Stock (a) has not been registered under the Securities Act or any state securities law and there is no commitment to register the IPC Delaware Stock, and (b) cannot be resold, unless it is subsequently registered or an exemption from registration is available. Furthermore, Buyer is an "accredited investor" within the meaning of Regulation D promulgated by the SEC under the Securities Act by reason of the fact Buyer is a corporation with total assets in excess of $5,000,000. Buyer understands that the officers, directors, attorneys and other advisors of the Companies will rely upon the representations and warranties made by the Buyer in this Section 4.5 in order to establish any necessary exemption from the registration provisions of the Securities Act.

         4.6 FINDERS' FEES. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

         4.7 FINANCING. Buyer has available, and at the Closing will have available, sufficient funds for Buyer to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses required to be paid by Buyer hereunder.

                                    ARTICLE V
                                CERTAIN COVENANTS

         5.1 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, the Companies shall conduct the affairs of the Division as follows:

                  (a) ORDINARY COURSE; COMPLIANCE. The Division shall be conducted only in the ordinary course and consistent with past practice. The Companies shall maintain the Division and the Purchased Assets and assets of IPC Delaware consistent with past practice and shall comply in a timely fashion with the provisions of all Contracts and Permits and all other agreements and commitments. The Companies shall use their best efforts to keep the Division organization intact, keep available the services of the present employees and preserve the goodwill of its suppliers, customers and others having business relations with the Division. The Companies shall maintain in full force and effect their respective policies of insurance disclosed on Schedule 3.19, subject only to variations required by the ordinary operations of the Division, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

                  (b) PROHIBITED TRANSACTIONS. The Companies shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld:

                           (i) with respect to the Division, enter into any
contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice and the total value of which does not exceed $10,000;

                           (ii) with respect to the Division, enter into any
employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation;

                           (iii) with respect to the Division, enter into any
contract or commitment to acquire any capital asset having a purchase price in excess of $25,000, unless the appropriate Company provides notification of the intended capital acquisition to Buyer, or enter into any contract or commitment to sell any capital asset with a net book value greater than $25,000 unless the appropriate Company provides notification of the intended sale to Buyer;

                           (iv) fail to pay any Tax or other Liability or charge
when due, other than Liabilities contested in good faith by appropriate proceedings;

                           (v) mortgage, pledge or otherwise encumber any
Purchased Asset or assets of IPC Delaware, except in the ordinary and usual course business for a Company in respect of the Division;

                           (vi) sell, lease, transfer or dispose of any
Purchased Assets or any asset of IPC Delaware;

                           (vii) take any action that is reasonably likely to
result in the occurrence of any event described in Section 3.7;

                           (viii) take any action or omit to take any action
that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder;

                           (ix) with respect to those employees who provide
services to a Company with respect to the Division, increase any employee's salary, wage, benefits or bonus other than in the ordinary course of business, or materially increase the number of employees; or

                           (x) enter into any agreement to do any of the things
described in clauses (i) through (x).

         5.2 PREPARATION OF PROXY STATEMENT. As promptly as practicable and no later than 10 days after the date hereof, EarthCare shall prepare and file with the SEC the proxy statement to be sent to the stockholders of EarthCare in connection with the meeting of EarthCare's stockholders to consider and to approve this Agreement (the "COMPANY STOCKHOLDERS MEETING") (such proxy statement as amended or supplemented is referred to herein as the "PROXY STATEMENT"). The Proxy Statement will, when prepared pursuant to this Section
5.2 and mailed to EarthCare's stockholders, comply in all material respects with the applicable requirements of the Exchange Act. The information supplied by each of EarthCare and Buyer for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to EarthCare's stockholders, at the time of the Company Stockholders Meeting and as of the Closing, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Each of EarthCare and Buyer shall indemnify and hold harmless the other from any obligations, claims or liabilities arising from any statement supplied by such party for inclusion in the Proxy Statement which, at the time such statement was made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statement, in light of the circumstances under which is was made, not false or misleading. If at any time prior to the Closing any event or information should be discovered by EarthCare or Buyer which should be set forth in a supplement to the Proxy Statement, EarthCare or Buyer, as the case may be, will promptly inform the other. The Proxy Statement shall include the declaration of EarthCare's Board of Directors of the advisability of the consummation of the transactions contemplated by this Agreement and its recommendation that EarthCare's stockholders approve this Agreement, unless EarthCare's Board of Directors determines in good faith, after considering the advice of its financial advisor and reputable outside legal counsel experienced in such matters, that withdrawal or modification of its declaration and recommendation is necessary because this Agreement or the transactions contemplated by this Agreement are no longer in the best interests of EarthCare's stockholders. The Proxy Statement shall be reviewed and approved by the Buyer and Buyer's counsel prior to the mailing of such Proxy Statement to EarthCare's stockholders.

         5.3 MEETING OF STOCKHOLDERS. EarthCare shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Governing Documents to convene the Company Stockholders Meeting within 30 days of the filing of a definitive Proxy Statement with the SEC. EarthCare shall consult with Buyer regarding the date of the Company Stockholders Meeting. EarthCare shall use commercially reasonable efforts to solicit from stockholders of EarthCare proxies in favor of this Agreement and the transactions contemplated by this Agreement and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required to approve this Agreement, unless EarthCare's Board of Directors determines in good faith, after considering the advice of its financial advisor and reputable outside legal counsel experienced in such matters, that this Agreement and the transactions contemplated by this Agreement are no longer in the best interests of EarthCare's stockholders.

         5.4 ACCESS, INFORMATION AND DOCUMENTS. The Companies shall give to Buyer and to Buyer's employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, Contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers of the Companies) of the Division and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of the Division as Buyer may reasonably request; provided, however, that in conducting its inquiries, Buyer shall not disrupt the operations of the Companies or communicate with any employee of the Companies without the prior approval of the Companies.

         5.5 CERTAIN TAX MATTERS.

                  (a) TAX RETURNS. The Companies shall prepare and file all Tax Returns (including any amendments thereto) relating to the Division and with respect to the Purchased Assets and the IPC Delaware Stock, for any taxable period ending on or prior to the Closing Date (a "PRE-CLOSING PERIOD") and shall pay all Taxes with respect thereto. Buyer will cooperate with the Companies in the preparation and filing of such Tax Returns and shall grant the Companies access to any applicable records and workpapers relating to the Purchased Assets necessary for preparation of the Tax Returns. No new elections or any changes in current elections with respect to Taxes of the Companies affecting the Division shall be made prior to Closing without the prior written consent of Buyer.

                  (b) ASSISTANCE. After the Closing Date, Buyer and the Companies shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any income Tax Return, audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes of the Companies related to the Division. The party requesting assistance hereunder shall reimburse the other parties for reasonable out-of-pocket expenses incurred in providing such assistance.

         5.6 FULFILLMENT OF AGREEMENTS. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under
Article VI that are not beyond its reasonable control to be satisfied at or prior to the Closing and shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         5.7 ASSISTANCE. The Companies shall cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of the Purchased Assets and IPC Delaware Stock and to avoid any undue interruption in the activities and operations of the Division following the Closing Date. The Companies and Buyer shall provide each other with such assistance as may be reasonably requested in obtaining all approvals and consents of Governmental Bodies required in connection with the consummation of the transactions contemplated by this Agreement and any Other Agreement.

         5.8 SEVERANCE AND TERMINATION PAYMENTS. Each Company agrees to pay, perform and discharge any and all severance payments and other Liabilities with respect to its employees who perform services for the Division that are owed to such employees on or before the Closing Date or that result from the transfer of the Purchased Assets and Assumed Liabilities or the transfer of the IPC Delaware Stock hereunder or the consummation of the transactions contemplated hereby (including any amounts owed to such employees under any employment or consulting agreements with a Company) and indemnify and hold harmless Buyer and its directors, officers and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, that any of the aforesaid may suffer or incur by reason of or relating to any Liabilities referred to in this Section 5.8.

         5.9 EMPLOYEES OF THE DIVISION. After the Closing, Buyer shall have the right, in its sole discretion, to hire any of the employees of the Companies who provide services to the Division, but Buyer shall not be obligated to hire any of such employees. Two weeks prior to the Closing, Buyer shall provide to EarthCare a list of those employees of the Companies providing services to the Division that the Buyer does not intend to hire immediately after the Closing. With respect to any such employee hired by Buyer, Buyer does not, by offering such employment, assume any responsibility for or liabilities with respect to such employee prior to Closing or any liability for severance or other benefits owed to such employee by a Company, which shall be paid, satisfied or otherwise discharged by such Company in accordance with the provisions of Section 5.8.

         5.10 CERTAIN TRANSITION MATTERS.

                  (a) COLLECTION OF ACCOUNTS RECEIVABLE. The Companies agree that Buyer, from and after the Closing, shall have the right and authority to collect for Buyer's own account all accounts receivable and other items that shall be transferred to Buyer as provided herein.

                  (b) ENDORSEMENT OF CHECKS. From and after the Closing, Buyer shall have the right and authority to retain and endorse without recourse the name of a Company on any check or any other evidence of indebtedness received by Buyer on account of the Division or any Purchased Asset transferred to Buyer hereunder.

                  (c) ASSUMED LIABILITIES CONTROLLED BY BUYER. From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. The Companies shall notify Buyer immediately of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Buyer, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability.

                  (d) INSURANCE. Following the Closing Date, the Companies shall, to the extent that coverage under any of the insurance policies extends to include the Division or the Purchased Assets or the assets of IPC Delaware in respect of claims or occurrences on or prior to the Closing Date, (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverage as occurs by virtue of the filing of claims in the ordinary course under such insurance policies; (ii) pay when due any premiums under such policies for such periods, including retrospective or retroactive premium adjustments; and (iii) use its best efforts to assist in filing and processing claims under, and otherwise cooperate with Buyer to allow it in its own name, or on behalf of the Companies, to obtain all coverage benefits applicable to the Division or the Purchased Assets or the assets of IPC Delaware under such insurance policies. Any proceeds of insurance paid by an insurer to a Company pursuant to the provisions of Section 6.5(b) shall be promptly paid to Buyer.

         5.11 WORKERS' COMPENSATION AND DISABILITY CLAIMS.

                  (a) COMPANIES' LIABILITY. The Companies shall remain liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all of its employees attributable to injuries, claims, conditions, events and occurrences occurring on or before the Closing Date.

                  (b) BUYER'S LIABILITY. Buyer shall be liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all former employees of the Companies hired by Buyer attributable to injuries, claims, conditions, events and occurrences first occurring after the Closing Date.

         5.12 COVENANT NOT TO COMPETE.

                  (a) RESTRICTION. Except as set forth on Schedule 5.12(a), from and after the Closing Date, no Company shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, partner or otherwise with, any entity conducting business under any name similar to the name of the Division, International Petroleum, Magnum Environmental or Buyer (other than for Buyer); provided, however, EarthCare and its Subsidiaries shall be entitled to continue to use the names "EarthCare" and "EarthAmerica" and their respective derivatives. For a period of five (5) years from and after the Closing Date, no Company shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as a stockholder, partner or otherwise with, any business that at any relevant time during such period engages in the business of the Division in the United States.

Ownership of not more than 5% of the outstanding stock of any publicly traded company shall not be a violation of this Section.

                  (b) NO INTERFERENCE WITH RESTRICTED CUSTOMERS. For a period of five (5) years from and after the Closing Date, no Company will, directly or indirectly, either:

                           (i) solicit, divert, take away or accept, or attempt
to solicit, divert, take away or accept, from Buyer the business of any Restricted Customer for any product or service of the Division sold (or offered for sale) during the 12-month period prior to the Closing Date; or

                           (ii) attempt or seek to cause any Restricted Customer
to refrain, in any respect, from acquiring from or through Buyer any product or service of the Division sold (or offered for sale) during the 12-month period prior to the Closing Date.

"Restricted Customer" means (A) any actual customer to whom goods or services were provided by a Company with respect to the Division during the 12-month period prior to the Closing Date and (B) any potential customer whom a Company in respect of the Division solicited (or actively considered soliciting) in the operation of the Division during the 12-month period prior to the Closing Date. For purposes of this Section 5.12 (b), to the extent a customer of a Company's or Affiliate's solid waste business places used oil in a solid waste container to be serviced by such Company or Affiliate and such Company or Affiliate is not aware of such practice by the customer and/or does not separately charge the customer for disposal of used oil products, such practice shall not be considered to be of the same nature as the products and services of the Division.

                  (c) NO INTERFERENCE WITH EMPLOYEES. For a period of five (5) years from and after the Closing Date, no Company will, directly or indirectly, request, induce or seek to induce any employee of Buyer to terminate his employment with Buyer, other than any such employee whose employment is terminated by Buyer (it being understood that general newspaper advertisements or other general circulation materials not specifically targeted at employees of Buyer will not be deemed to be requests or inducements hereunder).

                  (d) ENFORCEMENT. The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement, and the existence of any claim that a Company may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. The Companies agree that the remedies of Buyer at law for any breach or threat of breach by a Company of the provisions of this Section will be inadequate and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or in equity. In the event of litigation regarding these covenants not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred in enforcing or defending its rights hereunder. The length of time for which these covenants not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce these covenants. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision shall be deemed modified to the extent necessary to make it enforceable.

         5.13 INDEBTEDNESS. Except for customary trade accounts payable incurred in the ordinary course of business, approved by Buyer and fully accrued on the Final Closing Balance Sheet, all other third party indebtedness of EarthCare, in respect of the Division, and the EarthLiquids Subsidiaries, shall be repaid in full, or cancelled, by the Companies prior to or as of the Closing.

         5.14 NO SOLICITATION. Until such time, if any, as this Agreement is terminated pursuant to Article VI, the Companies will not and will not allow any of their respective directors, officers, employees or agent to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transactions involving the sale of the Division, the Purchased Assets (other than in the ordinary course of business), or any of the capital stock of the EarthLiquids Subsidiaries, or any merger, consolidation, business combination or similar transaction involving any of the EarthLiquids Subsidiaries, the Division or EarthCare in respect of or affecting the EarthLiquids Subsidiaries or the Division.

         5.15 CONFIDENTIALITY. The Companies and Buyer agree that the terms and conditions of this Agreement are to remain confidential, and no party shall issue any press release, make any announcements to the public or otherwise disclose any terms or conditions hereof except (i) to the employees of the Companies, (ii) with the prior written consent of the other party, which shall not be unreasonably withheld, and (iii) to the extent required by the Exchange Act or other applicable laws require public disclosure. Any party making a disclosure shall undertake in good faith to limit the manner and extent of such disclosure, requiring to the extent practical that the person or entity to whom the disclosure is made maintain the confidentiality of the disclosed terms and conditions to the extent possible.

         5.16 WARN ACT. In the event that Buyer intends not to hire employees of the Companies who provide services relating to the Division which exceed the minimum number of employees who may be terminated without requiring notification pursuant to the WARN Act, then Buyer shall notify the Companies of such intended action no later than 60 days prior to the Closing Date. The Companies shall take all actions necessary to comply with the WARN Act, and discharge all of their respective obligations to employees resulting from any termination of employment of such employees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI
                       CONDITIONS TO CLOSING; TERMINATION

         6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer at its sole option:

                  (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of EarthCare under the DGCL and EarthCare's Governing Documents, and, if necessary, by the requisite vote of the stockholders of each of the EarthLiquids Subsidiaries under its applicable law of incorporation and its Governing Documents.

                  (b) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of the Companies contained in this Agreement that are qualified as to materiality shall be true and correct, and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. The Companies shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them at or before the Closing.

                  (c) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Purchased Assets or assumption of the Assumed Liabilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

                  (d) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Division or the Purchased Assets or assets of IPC Delaware, or the commercial relationships, prospects or financial condition of the Division.

                  (e) COMPLIANCE WITH ENVIRONMENTAL LAWS. Buyer shall have obtained satisfactory assurances from the Companies that all matters relating to compliance with Environmental Laws by the Companies has been resolved, attended to or otherwise addressed so that the Companies with respect to the Division are in compliance with all applicable Environmental Laws prior to the Closing Date.

                  (f) CLOSING CERTIFICATE. The Companies shall have delivered a certificate, dated the Closing Date, in such detail as Buyer shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (b), (c), (d) and (e) of this Section 6.1.

Such certificate shall constitute a representation and warranty of the Companies with regard to the matters therein for purposes of this Agreement.

                  (g) NONCOMPETITION AGREEMENTS. Buyer shall have received executed noncompetition agreements from Donald F. Moorehead, Jr. and Harry M. Habets, in form and substance reasonably satisfactory to counsel for Buyer.

                  (h) CLOSING DOCUMENTS. Buyer shall have received the other documents referred to in Section 6.3. All agreements, certificates, opinions and other documents delivered by the Companies to Buyer hereunder shall be in form and substance satisfactory to counsel for Buyer, in the exercise of such counsel's reasonable professional judgment.

                  (i) OTHER ASSESSMENTS AND REVIEWS. By the Closing Date, Buyer shall be satisfied with all matters relating to the Division, the Purchased Assets, the IPC Delaware Stock and the assets and Liabilities of IPC Delaware, including without limitation, (i) all contracts, agreements, warranties, leases, licenses, properties and Permits, (ii) all of the books and records of the Division and (iii) the environmental condition of the Real Property.

                  (j) ESTOPPEL CERTIFICATES. Buyer shall have received an estoppel certificate from the lessor of each leasehold estate included in the Real Property, in form and substance satisfactory to Buyer.

                  (k) TITLE INSURANCE. Buyer shall have obtained for each parcel of Real Property owned by a Company a final marked commitment to issue to Buyer an owner's policy of title insurance, in a coverage amount equal to the fair market value of such Real Property, insuring good and marketable fee simple title to such Real Property, with mechanic's liens coverage and such endorsements as Buyer may have reasonably requested and with exceptions only for applicable standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession) and Permitted Encumbrances.

                  (l) OTHER DELIVERIES. Buyer shall have received from each Company with respect to the Real Property owned by such Company:

                           (i) surveys of such property that conform to the
standards set forth in the ALTA/American Congress on Surveying and Mapping Minimum Standard Detail Requirements for Land Title Surveys that disclose no state of facts inconsistent with the representations and warranties of the Company set forth in Section 3.15 hereof and that are otherwise acceptable to Buyer;

                           (ii) ALTA extended coverage statements/affidavits in
form and substance satisfactory to Buyer's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by Buyer or Buyer's title insurer; and

                           (iii) a certificate, duly executed and acknowledged
by an officer of the Company under penalty of perjury, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii), stating the name, address and federal tax identification number of the Company and stating that it is not a "foreign person" within the meaning of Section 1445 of the Code.

                  (m) CONSENTS. The Companies shall have received the consents, approvals and actions of the Persons referred to in Section 3.4.

                  (n) LOANS AND OTHER OBLIGATIONS. Except for customary trade accounts payable incurred in the ordinary course of business approved by Buyer and fully accrued on the Final Closing Balance Sheet, and except for the Companies' indebtedness to Bank of America, N.A. (who shall, as a condition of Closing release any and all of its Encumbrances upon the Purchased Assets at and as of the Closing), all third party indebtedness of the Companies relating to the Division, and any loans or obligations due to or from the Companies, shall be repaid in full or canceled by the Companies at or as of the Closing.

                  (o) BOARD APPROVALS. Buyer shall have received approval for the transactions contemplated hereby from its Board of Directors and from the Board of Directors of its parent corporation, United States Filter Corporation. Buyer shall have obtained all necessary consents and approvals for this transaction.

         6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES. The obligation of the Companies to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by the Companies, at their sole option:

                  (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

                  (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

                  (c) CLOSING CERTIFICATE. Buyer shall have delivered a certificate, dated the Closing Date, in such detail as the Companies shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 6.2. Such certificate shall constitute a representation and warranty of Buyer with regard to the matters therein for purposes of this Agreement.

                  (d) CLOSING DOCUMENTS. The Companies shall have received the other documents referred to in Section 6.4. All agreements, certificates, opinions and other documents delivered by Buyer to the Companies hereunder shall be in form and substance satisfactory to counsel for the Companies, in the exercise of such counsel's reasonable professional judgment.

         6.3 DELIVERIES AT THE CLOSING BY THE COMPANIES. The Companies shall deliver or cause to be delivered to Buyer at the Closing in form reasonably acceptable to the Buyer and the Companies:

                  (a) Stock certificates evidencing the IPC Delaware Stock duly endorsed in negotiable form or accompanied by stock powers duly executed by the recent holders thereof, in blank, with all transfer taxes, if any, paid in full.

                  (b) A bill of sale and instrument of assignment for the Purchased Assets duly executed by the Companies.

                  (c) A general warranty deed to each parcel of Real Property included in the Purchased Assets duly executed by the appropriate Companies.

                  (d) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents, patent applications and other Intellectual Property duly executed by the Companies.

                  (e) Title certificates to any motor vehicles included in the Purchased Assets, duly executed by the appropriate Companies (together with any other transfer forms necessary to transfer title to such vehicles).

                  (f) Certificates of the appropriate public officials to the effect that each of the Companies is a validly existing corporation in good standing in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, as of a date not more than ten (10) days prior to the Closing Date.

                  (g) An incumbency and specimen signature certificate of each of the Companies, dated the Closing Date, signed by the officers of such Company and certified by its Secretary.

                  (h) True and correct copies of (i) the Governing Documents (other than the bylaws) of each Company as of a date not more than ten (10) days prior to the Closing Date, certified by the Secretary of State of such Company's jurisdiction of incorporation and (ii) the bylaws of each Company as of the Closing Date, certified by the Secretary of such Company.

                  (i) A certificate of the Secretary of each Company (i) setting forth all resolutions of the Board of Directors, and stockholders if necessary, of the Company, authorizing the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby, and (ii) certifying that the Governing Documents of the Company, delivered pursuant to
Section 6.3(g), were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                  (j) The opinion of Becker & Poliakoff, P.A., legal counsel to the Companies, in substantially the form of Exhibit B.

                  (k) Evidence of termination and release, effective at or prior to Closing, of the employment agreements with the following individuals: Dale Shinsky, Deborah Mullen and Mike Wolfe.

                  (l) Estoppel certificates and assignments for the leased Real Property, duly executed and delivered.

                  (m) Such other agreements and documents as Buyer may reasonably request.

         6.4 DELIVERIES AT THE CLOSING BY BUYER. Buyer shall deliver or cause to be delivered to the Companies at the Closing in form reasonably acceptable to the Buyer and the Companies:

                  (a) The Purchase Price.

                  (b) An Assumption Agreement with respect to the Assumed Liabilities.

                  (c) A Certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in the State of Delaware as of a date not more than ten (10) days prior to the Closing Date.

                  (d) True and correct copies of (i) the Governing Documents (other than the bylaws) of the Buyer as of a date not more than ten (10) days prior to the Closing Date, certified by the Secretary of State of the Buyer's jurisdiction of incorporation and (ii) the bylaws of the Buyer as of the Closing Date, certified by the Secretary of the Buyer.

                  (e) A certificate of the Secretary or Assistant Secretary of the Buyer (i) setting forth all resolutions of the Board of Directors of the Buyer, authorizing the execution and delivery of this Agreement and the performance by the Buyer of the transactions contemplated hereby, and (ii) certifying that the Governing Documents of the Buyer, delivered pursuant to
Section 6.4(d), were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                  (f) The legal opinion of Thomas Witt, legal counsel to Buyer, in substantially the form of Exhibit C.

                  (g) Guaranty of United States Filter Corporation of the indemnification obligations of the Buyer contained in Article VII.

                  (h) Such other agreements and documents as the Companies may reasonably request.

         6.5 TERMINATION.

                  (a) TERMINATION. This Agreement may be terminated at any time prior to Closing by:

                           (i) mutual consent of Buyer and EarthCare;

                           (ii) Buyer, for any reason whatsoever and in its sole
and absolute discretion, within five (5) days after the delivery by the Companies to Buyer of all of the Schedules called for by the terms of this Agreement, within five (5) days after the delivery by the Companies to Buyer of any Schedules modifying any previously submitted Schedules, or if the Schedules have not all been delivered by the Schedule Delivery Date;

                           (iii) Buyer, if any of the conditions specified in
Section 6.1 hereof shall not have been fulfilled by November 30, 2001 and shall not have been waived by Buyer, or at any time prior thereto if, in the reasonable opinion of Buyer, such conditions will not be fulfilled by such date;

                           (iv) EarthCare, if any of the conditions specified in
Section 6.2 hereof shall not have been fulfilled by November 30, 2001 and shall not have been waived by EarthCare; and

                           (v) Buyer or EarthCare, if the parties are unable to
agree to the amount of the environmental hold back as set forth in Section 7.7.

         In the event of termination of this Agreement by either Buyer or EarthCare pursuant to clause (iii) or (iv) of the immediately preceding sentence, Buyer, on the one hand, and EarthCare, on the other hand, shall be liable to the other for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in Sections 7.2, 7.3 and 8.1 shall survive such termination; provided, however, in the event this Agreement is terminated pursuant to clause (iii) or (iv) due to the fact the SEC is conducting a review of the Proxy Statement in such a manner as will prevent the Closing from occurring on or before November 30, 2001 shall not constitute a breach of this Agreement by either Buyer or the Companies. Buyer and EarthCare shall also be entitled to seek any other remedy to which such parties may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance. Notwithstanding the foregoing, in the event that this Agreement is terminated by a party hereto pursuant to clause (iii) or (iv) of the first sentence of this Section solely as a result of a breach by the other party hereto of a representation or warranty of such other party as of a date after the date of this Agreement, which breach could not have been reasonably anticipated by such other party and was beyond the reasonable control of such other party, then the remedy of the party terminating this Agreement shall be limited solely to recovery of all of such party's costs and expenses incurred in connection herewith.

                  (b) CASUALTY DAMAGE. Notwithstanding anything else herein to the contrary, if on or prior to Closing, the Purchased Assets and/or assets of IPC Delaware (or any portion thereof) are damaged by fire or any other cause, for which the reasonable estimate of the immediate repair is more than $250,000, Buyer at its sole option, which may be exercised by written notice given to EarthCare within thirty (30) business days after Buyer's receipt of notice of such loss, may declare this Agreement null and void, or may close subject to reduction of the Purchase Price by the amount of any applicable insurance deductible paid by Buyer and assignment to Buyer of the proceeds from any insurance carried by the Companies covering such loss. If prior to Closing the Purchased Assets and/or assets of IPC Delaware (or any portion thereof) are damaged by fire or any other cause, for which the reasonable estimate of the immediate repair is $250,000 or less, such event shall not excuse Buyer from its obligations under this Agreement, but the Purchase Price shall be reduced by the amount of any applicable insurance deductible paid by Buyer and assignment to Buyer of the proceeds from any insurance carried by the Companies covering such loss. Nothing contained in this Section 6.5(b) shall be deemed to abrogate or limit in any manner any of the representations, warranties, covenants and agreements made by the Companies under this Agreement, nor any of Buyer's remedies with respect to the breach of any such representations, warranties, covenants or agreements by the Companies.

                                   ARTICLE VII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing. The representations and warranties set forth in Articles III and IV are cumulative, and any limitation or qualification set forth in any one representation and warranty herein shall not limit or qualify any other representation and warranty herein. Except for fraud and equitable relief and except as otherwise specifically set forth in this Agreement, the provisions of this Article VII provide the exclusive remedies of a party for indemnification for a breach of a representation or warranty or covenant or agreement contained in this Agreement.

         7.2 INDEMNIFICATION BY THE COMPANIES. Notwithstanding any term in this Agreement to the contrary, the Companies shall indemnify, defend, save and hold harmless Buyer and its officers, directors, employees, agents and Affiliates (collectively, "BUYER INDEMNITEES") from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious; collectively, "BUYER DAMAGES") asserted against, imposed upon, resulting to, required to be paid or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:

                           (i) a breach of any representation or warranty made
by a Company in this Agreement, in any certificate or document furnished pursuant hereto by a Company or in any Other Agreement to which a Company is or is to become a party; provided, however, notwithstanding any other language to the contrary contained in this Agreement, in any certificate or document furnished pursuant hereto by a Company or in any Other Agreement to which a Company is or is to become a party, for purposes of determining whether a breach of a representation or warranty in this Agreement, in any certificate or document furnished pursuant hereto by a Company or in any Other Agreement to which a Company is or is to become a party has occurred, such representations and warranties shall be read to disregard all materiality and Knowledge qualifiers contained therein and all limitations relating to the period of ownership of any assets by any Company;

                           (ii) a breach or nonfulfillment of any covenant or
agreement made by a Company in or pursuant to this Agreement or in any Other Agreement to which a Company is or is to become a party;

                           (iii) any Retained Liability;

                           (iv) noncompliance with or a violation of and any
Buyer Damages with respect to Environmental Laws;

                           (v) any Liability under any warranty (express or
implied), guarantee or other similar promise, or any contract or agreement given, issued, made or entered into by a Company on or before the Closing Date, or implied with respect to any such warranty, guarantee, contract or agreement; and

                           (vi) other than Assumed Liabilities, any Liability of
EarthCare or any of the EarthLiquids Subsidiaries existing on the Closing Date or arising out of any transaction entered into prior to the Closing Date.

         7.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, save and hold harmless the Companies and their respective agents, representatives, successors and permitted assigns (collectively, "COMPANY INDEMNITEES") from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, actions, etc., of third parties are meritorious; collectively, "COMPANY DAMAGES") asserted against, imposed upon, resulting to, required to be paid or incurred by any Company Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:

                           (i) a breach of any representation or warranty made
by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or in any Other Agreement to which Buyer is a party;

                           (ii) a breach or nonfulfillment of any covenant or
agreement made by Buyer in or pursuant to this Agreement or in any Other Agreement to which Buyer is a party; and

                           (iii) any Assumed Liability.

         7.4 LIMITATION OF LIABILITY. Notwithstanding the foregoing, the indemnification obligations of the parties pursuant to this Article VII shall be subject to the following limitations:

                  (a) THRESHOLD. No indemnification shall be made under clause
(i) of Section 7.2 or clause (i) of Section 7.3 until Damages in the aggregate reach $110,000, in which event Buyer, or the Companies, as applicable, shall be entitled to the full amount of such Damages, subject to Section 7.4(b) and the exceptions thereto.

                  (b) CEILING. No indemnification shall be made under clause (i) of Section 7.2 or clause (i) of Section 7.3 to the extent that Damages exceed seventy percent (70%) of the Purchase Price and the amount of all Contingent Payments paid pursuant to Section 2.11.

                  (c) TIME PERIOD. An Indemnifying Party shall be obligated to indemnify an Indemnified Party with respect to any claim for Damages as follows:

                           (i) by virtue of clause (i) of Section 7.2 or clause
(i) of Section 7.3 only for those Damages as to which the Indemnified Party has given the Indemnifying Party written notice thereof within 18 months after the Closing Date;

                           (ii) by virtue of a breach of any representation or
warranty relating to those matters governed by Sections 3.8 or 3.21, the liability of the Companies shall be limited to Buyer Damages as to which such written notice shall have been given within the period of the applicable federal and state statutes of limitations related to such matters;

                           (iii) by virtue of a breach of any representation or
warranty relating to those matters governed by Section 3.22 or under clause (iv) of Section 7.2, the liability shall be limited to Buyer Damages as to which such written notice shall have been given within seven (7) years after the Closing Date;

                           (iv) by virtue of fraud, liability shall be limited
as to the period of the applicable statute of limitations;

                           (v) by virtue of the breach of any representation or
warranty contained in Article III herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading, the liability of the Companies shall not be limited as to time; and

                           (vi) by virtue of the breach of any representation or
warranty relating to those matters governed by Sections 3.1, 3.2, 3.11 (as to title), 3.15 (as to title), 3.20 (as to title) or 3.25, the liability of the Companies shall not be limited as to time.

                  (d) FRAUD; INTENTIONAL MISREPRESENTATION. The limitations set forth in Section 7.4(a) and (b) shall not apply to Damages arising out of (i) fraud, (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading,
(iii) negligent misrepresentation or (iv) the breach by a Company of the representations and warranties set out in Sections 3.1, 3.2, 3.8, 3.11 (as to title), 3.15 (as to title), 3.20 (as to title), 3.21, 3.22 or 3.25.

         7.5 NOTICE OF CLAIMS. If any Buyer Indemnitee or Company Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the

"INDEMNIFYING PARTY") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which an Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VII or otherwise except to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party. In the event Buyer makes a claim with respect to the uncollectability of any Receivable pursuant to a breach of a representation or warranty contained in Section 3.10, then upon payment of such claim, Buyer shall turn over such uncollected receivable to EarthCare.

         7.6 THIRD PARTY CLAIMS. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit that it agrees in writing is subject in full to indemnification pursuant to the terms of this Article VII, and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party undertakes to conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; and (iii) the Indemnifying Party shall not consent to any settlement for any amount greater than the total amount that would be available to the Indemnified Party pursuant to a valid claim for indemnification under the terms of this Agreement. To the extent the Indemnifying Party does not agree in writing to conduct or control the conduct and defense of any third party claim, action or suit within a reasonable period of time following receipt of notice thereof or in any event within five (5) days after receipt of such notice, and the Indemnified Party defends against or otherwise conducts such action, suit or claim, the Indemnified Party may retain counsel and control, defend against, negotiate, settle or otherwise deal with such proceeding, claim or demand. The costs of the Indemnified Party in undertaking such actions shall be included in the indemnification obligation of the Indemnifying Party.

         7.7 SECURITY DEPOSIT.

                  (a) DELIVERY, GENERALLY. In order to secure the obligations of the Companies under this Agreement, including those set forth in Section 7.2, as well as payment of any Post-Closing Purchase Price Adjustment (in the event payment is not received pursuant to Article II) and any other obligations of the Companies under this Agreement, Buyer shall be entitled to retain as a security deposit (the "SECURITY DEPOSIT") for the benefit of the Buyer Indemnitees a portion of the Purchase Price in an amount equal to $4,365,000, plus an amount to be mutually determined by Buyer and EarthCare for environmental issues related to the Wilmington, Delaware facility (the "SECURITY ACCOUNT"), subject to the provisions of a mutually acceptable agreement (the "SECURITY AGREEMENT") between Buyer and EarthCare, for the period of time described in the Security Agreement.

                  (b) INTEREST. Interest shall accrue on the amounts held in the Security Account at the rate of 2.25% per annum. All interest accruing on the amounts held in the Security Account shall be paid to the party receiving the funds, in the proportion the amount received bears to the total amount of the Security Deposit. Upon distribution of such funds in accordance with this Agreement and/or the Security Agreement, any taxes due or payable with respect to such interest or earnings shall be paid by the party receiving such funds.

                  (c) PAYMENT. Without limiting the obligations of the Companies hereunder, all indemnification payments under this Article VII shall be made first by distributions from the Security Account, and any indemnification payments under this Article VII not covered by the Security Account shall be made promptly in cash or by wire transfer of immediately available funds.

         7.8 APPOINTMENT OF REPRESENTATIVE. William W. Solomon, Jr. has been appointed by the Companies as their representative (the "REPRESENTATIVE") under this Agreement and the Security Agreement, and in such capacity, the Representative shall have the authority to take all actions and make the decisions required to be made by the Companies hereunder and pursuant to the provisions of the Security Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 COSTS AND EXPENSES. Subject to Sections 8.10 and 8.12, Buyer, and the Companies shall each pay their respective expenses, brokers' fees and commissions incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement. All transfer taxes incurred as a result of the transfer of the Purchased Assets and the IPC Delaware Stock shall be paid by the Buyer.

         8.2 PRORATION OF EXPENSES. All accrued expenses associated with the Real Property included in the Purchased Assets or owned by IPC Delaware, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Buyer and the Companies as of the Closing Date. Buyer and the Companies shall settle such amounts promptly following Closing.

         8.3 FURTHER ASSURANCES. The Companies shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets and IPC Delaware Stock to Buyer.

         8.4 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid; (ii) upon delivery, if sent by hand delivery; (iii) upon delivery, if sent by prepaid courier, with a record of receipt; or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

                           (i)      if to Buyer, to:
                                    U.S. Filter Recovery Services
                                    (Mid-Atlantic), Inc.
                                    c/o United States Filter Corporation
                                    55 Shuman Boulevard
                                    Naperville, Illinois 60563
                                    Attention: General Counsel
                                    Telecopy: (630) 717-4594

                                    with a required copy to (which shall not constitute notice):

                                    Sutherland Asbill & Brennan LLP
                                    999 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309
                                    Attention: Mark D. Wasserman
                                    Telecopy: (404) 853-8806


                           (ii)     if to any of the Companies, to:
                                    EarthCare Company
                                    14901 Quorum Drive, Suite 200
                                    Dallas, Texas 75254-6717
                                    Attention: William W. Solomon, Jr.
                                    Telecopy: (972) 858-6024

                                    with a required copy to (which shall not constitute notice):
                                    Becker & Poliakoff, P.A.
                                    401 East Jackson Street
                                    Suite 2400
                                    Tampa, Florida 33602
                                    Attention: Clifford J. Hunt
                                    Telecopy: (813) 222-7519

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice to the other party hereto in conformity with the foregoing.

         8.5 OFFSET; ASSIGNMENT; GOVERNING LAW. Buyer shall be entitled to offset against or recoup from any amounts due from Buyer to a Company hereunder or under any Other Agreement (other than amounts owing by Buyer pursuant to an employment agreement) any obligations of a Company to Buyer hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may make assignments to any Affiliate of Buyer. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law doctrines.

         8.6 AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

         8.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.2 and 7.3 relating to Buyer Indemnitees and Company Indemnitees.

         8.8 SEVERABILITY. Subject to the provisions of Section 5.10, if any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         8.9 GOOD FAITH EFFORTS TO SETTLE DISPUTES; MEDIATION. Subject to the provisions of Article II, Buyer and the Companies agree that, prior to commencing any litigation against any party hereto concerning any matter with respect to which a dispute exists in connection with this Agreement or any Other Agreement (including, without limitation, any matter with respect to which a party intends to claim a right of indemnification under Article VII), representatives of such parties having requisite authority shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute. In the event that the parties are unable to resolve the matter or matters in dispute amicably within thirty (30) days after giving notice of the dispute to the other parties, the parties shall submit all matters still in dispute to mediation by a mediator at a venue chosen by the parties. If the venue for mediation is not chosen within forty (40) days after delivery of the notice of dispute, the mediation shall be held in Dallas, Texas. If the mediator is not selected within forty (40) days after delivery of the notice of dispute, the mediator shall be chosen by the American Arbitration Association ("AAA") of the applicable venue, and the mediator to be appointed by the AAA shall be a lawyer, judge or retired judge who has conducted at least three commercial mediations in the preceding three (3) year period and who has practiced law or presided over at least three (3) cases or mediations in the area of mergers and acquisitions. The mediation shall be conducted under such procedures as the parties may agree, or, failing such agreement, under the Commercial Mediation Rules of the AAA. All costs and expenses of mediation shall be paid by the party incurring such costs and expenses and the costs and expenses of the mediator shall be equally split by EarthCare and the Buyer. The limitations set forth in this Section 8.9 shall not impair or affect the rights of any of the parties to seek in any forum non-monetary equitable relief, including (without limitation) specific performance or injunctive relief, to redress any default or breach of this Agreement or any breach of a representation, warranty, covenant or agreement herein or in any Other Agreement executed in connection herewith and shall not limit or affect the rights of any of the parties to seek redress in any forum for any Damages arising out of fraud by any other party hereto.

         8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

         8.11 ATTORNEYS' FEES. If either party commences or is made a party to an action or proceeding to enforce or interpret this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party all attorneys' fees, costs and expenses incurred in connection with such action or proceeding or any appeal or enforcement of any judgment obtained in such action or proceeding.

         8.12 BULK SALES. The parties hereto waive compliance with the provisions of any bulk sales law applicable to the transactions contemplated hereby, and, notwithstanding any provision in this Agreement to the contrary, the Companies hereby agree to hold Buyer harmless from and against all claims asserted against the Purchased Assets or Buyer pursuant to such bulk sales laws.







                     [Signatures are on the following page.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                       BUYER:

                                       U.S. FILTER RECOVERY SERVICES
                                       (MID-ATLANTIC), INC.


                                       By:
                                          --------------------------------------
                                          Name: Michael Togneri
                                          Title: President



                                       By:
                                          --------------------------------------
                                          William W. Solomon, Jr.
                                          Vice President and Chief Financial
                                          Officer of EarthCare Company,
                                          EarthLiquids Company, Magnum
                                          Environmental Services, Inc., Magnum
                                          World Enterprises, Inc., Director of
                                          Magnum Property Development
                                          Corporation, Director of Magnum
                                          Property Development Corporation, the
                                          General Partner of Magnum Northeast
                                          Properties, Ltd., Director of Magnum
                                          Property Development Corporation, the
                                          General Partner of Magnum West Coast
                                          Properties, Ltd., Director of Magnum
                                          Property Development Corporation, the
                                          General Partner of Magnum East Coast
                                          Properties, Ltd., Vice President and
                                          Chief Financial Officer of
                                          International Petroleum Corporation,
                                          International Petroleum Corporation of
                                          Maryland, International Petroleum
                                          Corporation of Louisiana,
                                          International Petroleum Corporation of
                                          Delaware, International Petroleum
                                          Corporation of Georgia, International
                                          Petroleum Corporation of Lafayette,
                                          International Petroleum Corporation of
                                          Pennsylvania, and International
                                          Environmental Services, Inc.

                                     ANNEX B


                 FAIRNESS OPINION FROM WM. H. MURPHY & CO., INC.

                            WM. H. MURPHY & CO., INC.
                               Investment Bankers
                         2200 Post Oak Blvd., Suite 514
                              Houston, Texas 77056
                     Tel: (713) 965-9494 Fax: (713) 965-9497


October 8, 2001


The Special Committee of the
Board of Directors of the EarthCare Company
14901 Quorum Drive, Suite 200
Dallas, Texas 75240


To the Special Committee:

         Wm. H. Murphy & Co., Inc. ("Murphy") understands that U.S. Filter Recovery Services (Mid-Atlantic), Inc. (the "Offerer"), intends to make an offer (the "Offer") to acquire from EarthCare Company ("EarthCare") the assets (with certain exceptions) of its EarthLiquids division ("EarthLiquids") and the issued and outstanding shares of capital stock of International Petroleum Corporation of Delaware for an aggregate purchase price equal to $35,000,000.00 (the "Purchase Price") in cash plus potential contingent payments totaling $5 million dollars in years 2002-2004.

         Pursuant to the terms of an engagement letter dated August 1, 2001, a special committee (the "Special Committee") of the Board of Directors (the "Board of Directors") of EarthCare retained the services of Murphy to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid to EarthCare in connection with the Offer.

Credentials

         Murphy is an independent American investment broker dealer, member NASD and SIPC, whose business includes corporate finance, mergers and acquisitions, equity, fixed income sales and investment banking. As part of our investment banking business, we engage in the valuation of businesses and securities. This engagement and the scope of services to be rendered have been approved by the directors of Murphy, each of whom is experienced in merger, acquisition, divestiture, valuation, and fairness opinion matters.

Scope of Review

         In connection with this opinion, we reviewed and relied upon, among other things, the following:

(i) Drafts of the Stock and Asset Purchase Agreement between EarthCare, certain wholly owned subsidiaries of EarthCare, and the Offerer dated July 31, 2001, August 22, 2001, September 28, 2001, along with comments to each draft made by the Chief Financial Officer of EarthCare;

(ii) EarthCare's publicly available regulatory filings, including audited financial statements for the fiscal years ended December 31, 1998 through December 31, 2000 and quarterly unaudited financial statements for the first quarter ending March 31, 2001 and second quarter ending June 30, 2001;

(iii) EarthCare's unaudited financial information relating to the months ended June 30, 2001 and July 31, 2001;

(iv) Details of EarthCare's options outstanding to executives, directors, employees and others including a detailed option summary as of December 31, 2000;

(v) EarthCare's corporate income tax returns for the years 1998 through 2000;

(vi) Information relating to EarthCare's debt financing from Bank of America;

(vii)    EarthCare's employment agreements as appropriate;

(viii) Review of Correspondence between EarthCare's outside counsel relating to outstanding litigation matters as appropriate,

(ix) EarthCare's accounts receivable aging, inventory aging summary, and non-saleable inventory as of December 31, 2000 and six months ending June 30, 2001,

(x) Information relating to EarthCare's margins and profitability for the year ended December 31, 2000 and six months ending June 30, 2001;

(xi) EarthLiquids budgets, prepared by management, for the year ended December 31, 2001,

(xii) Strategic plan for EarthLiquids prepared by EarthCare's senior management;

(xiii)   Existing valuation analysis of the EarthLiquids division;

(xiv) Discussions with the Special Committee and EarthCare's senior management;

(xv) Certificate from senior officers at EarthCare attesting to the accuracy and completeness of information provided to Murphy; and

(xvi) Such other information, discussions, or analyses as we consider appropriate in the circumstances.

Assumptions and Limitations

         We have relied upon and assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources or information provided to us by EarthCare or otherwise pursuant to our review. We have relied as to all legal, accounting, and tax matters with respect to this offer on legal counsel, accountants and other financial advisors of EarthCare. We did not attempt to independently verify the accuracy or completeness of any such information, data, advice, opinions and representations.

         Murphy's opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the period of the engagement and the conditions and prospects, financial and otherwise, of EarthCare and EarthLiquids as they were represented to Murphy in our discussions with management of EarthCare.

         In connection with our analysis, we made assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved with the Offer. We believe these assumptions to be reasonable with respect to EarthCare and the industry in which it operates.

         In our analysis we have allocated no value to any potential contingent payments and have also deducted the $4.9 million security deposit to be held back from the purchase price by the Offerer as security for the EarthCare's obligations under the stock and asset purchase agreement.

         We believe that our opinion must be considered as a whole and that selecting portions, without considering all factors and analyses together, could create a misleading view of the process underlying the opinion rendered, and is not necessarily susceptible to partial analyses or summary descriptions. Any attempt to do so could lead to undue emphasis on any particular factor.

         Our opinion is provided for the exclusive use of the Special Committee and the Board of Directors and other than as provided herein is not to be communicated to other persons, without our express prior written consent. Murphy consents to the inclusion of a written opinion in its entirety and any references to such written opinion in any prospectus, proxy statement, information circular or solicitation/recommendation statement, as the case may be, required to be distributed to EarthCare's shareholders in connection with the Offer so long as such inclusion or reference is in form and substance reasonably acceptable to Murphy.

Methodology

         We used a variety of financial and comparative reviews, including those described below. We did not attribute any particular weight to any specific review or factor considered, but rather made qualitative judgments based on our experience in rendering such opinions and on the circumstances and information as a whole.

         In assessing the Offer, as to whether the consideration to be offered (the "Offer Value") is fair from a financial point of view, we:

         (i) compared the Offer Value to the historical market prices for the other businesses,

         (ii) compared the Offer Value to the value implied by analyses of comparable companies and comparable transactions,

         (iii) compared the Offer Value to the value implied by discounted cash flow analyses,

         (iv) reviewed with EarthCare management the likelihood of a party, other than the Offerer, being interested in acquiring EarthLiquids on terms more favorable than those of the Offer; and

         (v) considered any factors or analyses that we judged, based on our experience, to be relevant.

         Our opinion is limited to the fairness, from a financial point of view, of this Offer. We render no opinion as to the merits of the business decision of EarthCare to sell those assets.

         We have acted as financial advisor to the Special Committee in connection with this Offer. We will receive a fee for our services, including delivery of this oral opinion; furthermore, EarthCare has agreed to indemnify us for certain liabilities arising out of our engagement.

CONCLUSION

         Based upon, and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer is fair, from a financial point of view, to EarthCare and its Stockholders.


                                         Yours Very Truly,


                                         WM. H. MURPHY & CO., INC.

                                          /s/ WILLIAM H. MURPHY
                                         ---------------------------------------
                                         By: William H. Murphy, President